As filed with the Securities and Exchange Commission on December 1, 2000
                                             Registration No. _______________

=============================================================================

                   U. S. Securities and Exchange Commission
                            Washington, D.C. 20549

                                  FORM S-4

                            Registration Statement
                       under the Securities Act of 1933
                            _____________________

                            PACIFIC WEBWORKS, INC.
                       (Name of issuer in its charter)

        Nevada                      7372                  87-0627910
(State of incorporation) (Primary Standard Industrial   (I.R.S. Employer
                           Classification Code Number)   Identification No.)


                              1760 Fremont Drive
                          Salt Lake City, Utah 84104
                                (801) 578-9020
           (Address and telephone number of registrant's principal
              executive offices and principal place of business)
                    _____________________________________

                         Christian Larsen, President
                              1760 Fremont Drive
                          Salt Lake City, Utah 84104
                                (801) 578-9020
          (Name, Address and telephone number of agent for service)
                    _____________________________________

                                  Copies to:

                             Cindy Shy, Attorney
                               Cindy Shy, P.C.
                              525 South 300 East
                         Salt Lake City, Utah 84111
                                (801) 323-2392

    Approximate date of commencement of proposed sale of the securities to the public:
     As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                       Calculation of Registration Fee
______________________________________________________________________________
                                    Proposed     Proposed
                                    maximum      maximum
Title of each         Amount        offering     aggregate       Amount of
class of securities   to be         price per    offering        registration
to be registered      registered    unit         price           fee
_____________________________________________________________________________
Common stock          2,800,000(1)  $   0.16(2)  $ 2,948,132.80  $  778.31
______________________________________________________________________________
(1) Based upon the maximum number of shares that may be issued in the transactions described herein.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the bid and asked prices of the Logio, Inc.'s common stock on November 28, 2000.


Pacific WebWorks, Inc., hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

To our stockholders:                                        [date]


     You are cordially invited to attend a special meeting of stockholders of Logio, Inc. on January 16, 2001 at the offices of Pacific WebWorks, located at 1760 Fremont Drive, Salt Lake City, Utah, at 10:00 a.m. local time.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Special Meeting of Stockholders and the prospectus/proxy statement.

     It is important that you use this opportunity to take part in the affairs of Logio, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     We look forward to seeing you at the meeting.

     Having dispensed with the formalities, I would like to share some of my thoughts concerning Logio, our past and our future, and on the matters to be voted on at the upcoming stockholders meeting.

     Since our last stockholder meeting held on June 2, 2000 we have continued to address many challenging issues. Our industry and our financial markets have undergone major adjustments, overhauls and upheaval over the past ten months. In an effort to move forward in spite of these obstacles we have made significant changes in our operations and have thoroughly reviewed our options for moving ahead.

     We began by reorganizing our executive management team, including my appointment as president and chief executive officer of the Company. Immediately thereafter we undertook an evaluation of all aspects of the Company's operations, including product development, sales and marketing, product positioning, employees and management, contracts and agreements, and the significant costs being incurred throughout these areas.

     As a result of this evaluation, coupled with the distinct changes occurring in the Internet portal arena, we repositioned our strategic direction and abandoned the Internet portal concept to focus on the syndication of our business content and directory technology to corporate Intranet and other closed networks. We reduced our number of employees significantly, we negotiated and settled expensive contracts that did not contribute to our syndication model, and we aggressively pursued additional capital sources.

     In addition to the careful attention we paid to our expenses, we established sales goals and closely monitored the results of our sales efforts. All of these steps were taken in an effort to reduce losses and initiate the generation of revenues at Logio. Sales of the Company's directory, however, did not meet expectations and despite our significant decrease in costs, the Company continued to suffer losses.

     As a result of these ongoing losses, the continued decline in the market price for the Company's common stock and the severe adjustments being experienced in the financial markets in general, the Company's agreed upon funding was withdrawn and previously available funding sources became unavailable.

     Due to Logio's capital constraints, which severely limited our ability to build a satisfactory sales team and to continue the development of our directory product, our board of directors approved the pursuit of a merger or acquisition candidate. Given management's determination that our directory would be a powerful supplement to a software tools provider or an application service provider (ASP), we turned our attention to finding the right party.

     During the course of our investigation we consulted with Pacific WebWorks, Inc., a Salt Lake City business software technology company, for ideas concerning the possible application of our product in ASP environment. During the course of these discussions it became apparent that Logio and Pacific, at least partially, shared target markets, business models, development goals and financial markets. These discussions ultimately resulted in the September 28, 2000 execution of a letter of intent providing for Pacific's acquisition of Logio, Inc. With the execution of the letter of intent we embarked upon a thirty (30) day due diligence period, during which time we have closely scrutinized Pacific's operation.

     Having concluded our due diligence, the management and board of directors of Logio believe that this acquisition represents the best available option for the Company to move forward and increase stockholder value. The management, development, engineering and sales resources available at Pacific will greatly enhance our ability to expose our products and technologies to the marketplace. This transaction would also allow the Company to capitalize on the impressive equipment infrastructure that it created in connection with our earlier directory portal model.

    We have experienced many challenges at Logio, Inc. since our move into the public market in July of 1998. We have made significant progress in many areas and have experienced disappointment in others. Our stockholders have felt the impact of each of these extremes. As a Company, we are grateful for our stockholders and for their support, and we pledge our continued efforts in maximizing stockholder value. We believe that Pacific's acquisition of Logio represents the first step in fulfilling this pledge.


                              Thank you,




                              Kenneth Bell,
                              President, Chief Executive Officer

              _________________________________________________
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held January 16, 2001
              _________________________________________________

       Dear Stockholders:

          It is my pleasure to invite you to a special meeting of the stockholders of Logio, Inc., which will be held on January 16, 2001, at 10:00 a.m. local time, at the offices of Pacific WebWorks, located at 1760 Fremont Drive, Salt Lake City, Utah. The purposes of the meeting will be to:

       * Approve and adopt the Agreement and Plan of Reorganization, dated October 31, 2000, between Logio and Pacific WebWorks, Inc.

       * Transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on October 31, 2000 are entitled to vote at the meeting, or any adjournment or postponement of the meeting. We are mailing proxy solicitation material to our stockholders commencing on or about December 15, 2000. We must receive your proxy on or before January 8, 2001 in order for your proxy to be voted at the meeting.

     You are invited to attend the meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached proxy statement and sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting.

                                        By Order of the Board of Directors,


                                        By: Thomas Eldredge
                                               Secretary
Salt Lake City, Utah
December __, 2000

                         PROSPECTUS - PROXY STATEMENT
 ____________________________________________________________________________

                            SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
______________________________________________________________________________

                            Pacific WebWorks, Inc.
                             a Nevada corporation

     Offer to exchange each outstanding share of Logio, Inc. common stock for shares of Pacific WebWorks, Inc. common stock
                                ______________


--------------------------------    We are offering to exchange one
| See "Risk Factors" beginning  |   common share of our authorized but
|  on page 8 for a discussion   |   unissued shares of common stock for 6.6
|  of certain factors that you  |   shares of Logio, Inc. common stock.
|    should consider in         |
|  connection with the offer.   |   The purpose of the exchange is to
|     ____________________      |   acquire Logio as our wholly-owned
|                               |   subsidiary. We have filed a registration
|      Trading  Symbol          |   statement to register the shares
|                               |   to be issued in the exchange. We will
|   NASD OTC Bulletin Board     |   not receive any proceeds from the
|          "PWEB"               |   exchange of shares.
| High bid and low asked prices |
|    on November 24, 2000:      |   This prospectus/proxy statement is being
| $1.41 and $1.28, respectively.|   provided to the stockholders of Logio's
|_______________________________|   common stock in connection with
                                    solicitation of proxies for stockholder
                                    approval of the acquisition agreement.
                                    The special meeting of Logio's
                                    stockholders will be held January 16,2001.

                                    To Pacific WebWorks stockholders: We are not asking you for a proxy and you are requested not to send a proxy.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.
          Any representation to the contrary is a criminal offense.


              Prospectus/proxy statement dated December __, 2000

                              TABLE OF CONTENTS

                      INFORMATION ABOUT THE TRANSACTION

Summary....................................................................4
Summary Term Sheet.........................................................5
Risk Factors...............................................................8
Terms of the Acquisition...................................................10
Interests of Experts and Counsel...........................................14
Disclosure of Commission's Position on Indemnification
  for Securities Act Liability.............................................14
Pro Forma Financial Information............................................14

                      INFORMATION ABOUT PACIFIC WEBWORKS

Business...................................................................18
Properties.................................................................24
Legal Proceedings..........................................................24
Market for Common Equity and Related Stockholder Matters...................24
Selected Financial Data....................................................25
Management's Discussion and Analysis of Financial Condition and
  Results of Operations....................................................26
Changes in and Disagreements With Accountants on Accounting
  and Financial Disclosure.................................................30

                           INFORMATION ABOUT LOGIO

Business...................................................................31
Properties.................................................................36
Legal Proceedings..........................................................36
Selected Financial Data....................................................36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................37
Changes in and Disagreements With Accountants on Accounting and
  Financial Disclosure.....................................................43

                      VOTING AND MANAGEMENT INFORMATION

Information Regarding the Meeting..........................................45
Questions and Answers Regarding the Meeting................................45
Logio Voting Securities and Principal Holders..............................46
Dissenters' Rights.........................................................48
Management.................................................................48
Principal Holders of Pacific WebWorks Shares...............................51
Certain Relationships and Related Transactions.............................52

                             FINANCIAL STATEMENTS

Index to Financial Statements..............................................53

                                 APPENDICIES

Appendix A: Nevada Revised Statutes Dissenters Rights...................App-2
Appendix B: Logio Stockholder's Demand Form.............................App-9

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Pacific WebWorks has filed a registration statement on Form S-4 to register the shares of Pacific WebWorks common stock to be issued in these transactions. As allowed by the SEC rules, the prospectus/proxy statement does contain all the information provided in the registration statement. That information is available without charge to you upon written or oral request. In addition, Pacific WebWorks undertakes to respond to requests for information that are incorporated by reference into this prospectus/proxy statement within one business day of receipt of the request. Pacific WebWorks will send the copies of the incorporated document by first class mail or other equally prompt means. You must address your request to:

    Investor Relations
    Pacific WebWorks, Inc.
    1760 Fremont Drive
    Salt Lake City, Utah 84104
    (801) 578-9020

    As allowed by the SEC rules, this prospectus/proxy statement does not include all the business and financial information about Logio. That information is available without charge to you upon written or oral request. You must address your request to:

    Investor Relations
    Logio, Inc.
    405 East 12450 South, Suite B
    Draper, Utah 84020
    (801) 816-9904

     This prospectus/proxy statement incorporates by reference the Agreement and Plan of Reorganization, dated October 31, 2000 by and between Pacific WebWorks and Logio and that document is deemed to be part of this prospectus/proxy statement.

     To obtain timely delivery, you must request the information no later than January 8, 2001.

                      INFORMATION ABOUT THE TRANSACTION
                       --------------------------------

                                   SUMMARY

     The following is a summary of certain important terms of this transaction and related information. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this prospectus/proxy statement and in the accompanying appendices.

The Companies

       Pacific WebWorks, Inc.                  Logio, Inc.
       1760 Fremont Drive                      405 East 12450 South, Suite B
       Salt Lake City, Utah 84104              Draper, Utah 84020
       (801) 578-9020                          (801) 816-9904


     Pacific WebWorks, Inc. ("Pacific WebWorks") develops business software technologies for Internet merchants. Our premier product, Visual WebTools(TM), allows small to medium sized business owners to expand their business onto the Internet. Our product lets a business create, manage,
maintain and edit its own web site.   Our wholly-owned subsidiary, IntelliPay,
Inc., provides online, secure, and real-time payment processing. Pacific WebWorks also owns World Commerce Network, LLC, which promotes and sells products of Pacific WebWorks, IntelliPay Inc. and other vendors as we may
choose.   See, "Information About Pacific WebWorks," starting on page 18.

     Logio, Inc., formerly WordCruncher Internet Technologies, Inc., is a development stage company historically engaged in the development and marketing of a focused Internet directory and search engine which serves the needs of the business professional. Logio launched its web site, logio.com, on March 19, 2000. The web site was designed to provide a broad spectrum of the information and services that are required by business people in their daily work activities. In June 2000, Logio shifted its business model towards the generation of revenues from set-up and maintenance fees from the sale of its directory in private label form to certain Internet sites and corporate Intranet. Logio is uncertain as to when it will emerge from the development stage. See, "Information About Logio," starting on page 31.

This Transaction

     On October 31, 2000, Pacific WebWorks and Logio entered into an Agreement and Plan of Reorganization in which Pacific WebWorks agreed to acquire Logio as a wholly-owned subsidiary through a stock-for-stock exchange. This acquisition is contingent upon the approval of the stockholders of Logio and this prospectus/proxy statement will be provided to those stockholders so that they can make an investment decision whether to surrender their Logio shares for Pacific WebWorks shares. The material terms of the agreement are as follows:

                              Summary Term Sheet

(1) Pacific WebWorks intends to acquire 100% of the issued and outstanding common stock of Logio as of October 31, 2000 in a stock-for-stock exchange. See "Summary of Terms of the Acquisition Agreement," on page 11.

(2) Pacific WebWorks will exchange 2.8 million shares of its common stock for approximately 18.4 million shares of Logio common stock, or an exchange ratio of 6.6 Logio shares for one Pacific WebWorks share. See " Summary of Terms of the Acquisition Agreement." on page 11.

(3) The acquisition is contingent upon stockholder approval by a majority of Logio's stockholders and Logio expects to obtain stockholder approval at a special meeting of its stockholders to be held January 16, 2001. See "Voting and Management Information," starting on page 45.

(4) The acquisition is contingent upon registration of the 2.8 million Pacific WebWorks shares. Pacific WebWorks expects to file a registration statement on Form S-4 to register the shares under the Securities Act. The exchange can not occur until the SEC declares the registration statement on Form S-4 effective. See "Summary of Terms of the Acquisition Agreement," starting on page 11.

(5) Upon completion of the acquisition Logio will be a wholly-owned subsidiary of Pacific WebWorks. See "Summary of Terms of the Acquisition Agreement," on page 11.

(6) Pacific WebWorks plans to structure the acquisition as a tax-free, stock-for-stock transaction which complies with the provisions of
     Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. See "Certain Federal Income Tax Consequences," on page 14.

(7) Termination of the agreement may occur if either party fails to comply in any material respect with the covenants and agreements or if any representations or warranties in the acquisition agreement are materially inaccurate. The parties may terminate the agreement by mutual consent. See "Summary of Terms of the Acquisition Agreement," starting on page 11.

(8) Upon completion of the acquisition Logio's stockholders will hold approximately 15.8% of the issued and outstanding shares of Pacific WebWorks. See "Material Differences in Rights of Security Holders," on page 13.

      Stockholder Approval. The principal purpose of the Logio special meeting is to consider, approve and adopt the acquisition agreement which will
result in the acquisition of Logio as a subsidiary.   Only holders of record
of Logio common stock on October 31, 2000 will be entitled to notice and to vote at the Logio special meeting. On that date, Logio had 18,425,830 common shares issued and outstanding. According to Logio's Articles of Incorporation and bylaws, a majority of the common stock outstanding, or more than 9,212,915 common shares must be present or represented by proxy at the special meeting to establish a quorum. A majority of the quorum must vote in favor of the acquisition. Logio's officers and directors beneficially own 5,209,138 common shares, or 28.3%, of the shares entitled to vote. See, "Logio Voting Securities and Principal Holders" starting on page 46.

      Logio stockholders have dissenters rights of appraisal and must exercise those rights in accordance with Nevada law. Dissenters rights will expire
January 22, 2001.   See, "Dissenter Rights," on page 48.

      Regulatory Approvals. Pacific WebWorks is filing with the SEC a registration statement on Form S-4 to register the Pacific WebWorks common shares to be issued in the exchange. This prospectus/proxy statement is a part of that registration statement and the registration statement must be declared effective by the SEC before the shares may be exchanged.

      Federal Income Tax Consequences. It is anticipated that Pacific WebWorks, Logio and Logio's stockholders will not recognize gain or loss as a result of the acquisition. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them as a result of the acquisition, including the application and effect of state, local and other tax laws. See "Certain Federal Income Tax Consequences" on page 14.

Selected Pro Forma Financial Information

      The following tables show historical, audited and unaudited information, comparative per share data and comparative market value of shares for Pacific WebWorks and Logio.

       There were no cash dividends paid by either company. The unaudited pro forma information is presented as if the companies had completed the acquisition as of the beginning of each period presented. The adjustments reflect amortization of goodwill for the nine month period and year ended December 31, 1999.



                         Nine Months Ended September 30, 2000
                      -------------------------------------------------------
                      Pacific
                      WebWorks      Logio         Adjustments    Pro forma
                      ------------- ------------- -------------- -------------
Revenues              $  3,273,508  $      2,180  $           -  $  3,275,688
Total operating loss    (5,073,558)   (4,982,643)       299,916   (10,356,117)
Net loss                (5,174,111)   (4,955,743)       299,916   (10,429,770)
Net loss per share
 Weighted shares
  outstanding                                                    $      (0.69)
                                                                   15,304,532


                          Year Ended December 31, 1999
                     --------------------------------------------------------
                     Pacific
                     WebWorks       Logio         Adjustments    Pro forma
                     -------------- ------------- -------------- ------------
Revenues             $     305,628  $     23,355  $           -  $   328,983
Total operating loss    (2,524,538)   (5,116,235)       399,888   (8,040,661)
Net loss                (2,567,535)   (4,929,880)       399,888   (7,897,303)
Net loss per share                                               $     (1.16)
   Weighted shares
    outstanding                                                   12,432,500

                          Comparative Per Share Data

                       Nine months ended             Historical
                        September 30,           Year ended December 31,
                       2000       1999       1999        1998         1997
                     ---------- ---------- ---------- ---------- ----------
Per Pacific
WebWorks share
-----------------

Net Loss*            $   (0.41) $   (0.22) $   (0.27) $   (0.03) $    (0.01)

Book value at end
 of Period           $    0.15  $    (.01) $    0.00  $   (0.04) $    (0.01)


                       Nine months ended              Historical
                        September 30,           Year ended December 31,
                       2000       1999       1999        1998         1997
                     ---------- ---------- ---------- ---------- ----------
Per Logio share
---------------
Net Loss*            $   (0.37) $   (0.77) $   (0.96) $   (0.08) $     (0.61)

Book value at end
 of Period           $     0.9  $    0.40  $    0.27  $    0.07  $     (0.35)


* Net loss from continuing operations applicable to common stockholders

                                 RISK FACTORS

     Pacific WebWorks has a limited operating history and we cannot be certain of future progress or profitability. We were incorporated in 1987, but did not operate as a business until 1997. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history. Starting in late 1999 we began to market our software products through resellers. During the past six months we have restructured our operations to reduce operating expenses by consolidation of our operations with our related companies. Although we anticipate that our operating revenue will increase in the future based upon the continuing increases of revenues, we cannot guarantee that our revenues will exceed our operating expenses.

     We have consistently incurred losses since our formation.  As of
September 30, 2000 our accumulated losses totaled $7,960,863.   We are not
able to currently finance our operations through our generated revenues. We have financed ourselves through loans and sales of our common stock. During the coming year, we will require additional equity or debt financing from third parties to finance our operations, which may not be available to us or on terms which are acceptable to us. Please refer to the "Liquidity and Capital Resources" section on page 29 for a more detailed description.

     Our quarterly results could fluctuate and we cannot be certain that future results will be similar to past results. Our operating results in the future may vary significantly, depending on factors such as revenue from product sales and license fees, announcements and launches of new products and services, market acceptance of new and enhanced versions of Visual WebTools(TM) and related products, changes in our operating expenses, changes in our business strategy, and general economic factors. Our revenues will also be difficult to forecast because the markets for our products and services are evolving and our revenues in any period could be significantly affected by new product announcements or launches by our competitors, as well as by our competitors' development of alternative technologies. We do not believe that period-to-period comparisons of our results of operations will necessarily provide investors with meaningful data for the foreseeable future because of our lack of active operations in earlier periods.

     We will need additional capital and may be unable to raise it. We believe, based on our current expenditure rate, that we will need $2.5 million additional financing in early 2001. Therefore, our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We rely upon revenues from resellers, license agreements, and product sales. We may not be able to obtain additional funds on acceptable terms. If we fail to obtain funds on acceptable terms, we might be forced to delay or abandon some or all of our business plans, which could have a material adverse effect on our operations. If we are unable to obtain additional capital, we may not have sufficient working capital to develop products, finance acquisitions, pursue business opportunities, or meet reporting requirements. If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our common stock for capital, the interests of investors and stockholders could be diluted.

     Our products are complex and may be subject to error complaints from our customers. Visual WebTools(TM) is complex and may contain errors, defects, and "bugs." We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we may discover in the future may require us to make significant expenditures of capital and other resources. Despite our continuing tests, users may find errors or defects in Visual WebTools(TM) which could cause additional development costs or result in the loss of (or delays in) the market acceptance of Visual WebTools(TM). We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products. As we become aware of bugs, defects, or errors, we may immediately work to correct them. As of this date, we have not experienced any material adverse effect by reason of an error, defect, or bug.

     We may not successfully identify new product opportunities, nor develop and bring new and enhanced products to the market in a timely manner. Our success is highly dependent on our ability to develop new and enhanced products that meet changing customer requirements. There can be no assurance that our products or technologies will develop or will be commercially successful, that we will benefit from these developments or that products, or technologies developed by others will not render our products noncompetitive or obsolete. At present, our four principal products, Visual WebTools(TM), ClipOn Commerce(TM), IntelliPay(TM), and Placeto Vacation(TM) are available. As noted above, the market for our products is characterized by rapid and substantial technological change. We must be responsive to new developments in hardware and semiconductor technology, operating systems, programming technology, and computer capabilities in order to remain successful. In many instances, the new and enhanced services, products, and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services, and products.

     Our stock price is volatile and is not in our control. In recent years the stock market in general, and the market for shares of high technology Internet companies in particular, have each experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock may be subject to extreme fluctuations in response to both business related issues (such as quarterly variations in operating results, announcements of new products developed by us, or announcements from our competitors) and stock market-related influences (including, but not limited to, changes in analysts' estimates, the presence or absence of short selling of our common stock, and events affecting other companies which the market believes might affect us).

     The future sale of common stock could pose investment risks, including substantial dilution to our stockholders. The market price of our common stock could drop as a result of sales of the common stock in the market after the effective date of this registration statement, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. There will be a total of approximately 17,658,342 shares of common stock outstanding immediately after the exchange of shares. Approximately eight million four hundred fifteen thousand (8,415,000) shares of our common stock will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). Approximately three million seven hundred twenty-three thousand fifty-six (3,723,056) shares of our common stock will be held by our "affiliates," as defined in Rule 144 under the Securities Act, and will be "restricted securities," as defined in Rule 144. The Rule 144 common stock held by our affiliates may be sold in the future without further registration under the Securities Act to the extent those sales are permitted by Rule 144 or any other exemption under the federal securities laws.

     Investors may have difficulty selling our shares. There has not been a large public market for our equity securities and our common stock has traded on the over-the-counter market since January of 1999. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Logio stockholders may be unable to resell their Pacific WebWorks common stock at or above the price they paid for their Logio common stock.

     Also, our stock may qualify as a "penny stock" under the Penny Stock Suitability Reform Act of 1990. The liquidity of penny stock is affected by specific disclosure procedures to be followed by all broker-dealers, including but not limited to, determining the suitability of the stock for a particular customer, and obtaining a written agreement from the customer to purchase the stock.

      We have not paid dividends. We have never paid a dividend on our common stock. We intend to retain future earnings to finance our growth and development and do not plan to pay cash or stock dividends in the foreseeable future.

      We have a new product in a developing market which may not work properly. Visual WebTools(TM) is based on software technology which has been used for approximately two years. We have refined Visual WebTools(TM) by adding additional functions, including but not limited to e-commerce capabilities. Our success will depend largely on our ability to further refine and continue to develop Visual WebTools(TM) and other products. If Visual WebTools(TM) does not achieve significant market acceptance and usage, we could suffer material adverse effects in our business.

      The primary markets for Visual WebTools(TM) have only recently begun to develop and are rapidly evolving. As is typical of new and rapidly evolving industries, demand for (and market acceptance of) products and services that have been released recently or that are planned for future release are subject to a high level of uncertainty. If Visual WebTools(TM) does not achieve market acceptance, we could suffer material adverse effects.

      Our markets are highly dependent on the use of the Internet. A number of critical issues concerning the commercial use of the Internet, including security, reliability, capacity, taxation, costs, ease of use, access, quality of service, and acceptance of advertising, remain unresolved and may retard the growth of the Internet for commercial applications.

      We will need to manage our growth, even if we grow quickly. We hope to achieve rapid growth, both with respect to our sales and operations and with respect to the number and complexity of our products. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical, and financial resources and increased demands on our internal management systems, procedures, and controls. If we are unable to manage our growth effectively, our business and our financial condition could suffer material adverse effects.

      We will be dependent upon license renewal which cannot be assured to occur. We expect to derive revenues from user licenses and license renewals and to increase the brand recognition of Visual WebTools(TM) among users through these types of relationships. In the event that a substantial number of our customers were to decline to renew their contracts for any reason, we could experience a substantial drop in revenues. Our success in establishing Visual WebTools(TM) and our other products as a recognized brand name and achieving their acceptance in the market will depend in part on our ability to continually engineer and deliver new product technologies and superior customer service, so that customers renew their licenses year after year.

        As of September 30, 2000, one hundred sixty-six (166) of our customers' licenses have been up for renewal. Ninety-six (96) of our customers have already renewed their licenses. All of our current contracts expire following the original one year term. However, all customers may continue to use the software upon the payment of their hosting fees, which is due on a monthly basis. Failure to pay the monthly fee will result in a discontinuance of the license.

       Acquisitions of complementary service product lines, technologies or business may adversely affect our operations. From time to time, we evaluate potential acquisitions of businesses, services, products, or technologies. These acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization of expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience and the potential loss of key employees of the acquired company.

       We may be subject to increased regulations and may be exposed to liability for information retrieved from the Internet. Other than the laws and regulations applicable to businesses generally, we are aware of few laws and regulations which expressly apply to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to issues such as user privacy, pricing and characteristics, and content and quality of products and services. For example, we may be subject to the provisions of the Communications Decency Act, which if found to be constitutional, could expose us to substantial liability. The adoption of any new laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. New laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers, even when those parties have no physical presence in the state. The federal government has imposed a three-year moratorium on taxation of Internet commerce. We cannot predict what effect the lapse of this three-year period will have on our business operations. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online service providers for defamation, negligence, copyright or trademark infringement, or under other theories with respect to materials disseminated through the Internet. We may be subject to similar claims.

       Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting our commercial transactions. Federal or state agencies may attempt to regulate providers of electronic commerce services, such as Pacific WebWorks and our subsidiary, IntelliPay, Inc., which could impede our ability to do business in the regulator's jurisdiction. Management believes that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. We are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and may also be subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Because of growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market.


                           TERMS OF THE ACQUISITION

Background and Reasons for the Acquisition

       Logio. The management of Logio believes Pacific WebWorks' acquisition of Logio will produce the following benefits:

        Pacific WebWorks is a revenue generating company and its acquisition of Logio will immediately launch Logio into that category on a consolidated basis.

     * The combination of our companies brings both closer to being NASDAQ eligible.

     * Pacific WebWorks has an experienced, enthusiastic development group who has worked together for several years. Their attitudes and capabilities will be invaluable to Logio as it continues to develop its directory and search technologies.

     * Pacific WebWorks has experienced sales personnel and has developed sales and marketing distribution channels that would take Logio some time and resources to duplicate.

     * Pacific WebWorks management is intelligent, innovative and results oriented. They will add an exciting level of innovation and results orientation to Logio.

     * The similarities in our target markets and complimentary nature of our products make this acquisition a natural fit. Consolidation is taking place throughout the Internet and helps to strengthen our collective competitive situation.

     * The addition of more "true technology" to the Logio product offering will enhance our desirability in the financial markets.

     * Pacific WebWorks' new facilities are "state of the art" and will provide ample room for growth.

     Pacific WebWorks. The management of Pacific WebWorks believes the acquisition of Logio will produce the following benefits:

     * Logio's content management technology provides us with a new information management tool and potential future enhancements of our products, as well as new products.

     * Logio has developed a data center infrastructure which we believe we can integrate with our own new data center. We believe this will facilitate continuous and uninterrupted service to business clients and customers, including improved overall bandwith speed, reliability and security.

     * We will strengthen and expand our management team with the inclusion of certain members of Logio's management.

     * It is more cost effective for us to acquire Logio's assets than to build them ourselves.

     *   The acquisition of Logio's assets advances our overall business plan.

     * Integrating Logio's technology with our products will separate us from our competition in the small-to-medium sized business market.

       None of the above benefits were controlling in the decision to acquire Logio. We have relied upon representations made by Logio's management and key personnel. We reviewed historical financial information of Logio, the market price per share of the Logio common stock and the projected operating results of Logio. Our management did not rely upon exhaustive investigation and analysis of Logio's business or on the opinion of an independent financial advisor. However, we investigated the merits and risks of the acquisition of Logio's assets and have had the opportunity to ask questions of and received satisfactory answers from the officers and directors of Logio. Prior to signing the acquisition agreement, our management reviewed the following Logio documents: Articles of Incorporation, Bylaws, financial statements, resolution of the board approving the acquisition, a list of key employees, schedule of material contracts, and officer's certificates.

Summary of Terms of the Acquisition Agreement

       On October 31, 2000, Pacific WebWorks and Logio entered into an Agreement and Plan of Reorganization by which we will acquire Logio as a wholly-owned subsidiary through a stock-for-stock exchange intended to qualify as a tax-free exchange. The agreement was unanimously approved by both the Pacific WebWorks and Logio's board of directors. However, the consummation of the acquisition is contingent upon the approval of a majority of Logio's stockholders and registration of our common shares to be issued in the exchange.

       We intend to acquire control of Logio by exchanging one of Pacific WebWorks'common share for every 6.6 shares of Logio common stock. We will round up fractional shares, if any, in the exchange. We anticipate that we will issue approximately 2.8 million shares of our common stock for 18,425,830 shares of Logio common stock. Each stockholder of Logio will make an investment decision whether to approve and adopt the acquisition agreement which will require him or her to surrender his or her shares according to the terms of the agreement. Logio currently has 179 stockholders of record who will also have dissenter rights, which are discussed in further detail starting on page 48. Pacific WebWorks has agreed to pay the actual costs and fees of the acquisition.

       We agreed to file a registration statement on Form S-4, of which this prospectus/proxy statement is a part, as soon as practicable after execution of the acquisition agreement. The issuance of the shares to the Logio stockholders constitutes an offer and sale of securities under the Securities Act and we must register the shares to be issued in the exchange. The SEC most likely will review the registration statement and may require us to revise it. After the revisions are complete and the SEC is satisfied, the SEC must declare the registration statement effective before the shares can be exchanged. After the SEC declares the registration statement effective both companies will take the necessary steps to consummate the acquisition.

       Logio intends to obtain the necessary stockholder approval at a special meeting of stockholders discussed on page 45.

       The acquisition agreement contains customary representations and warranties relating to each company's corporate status, corporate authority to complete the acquisition, capital structure and corporate conduct prior to the closing. Each company has agreed to use its best efforts to maintain and preserve its business organization, and employee relationships and to keep its goodwill intact until the acquisition is complete. Also, each company provided corporate documentation to the other for due diligence purposes.

       Termination of the agreement may occur if we or Logio fail to comply in any material respect with the covenants or agreements included in the acquisition agreement. For example, termination may occur if Logio's stockholders do not approve the acquisition or if the SEC fails to declare the Form S-4 registration statement effective in a timely manner. The acquisition agreement may be terminated by mutual consent, which must be expressed by action of Logio's board of directors or stockholders. In the event that the parties terminate the agreement, both have agreed to pay their own costs incurred.

       Consideration for the Acquisition. The consideration exchanged in the acquisition was negotiated at "arms length" and our management used criteria from similar proposals, including the market value of Logio's common shares, the relative value of the assets of Logio, Logio's present and past business operations, the future potential of Logio, certain members of the management of Logio and the potential benefit to the stockholders of Pacific WebWorks. The source of the consideration we intend to use to acquire our interest in Logio is approximately 2.8 million authorized but unissued common shares of Pacific WebWorks. The 6.6 to 1 exchange rate was based upon the considerations listed above in addition to the trading history of both companies' shares on the OTC Bulletin Board over the 30 days prior to the letter of intent. Our board of directors determined that the consideration for the exchange was reasonable based upon these factors. Our board did not seek a third party fairness opinion or any valuation or appraisal of the exchange. Thus, stockholders will not have the benefit of a third party opinion that the exchange of shares is fair from a financial point of view.

Description of Pacific WebWorks Stock

       Our articles of incorporation, as amended, authorize 50,000,000 shares of common stock, par value $0.001. As of October 31, 2000, we had 14,858,342 shares of common stock issued and outstanding held by approximately 61 record holders. In addition, we have options outstanding to purchase 1,122,735 common shares and outstanding warrants to purchase 1,250,000 common shares. We have not authorized preferred shares.

       Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Our bylaws permit action to be taken by written consent by a majority of our stockholders without a meeting or prior notice. Directors are elected by a majority vote. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our board of directors. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Material Differences in Rights of Security Holders

       The rights of the holders of Pacific WebWorks common stock and Logio's common stock are currently governed by Nevada law. Nevada law allows corporations to authorize one or more classes of stock, with or without par value, and to establish designations, preferences limitations and other rights as allowed by the articles of incorporation. Pacific WebWorks has authorized 50,000,000 common shares at $.001 par value and has not authorized preferred shares. Logio has authorized 60,000,000 common shares at $.001 par value and granted its board of directors the authority to issue up to 50,000 at $.01 par value shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. Logio does not have preferred shares outstanding at this time.

        The voting rights for our shares are identical to the Logio voting rights. Each share is entitled to one vote and a majority vote of the outstanding shares present at a stockholders' meeting, or by written consent, is required for actions to be taken by stockholders. Neither company provides for cumulative voting rights, preemptive rights, nor redemption, sinking fund or conversion provisions.

       The rights of stockholders of Pacific WebWorks and Logio are similar in all but one material respect. Logio's articles of incorporation require a two-thirds (2/3) majority vote by its stockholders for the sale of substantially all of the assets of the corporation. Pacific WebWorks does not have a similar provision in its articles or bylaws.

       After consummation of the exchange we will have approximately 17,658,342 common shares outstanding and the former Logio stockholders will hold of record approximately 15.8% of those shares.

       Generally, Nevada law allows the board of directors to declare dividends from time to time as long as payment of dividends would not make the corporation insolvent or cause the corporation's net assets to be insufficient to satisfy preferential rights of stockholders other than those receiving the dividend. Neither Pacific WebWorks not Logio have declared dividends to date. However, in the event of liquidation, dissolution, or winding up of Pacific WebWorks the holders of common stock are entitled to share, on a share-for-share basis, any of the assets or funds distributable to the stockholders upon such liquidation, dissolution or winding up.

Material Contacts With Logio

       In August 2000 our management met with members of Logio to discuss sales and marketing ideas for the Logio technology. As a result of this meeting our management realized that Logio's technology would lend itself to the additional products we had outlined in our business plan. Later that month our management returned to Logio to evaluate its technology in more detail. During the next several weeks the companies held meetings which culminated in the letter of intent in September for the acquisition of Logio by Pacific WebWorks.

       Except as described in this prospectus/proxy statement, neither we, nor to the best of our knowledge, any of our directors, executive officers or other affiliates had any contract, arrangement, understanding or relationship with any other person with respect to any Logio shares. Except as described in this prospectus/proxy statement, there have been no contacts, negotiations or transactions within the last two years between us or any of our directors, executive officers or their affiliates, on the one hand, and Logio or its affiliates, on the other hand, regarding the merger, consolidation, acquisition of shares or election of directors.

Accounting Treatment

       The acquisition of Logio will be accounted for under the purchase method of accounting using generally accepted accounting principles. This means that Logio's results of operation will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date. Each company has agreed to carry on their respective businesses in the usual and ordinary course and each will bear its own operating expenses until completion of the acquisition.

Certain Federal Income Tax Consequences

       The acquisition is intended to qualify as a "tax-free" reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. It is anticipated that (i) Pacific WebWorks and Logio or their respective stockholders will not recognize gain or loss as a result of the acquisition, and (ii) the tax basis of the Pacific WebWorks common stock received by Logio stockholders will be the same as the tax basis of the Logio common stock surrendered. Pacific WebWorks and Logio have not sought nor do they intend to seek an attorney's opinion or tax revenue ruling from the Internal Revenue Service as to the Federal income tax consequences discussed below.

THE PRECISE FEDERAL, STATE AND LOCAL EFFECT ON THE STOCKHOLDERS MAY VARY DEPENDING ON THE STOCKHOLDER'S RESPECTIVE FACTUAL CIRCUMSTANCES. FOR THESE REASONS, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.


                       INTEREST OF EXPERTS AND COUNSEL

       We are not aware of any expert or legal counsel named in this prospectus/proxy statement who will receive a direct or indirect substantial interest in Pacific WebWorks as a result of the acquisition.

         DISCLOSURE  OF  COMMISSION'S  POSITION ON  INDEMNIFICATION
                        FOR  SECURITIES  ACT LIABILITY

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       PRO FORMA FINANCIAL INFORMATION

       The accompanying unaudited pro forma consolidated financial statements have been prepared by management of Pacific WebWorks and Logio based on the financial statements included elsewhere herein and give effect to the acquisition of Logio.

       The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 are presented as if the acquisition had occurred on January 1, 1999.

       The following unaudited pro forma consolidated balance sheet combines the September 30, 2000 historical consolidated balance sheet of Pacific WebWorks with the September 30, 2000 historical consolidated balance sheet of Logio (formerly WordCruncher Internet Technologies, Inc.) The unaudited pro forma consolidated balance sheet assumes that the acquisition was completed September 30, 2000, with Pacific WebWorks treated as the acquiring entity for financial statement purposes.

       The pro forma adjustments include assumptions and preliminary estimates as discussed in the accompanying notes, and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated, and may not be indicative of financial results that may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and with the historical financial information on both Pacific WebWorks and Logio, included in this proxy statement/prospectus. See "Financial Statements."

PROFORMA - CONSOLIDATED BALANCE SHEETS


                                             Pacific
                               Logio, Inc    Webworks, Inc. Before            Adjustments
                               September 30, September 30,  Adjustments  --------------------------  Proforma
                               2000          2000           NewCo            DR         CR           NewCo
                               ------------- ------------- ------------- ------------ ------------- -------------
                                (Unaudited)   (Unaudited)
                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents    $    171,226  $     72,044  $    243,270            -             -  $    243,270
  Accounts receivable                28,815       232,483       261,298            -             -       261,298
  Employee receivables                    -         3,924         3,924            -             -         3,924
  Prepaid assets                     68,748       362,350       431,098            -             -       431,098
                               ------------- ------------- ------------- ------------ ------------- -------------

      Total current assets          268,789       670,801       939,590            -             -       939,590
                               ------------- ------------- ------------- ------------ ------------- -------------

PROPERTY & EQUIPMENT, net         1,480,493       443,826     1,924,319            -             -     1,924,319

OTHER ASSETS                          5,811     4,631,723     4,637,534    1,999,442(A)          -     6,337,060
                               ------------- ------------- ------------- ------------ ------------- -------------

                               $  1,755,093  $  5,746,350  $  7,501,443  $ 1,999,442             -  $  9,200,969
                               ============= ============= ============= ============ ============= ============
CURRENT LIABILITIES
  Current portion of long-term
   capital lease obligations   $    312,880  $          -  $    312,880            -             -       312,880
  Accounts payable                   99,866       473,599       573,465            -             -       573,465
  Accrued expenses                   57,091       271,485       328,576            -             -       328,576
  Deferred Revenues                       -     2,967,088     2,967,088            -             -     2,967,088
  Notes Payable-Related Parties           -       216,580       216,580            -             -       216,580
  Notes Payable - Vendors            96,116             -        96,116            -             -        96,116
                               ------------- ------------- ------------- ------------ ------------- ------------

     Total current liabilities      565,953     3,928,752     4,494,705            -             -     4,494,705

CAPITAL LEASE OBLIGATIONS,
  less current maturities            38,582             -        38,582            -             -        38,582

STOCKHOLDERS' EQUITY
  Preferred stock                         -             -             -            -             -             -
  Common stock                       17,271        14,858        32,129       17,271(B)      2,800(C)     17,658
  Additional paid-in capital     18,371,258     9,763,603    28,134,860   18,371,258(B)  3,147,200(C) 12,910,803
  Accumulated deficit           (17,237,971)   (7,960,863)  (25,198,834)           -    17,237,971(B) (8,260,779)
                               ------------- ------------- ------------- ------------ ------------- ------------

     Total stockholders' equity   1,150,558     1,817,598     2,968,156   18,288,529    20,387,971     4,667,682
                               ------------- ------------- ------------- ------------ ------------- ------------

                               $  1,755,092  $  5,746,350  $  7,501,442  $20,387,971  $ 20,387,971  $  9,200,969
                               ============= ============= ============= ============ ============= ============



(A) Goodwill from acquisition of Logio by Pacific.
(B) Elimination of Logio subsidiary
(C) Issuance of 2.8 million shares of Pacific stock to Logio shareholders


                                       15


PROFORMA - CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
                                             Pacific
                               Logio, Inc.   Webworks, Inc.
                               Nine Months   Nine Months
                               Ended         Ended          Before            Adjustments
                               September 30, September 30,  Adjustments  --------------------------  Proforma
                               2000          2000           NewCo             DR         CR          NewCo
                               ------------- ------------- ------------- ------------ ------------- -------------
Revenues
  Advertising                  $      2,180  $          -         2,180            -             -  $      2,180
  Product                                 -     3,273,508     3,273,508            -             -     3,273,508
                               ------------- ------------- ------------- ------------ ------------- -------------
                                      2,180     3,273,508     3,275,688            -             -     3,275,688

Cost of sales                       440,907       212,597       653,504            -             -       653,504
                               ------------- ------------- ------------- ------------ ------------- -------------

  Gross profit (loss)              (438,727)    3,060,911     2,622,184            -             -     2,622,184
                               ------------- ------------- ------------- ------------ ------------- -------------

Research and development          1,672,316       645,372     2,317,688            -             -     2,317,688

Selling expenses                    658,034     4,503,581     5,161,615            -             -     5,161,615

General and administrative          976,183     2,255,464     3,231,647            -             -     3,231,647

Depreciation and amortization       606,141       730,052     1,336,193      299,916(D)          -     1,636,109

Compensation expense for
 stock options                      631,242             -       631,242            -             -       631,242
                               ------------- ------------- ------------- ------------ ------------- -------------

   Total operating expenses       4,543,916     8,134,469    12,678,385      299,916             -    12,978,301
                               ------------- ------------- ------------- ------------ ------------- -------------

   Loss from operations          (4,982,643)   (5,073,558)  (10,056,201)    (299,916)            -   (10,356,117)

Other income (expense)

   Interest income                   55,002             -        55,002            -             -        55,002
   Financing charges               (133,703)            -      (133,703)           -             -      (133,703)
   Loss on disposal of equipment     (2,215)            -        (2,215)           -             -        (2,215)
   Interest expense                 (96,422)     (100,553)     (196,975)           -             -      (196,975)
                               ------------- ------------- ------------- ------------ ------------- -------------
                                   (177,338)     (100,553)     (277,891)           -             -      (277,891)
                               ------------- ------------- ------------- ------------ ------------- -------------
    Net loss before
    extraordinary item           (5,159,981)   (5,174,111)  (10,334,092)    (299,916)            -   (10,634,008)

    Extraordinary gain              204,238             -       204,238            -             -       204,238
                               ------------- ------------- ------------- ------------ ------------- -------------

      NET LOSS                   (4,955,743)   (5,174,111)  (10,129,854)    (299,916)            -   (10,429,770)

Deduction for dividends
  and accretion                     (64,360)            -       (64,360)           -              -      (64,360)
                               ------------- ------------- ------------- ------------ ------------- -------------
Net loss attributable to
 common stockholders           $ (5,020,103) $ (5,174,111) $(10,194,214) $  (299,916) $          -  $(10,494,130)
                               ============= ============= ============= ============ ============= =============
Net loss per common share -
 basic and diluted

   Before extraordinary item
   and deduction for dividends
   and accretion                      (0.38)        (0.41)

   Extraordinary gain                 0.020             -

   Deduction for dividends
   and accretion                      (0.01)            -
                               ------------- -------------                                          -------------
                               $      (0.37) $      (0.41)                                          $      (0.69)
                               ============= =============                                          =============
Weighted-average number of
 shares outstanding - basic
  and diluted                    13,509,126    12,504,532                                             15,304,532
                               ============= =============                                          =============

(D) Amortization of goodwill for nine months
                                       16


PROFORMA - CONSOLIDATED STATEMENTS OF OPERATIONS



                                             Pacific
                               Logio, Inc.   Webworks, Inc.
                               Year          Year
                               Ended         Ended          Before            Adjustments
                               December 31,  December 31,  Adjustments  --------------------------  Proforma
                               1999          1999           NewCo             DR         CR          NewCo
                              ------------- ------------- ------------- ------------ ------------- -------------
                                (Unaudited)   (Unaudited)
Revenues
  Advertising                 $          -  $          -  $          -            -            -   $          -
  Product                           23,355       305,628       328,983            -            -        328,983
                              ------------- ------------- ------------- ------------ ------------- -------------
                                    23,355       305,628       328,983            -            -        328,983

Cost of sales                       15,071        42,874        57,945            -            -         57,945
                              ------------- ------------- ------------- ------------ ------------- -------------

  Gross profit (loss)                8,284       262,754       271,038            -            -        271,038
                              ------------- ------------- ------------- ------------ ------------- -------------

Research and development         1,198,546       320,479     1,519,025            -            -      1,519,025

Selling expenses                   953,708       406,917     1,360,625            -            -      1,360,625

General and administrative       1,340,486       773,283     2,113,769            -            -      2,113,769

Depreciation and amortization      179,169        44,029       223,198      399,888(E)         -        623,086

Compensation expense for stock
  options and warrants           1,452,610     1,242,584     2,695,194            -            -      2,695,194
                              ------------- ------------- ------------- ------------ ------------- -------------

   Total operating expenses      5,124,519     2,787,292     7,911,811      399,888            -      8,311,699
                              ------------- ------------- ------------- ------------ ------------- -------------

   Loss from operations         (5,116,235)   (2,524,538)   (7,640,773)    (399,888)           -     (8,040,661)

Other income (expense)

  Interest income                  196,310         1,246       197,556            -            -        197,556
  Loss on Investment                             (25,000)      (25,000)           -            -        (25,000)
  Interest expense                  (9,955)      (19,243)      (29,198)           -            -        (29,198)
                              ------------- ------------- ------------- ------------ ------------- -------------
                                   186,355       (42,997)      143,358            -            -        143,358
                              ------------- ------------- ------------- ------------ ------------- -------------

    NET LOSS                    (4,929,880)   (2,567,535)   (7,497,415)    (399,888)           -     (7,897,303)

Deduction for dividends and
 accretion                      (6,469,861)            -    (6,469,861)           -            -     (6,469,861)
                              ------------- ------------- ------------- ------------ ------------- -------------
Net loss attributable to
 common stockholders          $(11,399,741) $ (2,567,535) $(13,967,276) $  (399,888) $          -  $(14,367,164)
                              ============= ============= ============= ============ ============= =============

Net loss per common share -
 basic and diluted (Note 4)   $      (0.96) $      (0.27)                                          $      (1.16)
                              ============= =============                                          =============
Weighted-average number of
 shares outstanding - basic
 and diluted                    11,879,919     9,632,500                                             12,432,500
                              ============= =============                                          =============


(E) Amortization of goodwill for one year.

                                       17


                INFORMATION ABOUT PACIFIC WEBWORKS
                ----------------------------------


                            BUSINESS

       Pacific WebWorks began operations in 1997 as an Internet software engineering company which provided engineering services for hire. In early 1998 we made a transition from engineering services to research and development of Internet software applications and we remained in the development stage during 1999. Now we are an application service provider that develops business software technologies for Internet merchants. We specialize in turn-key applications allowing small to medium-sized business owners to expand their business onto the Internet. Our product family provides tools for web site creation, management and maintenance, statistics, reporting, surveys, marketing, hosting and e-commerce concerns within the small to medium-size business niche.

       Up to this point we have focused entirely on virtual retailing software solutions, meaning merchants that do not have a physical store location and would exist only on the Internet. Due to requests in the marketplace we are expanding our technologies to include features for small to medium-sized physical merchants in addition to our virtual merchants. Now we are expanding our software family to include features that integrate the physical store information systems with the Internet store information systems. This expansion will include features such as Cashier/ POS (point of sale) management, receiving, ordering, tender, store operations, human resources, POS peripherals management, inventory and accounting. At the same time we expect our virtual software will be expanded to include featured items and benefits, catalog management, order development, advanced 1-to-1 marketing methods, sophisticated item comparison and selection, and pre-sales qualification. This gives the merchant a complete solution for all physical store and Internet concerns and at the same time reduces costs of operations and introduces new profit centers for the merchant.

       We are currently structuring our operations to focus on four principal revenue streams: Internet billing services, Internet publishing of statements, customer care services through Internet and traditional telephony technologies, and professional services associated with the implementation and maintenance of these Internet technologies.

Our Subsidiaries

       IntelliPay. In April 2000 we acquired IntelliPay, Inc., a Delaware corporation, ("IntelliPay") as our wholly owned subsidiary through a
stock-for-stock exchange.   (See, "Management's Discussion and Analysis of
Financial Conditions and Results of Operations - Acquisitions," below, for further details.) We had been working closely with IntelliPay for about two years and during 1999 we entered into a joint venture with IntelliPay to establish MainStreetSquare.com, an on-line shopping portal. IntelliPay helps companies in their use of e-commerce web sites and specializes in providing online, secure and real-time payment processing services for businesses of all sizes. We refer to its products and services as the IntelliPay transaction gateway. IntelliPay's transaction gateway allows a business to accept real time payments from their web site, Internet appliances, kiosks, phone, fax or storefront. IntelliPay's systems use industry standard security components and methods, the same standards used by all major commerce sites, and has been tested under strict banking network procedures.

       The IntelliPay transaction gateway provides ePayment system components which help a business process and manage its Internet income. IntelliPay's Electronic Checks allows the business to offer their customer's an additional payment choice in addition to credit card transactions. Point-of-sale professionals provide technical support and ePayment professionals can even help the business locate an Internet-approved merchant account if needed. IntelliPay is not the in-house processing arm of a merchant account provider set up to capture additional processing fees. The IntelliPay LinkSmart connects the business' web site to IntelliPay's secure servers. Once customers enter the necessary data on a secure form, IntelliPay quickly processes the transaction in real-time (3 - 9 seconds) and returns the customer back to the business site.

       As of September 2000, more than 8,500 merchants use IntelliPay's products. It has completed proprietary certifications with FDC, NDC, NOVA, Vital and FTB. . For more information on IntelliPay, visit www.intellipay.com.

     World Commerce Network, LLC. World Commerce Network, LLC was created in December 1999 as a marketing company whose mission was to sell the products of Pacific WebWorks, U.S. Merchant Systems and IntelliPay. (See, "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Acquisitions," below, for further details.) The members included Pacific WebWorks and U.S. Merchant Systems, Inc. In March 2000 we purchased an additional 1% interest in World Commerce, which gave us a 51% total interest in World Commerce. In August of 2000, we acquired the remaining 49% of World Commerce.

     From December 1999 through July 2000 World Commerce conducted seminars focused on small business owners and home business Internet users. At the time World Commerce was selling products they included Visual WebTools(TM), merchant accounts, the IntelliPay transaction gateway, as well as education and training. World Commerce had established contract relationships with Productive Seminars, Inc. in St. George, Utah. Productive Seminars conducted the seminars throughout the country for World Commerce. However, World Commerce has ended its relationship with Productive Seminars and ceased seminar marketing as of July, 2000. During the time World Commerce was providing seminars we acquired approximately 3,000 new customers. We do plan to continue seminar marketing in the future, however we are considering company direct selling instead of building complex relationships with multiple vendors.

Our Market

       We market our products to small and medium-sized businesses, which want total, one-stop solutions to Internet advertising, marketing, and sales concerns. Our typical "target" customers are businesses which would prefer to invest in technologies which allow them to develop functional, interactive Internet websites rather than hire internal employees or subcontract these types of technologies to third parties.

       The Internet software market is relatively large and continuing to expand. In our opinion, the vast majority of businesses with successful web strategies are those which have the financial resources to frequently update and re-design their websites as information about their business changes. These businesses either hire and retain information systems employees to develop, support, and maintain their websites, or alternatively purchase Internet services from multiple parties, have these services integrated, and gather or purchase information on their customers and markets to facilitate website updates. We believe these options to be cost prohibitive for the small business owner. Our market, by contrast, consists of small to medium-sized businesses which desire the capability to quickly re-design their websites without incurring substantial costs or relying upon additional employees or multiple vendors. We believe that our products provide small and medium-sized businesses with flexibility, allowing them to update their website and other business information by themselves and at a reduced cost.

Our Products

       We have developed software technology which we market under the name
Visual WebTools(TM).   Visual WebTools(TM) allows businesses to create
websites, generate statistics, reports, surveys, marketing information, as well as complete e-commerce transaction. We believe that Visual WebTools(TM) is powerful, yet easy and intuitive to use; it allows a small business to quickly and easily create a website on the Internet, list itself with the major search engines, set up e-mail, and facilitate domain name registration. We also believe that Visual WebTools(TM) provides all the tools needed to edit and maintain a website from most Internet-capable computers. It allows a user to create an online store front, generate sales leads, process credit cards, communicate with site visitors, and collect statistical information about who visits the website and what they do while they are there. It allows a business to create, manage, and maintain virtually all aspects of its website at all times. In our opinion this functionality, combined with our easy to use visual interface, provides a point-and-click total Internet business solution at an affordable price for most small businesses.

       Visual WebTools(TM). Visual WebTools(TM) includes WebWizard, WebShopper, WebChannels, WebProfiler and WebStats, which are discussed in further detail below. WebWizard and WebShopper are our basic products and come in two progressive versions, Express and Pro. The Pro version provides additional product features and support options to the business. WebChannels, WebProfiler, and WebStats are available to our customers for an additional license fee. We released Visual WebTools(TM) 3.0 on August 1, 1999. We intend to expand the features of the Visual WebTools(TM) family during 2001to include technologies that will allow a physical retail store to integrate its business operations with an Internet store.

       WebWizard. WebWizard allows businesses to quickly and easily create, update, modify, or enhance their websites. Changes can be made 24 hours a day, 7 days a week from anyplace in the world with an Internet terminal. WebWizard includes an easy to use but powerful preview interface which is referred to in the industry as WYSIWYG (What You See Is What You Get) which uses familiar "drag and drop" functions and which allows businesses to make website changes instantaneously. Changes are updated automatically and placed online within minutes. WebWizard gives businesses the ability to manipulate their website's layout, colors, and content, and to move, resize, and cut and paste text, graphics, and tables. WebWizard also gives businesses a library of hundreds of graphics to use throughout the website, and the ability to upload graphics or files from a local hard drive directly onto the website.

       We released WebWizard Pro in late November 1998 and WebWizard Express and WebWizard Retail the first quarter of

1999. Sales of these products were conducted primarily by two of our resellers. WebWizard 2.0 was released in February 1999. WebWizard 2.0 simplified the tasks of creating and maintaining websites. It incorporated Microsoft's ActiveX components directly into the interface, making WebWizard, in our opinion, as easy to use as a word processor. WebWizard 2.0 supported online "drag and drop" functions for editing images, tables, and text. It also supported online text editing, as well as infinite-level "undo" and "redo" functions. An extensive table editor was added which allowed simple resizing and quick editing of tables. The new import feature allowed current and older websites to be converted into the Visual WebTools(TM) environment quickly and easily. WebWizard 2.0 also included an updated graphics and animation library, enhanced navigation support, and increased security.

       Our most current version, WebWizard 3.0, was released in August 1999. It includes multiple features designed to make our product more powerful and easier to use. These features include scriplets, an embedded code feature which enhances the effect and appearance of a web page and frames, a function which allows a user to display multiple pages or portions of pages at one time on a computer screen. WebShopper 3.0 allows the business' products to be included in the MainStreetSquare.com(TM) online shopping portal.

       WebShopper. WebShopper allows businesses to add "electronic storefronts" to their websites. We assist businesses in setting up merchant accounts and in facilitating secure credit card transactions. WebShopper also provides a customizable product database. A business's products and all of its variables, such as price, color and size, can be entered into a password-protected product database, which can be updated or edited at any time. Customizable price and shipping modifiers, receipt options, sale flagging, product option variables and tax calculations are also available.

       We released WebShopper Pro in February 1999. It includes support for merchant-account functionality, real-time Internet credit card and personal check settlement, and includes fraud prevention features. WebShopper Pro supports and accepts all major credit cards and optional electronic checks on a real-time basis.

       WebChannels. WebChannels allows businesses to send e-mail to multiple clients simultaneously, creating marketing channels directly to customers. Businesses can send announcements, sales information, product updates, promotions, newsletters, jokes, or any other correspondence to clients at any time. WebChannels also allows subscribers to add or remove themselves from the automated e-mail database.

       WebProfiler. WebProfiler allows businesses to gather demographics on site visitors by creating custom questionnaires which provide direct feedback from site visitors. With WebProfiler, businesses can obtain information from target audiences, including, for example, levels of customer satisfaction or dissatisfaction and customer preferences with regard to new products or services. We believe that WebProfiler assists businesses in obtaining the information necessary to improve customer relations, improve products, run surveys and product specials, and gather additional information.

       WebStats. WebStats allows businesses to monitor website visits. It creates detailed reports about visits to their websites. We believe these reports may assist businesses in determining the effectiveness of changes to their websites and identifying the pages on their sites which draw the most interest. WebStats keeps a detailed two-year history of visits to and activity within our subscribers' websites, and can generate detailed reports of site activity. For example, it can generate reports which show year-long sales trends, or track the effectiveness of sales and promotions during specific time periods or from specific locations. WebStats retains this information in database format. We intend to develop future versions of WebStats which will allow our customers to download and manipulate this information.

       ClipOn Commerce(TM) 3.5.  In April 2000 we released ClipOn Commerce(TM)
3.5 which is a combination of our previous ClipOn Commerce(TM) software and WebShopper. The previous ClipOn Commerce(TM) was a "bolt on" e-commerce solution designed to work with any existing website. Users receive a full back-end storefront, and an integrated shopping cart application. ClipOn Commerce(TM) 3.5 adds e-commerce and product management, inventory control, and automated product replacement on the Internet. Support for QuickBooks accounting software has been added to allow importing of product information directly into ClipOn Commerce(TM) 3.5. It is also compatible with MainStreetSquare.com(TM)

       Place to Vacation(TM). Place to Vacation(TM) is a marketing tool that helps our users generate leads and attract Internet traffic to their website. A website visitor enters his or her name and address information for a chance to win a free vacation. Pacific WebWorks then gives away a free vacation accommodation package every week. Our merchants then market to the lead provided by the information received on the entry form.

       FreeSiteNow.com(TM). FreeSiteNow(TM) is an affiliate program which gives the non-sales oriented merchants the opportunity to generate leads for our inside sales team by handing out free websites. If a sale is made by our sales team, the affiliate will receive a commission on the sale.

       MainStreetSquare.com(TM). MainStreetSquare.com(TM) is an on-line shopping mall, which promotes products and services and links of our merchants using ClipOn Commerce(TM) or WebShopper. Consumers can easily shop from multiple stores on MainStreetSquare.com(TM) and proceed with one quick check-out when they are ready to complete their purchase.

Sales and Marketing

       We do not believe that our competitors are effectively targeting our market niche: a totally Internet based, end-to-end business solution for small and medium-sized businesses. We believe that our products will allow businesses to generate leads, sell products, run sales promotions, capture demographic information about website visitors, communicate with website visitors, and obtain intelligent information about who is visiting their websites and what they are doing while they are there. Our products allow our customers to stay in complete control of their websites and provide tools, which can facilitate a successful Internet experience for them.

       We market and sell our products through reseller channels, our internal sales force and strategic partnerships. We sell our products to partners at wholesale, who then mark the products up and sell them at retail. We also sell our products through resellers who are paid a commission for each merchant who purchases our products. Each merchant must sign a purchase agreement with the reseller, which the reseller must in turn provide to us. We then provide software to the resellers' own merchants which allows these users to create Internet projects. We provide the initial reseller with training in the use of the software. The reseller is an independent contractor and is obligated to pay the amounts due under the agreement even if payments from the merchant are not received. For the nine month period ended September 30, 2000 our reseller channels accounted for approximately 20% of our net sales. World Commerce, our wholly-owned subsidiary, accounted for a total of 76% of our sales, and the balance, or 24% of our sales were originated by our internal sales force.

       We believe we may be able to develop a substantial presence in our target market through a combination of marketing strategy, unique proprietary technology, technical expertise, and early entry into our target market. We have also developed a fourteen-day trial version of Visual WebTools(TM), which can be provided to a business for evaluation purposes free of charge. Our products will allow a business to create, operate, and maintain a website for an initial one-year term, after which our customer may maintain its license by paying a monthly license fee. We are also pursuing a national advertising campaign, which may include television, radio, and print media.

       It is our opinion that in the past, businesses which have attempted to maintain interactive websites and conduct business on the Internet have either developed technical expertise themselves, paid employees to create and maintain their websites, or retained contract "web professionals" to do so.
We believe that Visual WebTools(TM) will allow small businesses, at a relatively small cost, to participate in Internet commerce by creating and managing their own Internet websites and storefronts.

Major Customers

       During 1997 we had 41 professional engineering clients, two of whom accounted for more than 5% of our revenue. During 1998 our management changed our strategy from contract programming to focus on development of Internet software applications and mass marketing of these Internet tools and
de-emphasized contract programming.   We had a total client base of 85 and
four major customers who individually accounted for 10% or more of our total revenues. Internet Yellow Pages accounted for 26%, or $44,890, of total 1998 revenues. Ex.Sight Co. accounted for 16%, or $28,161, of total revenue. CUSA Technologies accounted for 12%, or $21,271 of total revenues. American Home Business contributed 14%, or $24,422, in sales.

       During 1999 we increased our client base to several hundred with two of our sales channels providing 41% of our revenue. Lauman Enterprise, a reseller, accounted for approximately $60,000 or 20% of total revenues in 1999. US Merchant Systems, Inc. supplied us with marketing expertise and merchant accounts for our customers, and accounted for approximately $65,000, or 21% of our revenue for 1999. While we entered into a new strategic marketing agreement with US Merchant Systems on August 30, 1999, the loss of our relationship with US Merchant Systems would create an immediate loss of revenue for us and could have a material adverse effect on our operations.

Product Development

       We acquired a large amount of source code from Innovative Research and Animated Design, Inc. ("IRAD") in June of 1997. IRAD originally developed this technology, which is a part of the underlying technology from which we program. We believe that this code base provides us with a significant market advantage with advancements in the areas of Internet business technologies, including 3D animation and search engine technologies. We intend to incorporate part or all of this technology into future versions of Visual WebTools(TM) and our other products.

       We are now developing Visual WebTools(TM) V4, our next product evolution. We anticipate this expansion will include features such as Cashier/ POS (point of sale) management, receiving, ordering, tender, store operations, human resources, POS peripherals management, inventory and accounting. At the same time our virtual software will be expanded to include featured items and benefits, catalog management, order development, advanced 1-to-1 marketing methods, sophisticated item comparison and selection, and pre-sales qualification. We expect this new product to give the merchant a complete solution for all physical store and Internet concerns and at the same time reduce costs of operations and introduce new profit centers for the merchant.

       Throughout 1999, we spent $320,479 on engineering costs, including research and development expenses. During 1998 and 1997, we spent $11,949 and $5,523, respectively, for engineering costs, including research and development expenses. These costs are passed on to purchasers in the price of the product.

Corporate Development

       Asphalt Associates, Inc. was incorporated in the state of Nevada on May 18, 1987. Asphalt Associates never established commercial business operations. On January 11, 1999 Asphalt Associates merged with Utah WebWorks, Inc., a Utah corporation ("Utah WebWorks"). Utah WebWorks, the accounting acquirer, was organized on April 10, 1997. In conjunction with the merger, Asphalt Associates changed its name to Pacific
WebWorks, Inc.

Material Contracts

       We are a party to the following material contracts:

       In January 1998, we entered into an agreement with Electric Lightwave,
Inc. for telecommunications, facilities, and Internet access.   We formalized
the agreement in February 1998 and currently pay $1,725 per month for this service. The contract is scheduled to expire December 31, 2001. We believe that we will be able to extend this contract on terms, which are acceptable to us, but have no assurances that we can do so. However, we believe that we will be able to enter a new contract with a different service provider if the contract is not extended.

       In February of 1999, we entered into an agreement with U.S. Merchant Systems, Inc. located in Newark, California. U.S. Merchant Systems, Inc. provides merchant accounts to our clients. We integrated a merchant account and transaction processing which allows purchasers of Visual WebTools(TM) to accept all major credit cards and personal checks at point of sale from their websites. The term of this agreement is one year from the date of execution and shall automatically renew each successive year thereafter, unless canceled in writing. We are also leveraging a relationship with a provider of Internet factoring, which will allow customers to make monthly payments on negotiated terms.

Trademark, Licenses and Intellectual Property

        On October 9, 1998, Utah WebWorks filed a trademark application for Visual WebTools(TM) which we acquired and became responsible for upon our merger with Utah WebWorks. In December of 1998 the United States Patent and Trademark Office assigned Serial No. 567,136 to this mark. The trademark is currently pending. In 1999, we filed a Trademark application for MainStreetSquare.com(TM), Cyberhaggle(TM), and Pricehunter(TM), all features of the online mall. Likewise, in 1999 we filed for trademarks on Pacific WebWorks(TM), ClipOn Commerce(TM), FreeSiteNow(TM), V4(TM), Overnet Express(TM) and IDDS(TM).

       Our success will depend, in part, on our ability to obtain and protect our trademark and trade secrets and operate without infringing upon the proprietary rights of others in the United States and other countries. If we were to become involved in a dispute regarding our intellectual property, it could become necessary for us to participate in interference proceedings before the United States Patent and Trademark Office to determine whether we have a valid claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These proceedings could be costly and time consuming, even if we were to eventually prevail. Should we not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop marketing one or more of our products.

       All of our core technology was developed internally by our engineers and by the engineers of Utah WebWorks. The performance of our products does not rely on any third party technology, although we continue to support as many third party technologies as possible.

       We also rely upon trade secrets, proprietary know-how, and confidentiality provisions in agreements with employees, consultants, and resellers to protect our intellectual property rights. There are risks that these other parties may not comply with the terms of their agreements with us, and that we may not be able to adequately enforce our rights against these parties.

       We have adopted a policy of requiring our employees and resellers to execute confidentiality agreements when they commence employment with us or resell our products. These agreements generally provide that all confidential information developed or made known to the employees or resellers during the course of their relationships with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the employees in the course of their employment will be our exclusive property.

Employees

       We currently employ approximately 42 full-time employees. Our employees are not presently covered by any collective bargaining agreement. We believe that our relations with our employees are good, and we have not experienced any work stoppages.

Available Information

       We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy any of these reports at the SEC public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 or other public reference rooms across the nation. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Also, Pacific WebWorks is an electronic filer and the SEC maintains a web site at "http://www.sec.gov" that contains filed reports, proxy and information statements and other information regarding Pacific WebWorks.

       Additional updating information with respect to the securities covered by this prospectus/proxy statement may be provided in the future to purchasers by means of amendments to this prospectus/proxy statement.

       This prospectus/proxy statement, filed as a part of the registration statement on Form S-4, does not contain information in or attached as an exhibit to the registration statement. For further information concerning Pacific WebWorks and the securities offered, refer to the registration statement and its exhibits which may be inspected at the office of the SEC without charge. A copy of the registration statement and exhibits may be accessed through the SEC's web site at http://www.sec.gov.

Reports to Security Holders

       We are required to comply with the reporting requirements of the Securities Exchange Act of 1934 ( the "Exchange Act") and file annual, quarterly, and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, furnish an annual report with audited financial statements to our stockholders. We currently use an investor relations firm, Columbia Financial Group, and interested persons may call at (888) 301-6271. Also, interested persons may visit our website at http://www.pacificwebworks.com.

                            PROPERTIES

       We moved into new corporate offices in September 2000. The terms for the lease of this property have not been finalized at this time. The new corporate office is 26,200 square feet of office and common space in a commercial development located in Salt Lake City, Utah and serves as our main office and production facility. We believe this property will be adequate for our future needs. We anticipate the lease agreement will require a monthly lease payment of approximately $27,000 for a term of one year with an automatic renewal for up to five years.

       We currently are obligated under the lease for our former corporate offices located in the Westgate Business Center in Salt Lake City, Utah. We are negotiating a release from or termination of that lease. Under the lease we are required to pay $8,700 each month for 8,500 square feet of commercial office space. This lease will expire on December 31, 2001.


                        LEGAL PROCEEDINGS

       We are not aware that we are a party to any existing or threatened legal or administrative proceedings as of the date of this filing.

    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

       Our common stock is traded on the NASD OTC Bulletin Board under the symbol "PWEB". There was no trading activity in our common stock during 1997 and 1998. The following table presents the range of the high and low bid prices of our stock as reported by the Nasdaq Trading and Market Services. Such quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

       On September 28, 2000, the day prior to the public announcement of the proposed acquisition, the range of high and low bid prices for Pacific WebWorks common stock was $2.81 and $0.37, respectively.


   Year         Quarter Ended         High Bid     Low Bid
   -----       --------------         --------     --------

   1999         March 31              $  15.50     $  6.875
                June 30                   9.41         5.00
                September 30              6.38         3.81
                December 31               4.94         1.25

   2000         March 31                  6.00         2.19
                June 30                   4.47         2.06
                September 30              3.44         1.63

     In January of 1999, the SEC granted approval to the NASD OTC Bulletin Board Eligibility Rule 6530 which requires a company listed on the OTC Bulletin Board to be a reporting company and to remain current in its reports filed with the SEC. In July of 1999 we filed a registration statement on Form 10 in order to become a fully reporting company and to maintain our listing on the OTC Bulletin Board. Because the SEC did not reach a position of no comment with regard to our registration statement prior to August 1999, we lost our listing on the OTC Bulletin Board and were listed in the National Quotation Bureau's Pink Sheets. Our listing returned to the OTC Bulletin Board in November of 1999.

Holders

      As of October 24, 2000 we have approximately 61 stockholders of record. Upon completion of the share exchange we will have approximately 240
stockholders.   See the beneficial ownership chart appearing on page 51 which indicates the effect of the transaction on the percentage ownership of our common stock for our more than 5% beneficial owners and our management.

Dividend Policy

      We have not paid cash or stock dividends and have no present plan to pay any dividends, intending instead to reinvest our earnings, if any. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. In addition, it is anticipated that the terms of future debt and/or equity financing may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely. However, payment of future dividends will be determined from time to time by our board of directors, based upon our future earnings, financial condition, capital requirements and other factors. We are not presently subject to any restriction on our present or future ability to pay any dividends.


                     SELECTED FINANCIAL DATA

      The financial information set forth below with respect to our statements of operations for the nine months ended September 30, 2000 and 1999 is unaudited. In the opinion of management, this financial information, includes all adjustments consisting of normal recurring entries necessary for the fair presentations of such data. The results of operations for the nine months ended September 30, 2000, are not necessarily indicative of results to be expected for any subsequent period. The financial information set forth below with respect to our statements of operations for each of the three years ended December 31, 1999, and with respect to our balance sheets at December 31, 1999, 1998 and 1997 is derived from financial statements that have been audited by our former independent certified public accountants, and is qualified by reference to their reports and notes related thereto. The predecessor, Utah WebWorks, Inc., had an inception date of April 10, 1997. The following selected financial data should be read in conjunction with our financial statements (See, Index to Financial Statements on page 53) and notes and "Management's Discussion and Analysis of Financial Condition and Result of Operations" beginning on page 26.



                                   Nine Months Ended
                                      September 30               Year Ended December 31,
                               ------------------------  -------------------------------------
Statement of Operations Data:     2000           1999        1999         1998         1997
----------------------------   ------------ ------------ ------------ ------------ -----------
                                (Unaudited) (Unaudited)
Revenues:                      $ 3,273,508  $   111,281  $   305,628  $   172,395  $   94,014
cost of sales                      212,597       19,684       42,874      188,974     107,332
                               ------------ ------------ ------------ ------------ -----------
Gross profit (loss)              3,060,911       91,597      262,754      (16,579)    (13,318)
                               ------------ ------------ ------------ ------------ -----------

Operating expenses:
   Sales                         4,503,581      206,551      406,917       30,180      13,987
   Research and development        645,372      205,946      320,479       11,949       5,523
   General and administrative    2,255,464      554,405      817,312       80,996      36,179
                               ------------ ------------ ------------ ------------ -----------
      Total costs and expenses   7,404,417      966,902    1,544,708      123,125      55,689
                               ------------ ------------ ------------ ------------ -----------
Loss from operations            (4,343,506)    (875,305)  (1,281,954)    (139,704)    (69,007)

Other Income and (expenses)
   Amortization                   (641,484)  (1,230,300)           -            -           -
   Depreciation                    (88,568)     (12,248)           -            -           -
   Interest expense               (100,553)      (4,861)     (19,243)     (10,761)     (3,500)
   Interest income                       -            -        1,246            -           -
                               ------------ ------------ ------------ ------------ -----------
      Total other income
       and (expenses)             (830,605)  (1,247,409)     (17,997)     (10,761)      3,775
                               ------------ ------------ ------------ ------------ -----------
Warrants issued for
  consulting services                    -            -   (1,242,584)           -         275
Loss on investment in
 World Commerce                          -            -      (25,000)           -           -
                               ------------ ------------ ------------ ------------ -----------

Net loss                       $(5,174,111) $(2,122,714) $(2,567,535) $  (150,465) $  (68,752)
                               ============ ============ ============ ============ ===========


                                    25

Net loss per-share basic
 and diluted                   $     (0.41) $     (0.22) $     (0.27) $     (0.03) $    (0.01)
                               ============ ============ ============ ============ ===========
Shares used in computing per
 share amounts                   12,504,532   9,447,556    9,652,500    5,000,000   5,000,000
                               ============ ============ ============ ============ ===========


                                      September 30,                     December 31,
Balance sheet data:               2000           1999          1999        1998        1997
------------------             ------------ ------------ ------------ ------------ -----------
 Cash and cash equivalents     $    72,044  $    24,754  $   153,989  $     9,306  $     5,440
 Total assets                    4,631,723      211,984      630,559       55,970       61,092
 Total current liabilities       3,928,752      308,587      644,727      265,187            -
 Accumulated deficit            (7,960,863)  (2,335,404)  (2,786,752)    (219,217)     (68,752)
 Stockholders' equity (deficit)  1,817,598      (96,604)     (14,168)    (209,217)     (58,752)



              MANAGEMENT'S  DISCUSSION  AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      We have incurred net losses from our inception and our independent auditors reported that this history of losses raised doubts about our ability to continue as a going concern without financing. During the second quarter of 2000 management took several steps to restructure our operations with the intent to generate profits. These steps include consolidation of operations of Pacific WebWorks and its related companies, reductions in the number of employees, and continued growth of our sales and marketing channels. Management believes our current and developing sales channels will be sufficient to support our existing operations for the short term. Sales projections may be down throughout the remainder of fiscal 2000 due to the alteration of our short-term goals.

      Reverse merger treatment. We were incorporated in the state of Nevada on May 18, 1987, as Asphalt Associates, Inc. On January 11, 1999, Asphalt Associates completed a merger with Utah WebWorks, Inc., a Utah corporation.
We were the surviving entity in that transaction and, as part of the transaction, changed our name to "Pacific WebWorks, Inc." At the time of the merger, Utah WebWorks owned all of the intellectual property we currently use. On January 1, 1999 we issued an aggregate of 5,000,000 common shares to the stockholders of Utah WebWorks, Inc. As a result of the merger, the former stockholders of Utah WebWorks obtained 50% of the voting power of the combined companies. Accordingly, in conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse merger" and the
accounting survivor is Utah WebWorks.   Thus, financial statements for the
fiscal year ended December 31, 1998 are those of Utah WebWorks.

      Stock Split and Change in Par Value. In December 1998, we authorized a 4-for-1 forward stock split. Unless otherwise noted in this prospectus/proxy statement all share amounts reflect the forward stock split.

      Acquisitions. On April 4, 2000 we agreed to acquire IntelliPay, Inc., a Delaware corporation, as our wholly-owned subsidiary. In the stock-for-stock exchange we issued 2,400,000 common shares, valued at $8,400,000, in exchange for 1,000 shares of IntelliPay. The acquisition was accounted for under the purchase method of accounting. Accordingly, IntelliPay's results of operation have been included with ours from the closing date.

      We and U.S. Merchant Systems, Inc. formed World Commerce Network, LLC in
December of 1999   Originally, we held a 50% interest in World Commerce.  In
March 2000 we acquired an additional 1% interest in World Commerce, which gave us a 51% total interest. We determined during the third quarter, the increased benefit of having a partner process all of the lease documentation and merchant account paperwork was minimized by the difficulties involved with remote operations. We agreed with our partner, U.S. Merchant Systems, to complete our scheduled seminars and then we would assume the outstanding ownership of World Commerce held by US Merchant Systems and continue forward with World Commerce operations. As a result we acquired the remaining 49% interest in August 2000.

Results of Operations

       The following discussions are based on consolidated financial statements of Pacific WebWorks and its wholly owned subsidiary IntelliPay and includes the consolidation of the former 51% interest in World Commerce.

      We receive revenues from the sale or access to our software technology sold by us or by all our resale channels and from services provided for web
site design, training, education and consulting.   Cost of sales include costs
of merchant accounts and third party products. Revenues are recognized when persuasive evidence of an agreement exists, delivery has occurred and services have been rendered, the price is fixed or determined by and collectability is reasonably assured. Up-front fees are non-refundable and are deferred and recognized systematically over the period the product is delivered and services are performed, which is generally one year. Monthly fees for our services are recognized as services performed.

      Operating expenses include general and administrative expenses which consist of all officer salaries, general office expenses, production and shipping expenses. Sales expenses include both sales and marketing expenses including advertising, investments in seminar teams and commissions paid to resellers. Research and development consists primarily of costs for product design, programming, and quality control.

      Comparison of the Nine Month Periods. Following is a comparison of our operating results for the nine months ended September 30, 2000 with the nine months ended September 30, 1999:

      Revenues. For the nine-month period ended September 30, 2000 we recorded revenues of $3,273,508. This was a significant increase compared to the $111,281 in revenues for the nine-month period ended September 30, 1999. Revenues were low for the 1999 nine month period because we did not have significant sales of our products until the third quarter of 1999. The increase in revenues for the 2000 nine month period were primarily the result of revenues from our interest in World Commerce.

      Cost of Sales. Cost of sales were 6.5% of revenues for the nine month period of 2000 compared to 17.7% of revenues for the 1999 nine month period. The decrease was primarily due to renegotiated lower prices for merchant accounts and other third party products.

      Gross Profit. Our gross profit was 93.5% of revenues for the 2000 nine month period, compared to 82.3% of revenues for the 1999 nine month period. As discussed above, this decrease was primarily due to lower prices for merchant accounts and other third party products.

      General and Administrative Expenses. Consolidated general and administrative costs increased $1,701,059 for the 2000 nine month period compared to the 1999 nine month period. The increase in general and administrative costs is primarily attributed to the expenses related to the operations of World Commerce and IntelliPay, which were acquired in December 1999 and April 2000, respectively.

      Sales Expenses. These expenses grew $4,297,030 in the nine month period of 2000 from the comparable nine months in 1999. The 2000 nine month period increase resulted from radio and direct mail advertising, expenditures for World Commerce seminar teams and increased commissions paid to existing Pacific WebWorks sales channels. We temporarily discontinued World Commerce seminars as of the end of July 2000. We anticipate beginning seminar operation again in the future.

      Research and Development. Research and development expenses were $439,426 higher for the 2000 nine month period compared to the 1999 nine month period. The costs were related to research and development of IDDS(TM), V4(TM), and BizWiz(TM) as well as the ongoing development and improvements to the IntelliPay transaction gateway.

      Total Operating Expenses. Total operating expenses for the 2000 nine month period exceeded revenues by $4,130,909 compared to $855,621 for the 1999 nine month period. As noted above, the expenses were primarily the result of our costs related to World Commerce's operations.

      Net Loss.  Our net loss was $5,174,111 for the 2000 nine month period
compared to $2,122,714 for the 1999 nine month period.   The primary cause of
our losses relates to our expenditures related to World Commerce and IntelliPay which we acquired in December 1999 and April 2000, respectively. For the 2000 nine month period we recorded a loss per share of $0.41 compared to a loss of $0.22 for the 1999 nine month period.

      Comparison of 1999 and 1998 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1999 with the year ended December 31, 1998:

      Revenues. We generated $305,628 in revenues from product sales and licensing fees for our software technology during fiscal 1999 compared to $172,395 for 1998. The increase was primarily attributable to the development of sales of our software technology by us or through our resellers.

      General and Administrative Expenses. These costs increased $736,316 from 1998 compared to 1999. The increase is primarily due to the growth in the number of administrative employees and general office expenses.

      Sales Expenses. Sales expenses increased $376,737 from 1998 compared to 1999. Sales expenses for 1999 increased over the previous years due to the development of an inside sales force, which included experienced Internet sales people and equipment such as a predictive dialer.

      Research and Development Expenses. Research and development expenses recorded an increase of $308,530 from 1998 to 1999. The increase was primarily due to continued development of our software technologies and addition of development employees.

      Total Operating Expenses. The $1,421,583 increase in total operating expenses from 1998 to 1999 was due to the change in the nature of our operations from selling services to selling software products. Our expenses increased primarily due to the expense related to execution of our new development plan.

      Warrants for Consulting Services. We issued warrants to purchase 400,000 common shares to our investors relations firm for services during 1999. The warrants were exercisable over a period of time and we amortized the $1,255,800 value of the warrants, determined on the Black-Scholes model, for the 1999 period.

      Net Loss. Our net loss for 1999 was $2,567,535 compared to a net loss of $150,465 for 1998. The net loss increase in 1999 was primarily due to increased operating expenses related to research and development efforts, improvement of sales channels, and the amortized expense for the warrants issued for services.

      Comparison of 1998 and 1997 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1998 with the year ended December 31, 1997:

      Revenues. We generated $172,395 in revenues from product sales and licensing fees for our software technology during fiscal 1998 compared to $94,014 from engineering services for 1997. The increase in revenues was a result of shifting our business operations from engineering services to Internet software applications.

      General and administrative expenses. These costs increased $44,817 from 1997 compared to 1998. The increase was primarily due to increases in general office expenses.

      Sales expenses. Sales expenses increased $16,193 from 1997 compared to 1998. The increase was primarily due to promotions, including printing of material related to professional services.

      Research and Development. These expenses increased $6,426 from 1997 compared to 1998. The increase was primarily due to the addition of new development personnel.

      Total operating expenses. Total operating expenses were 59.2% of revenues in 1997 compared to 71.4% of revenues in 1998. These expenses increased as a result of the major changes in the nature of our business operations.

      Net Loss. We recorded a net loss of $68,752 for 1997 and a net loss of $150,465 for 1998. The increase in the net loss was a result of the operating expenses associated with our growth and shift in business operations.

Liquidity and Capital Resources.

      At September 30, 2000, we had $72,044 cash on hand with total current assets of $670,801 compared to $153,898 cash on hand and total current assets of $449,084 at December 31, 1999. Total current liabilities were $3,928,752 at September 30, 2000 compared to $644,727 at December 31, 1999. Deferred revenue of $2,967,088 represents the majority of the total current liabilities and has been deferred in accordance with SAB101 and recognized on a ratable basis over the longer of our client's agreements or expected relationship with that client.

      Net cash used by operating activities for the nine months ended September 30, 2000 was $2,051,440. Net cash used by investing activities was $234,932, which was primarily used for the purchase of capital equipment. Net cash provided by financing activities was $2,204,518 from both the issuance of common stock and debt financing.

      During the nine months ended September 30, 2000 we entered into agreements with the holders of a majority of our debt to convert those debts into equity. In September 2000 we converted a $600,000 note payable to 600,000 common shares. In June 2000 we converted a note payable for $1 million, plus $37,536 interest, into 1,040,000 common shares.

      In February 2000 we agreed to sell 400,000 common shares for $1,000,000 with warrants for the purchase of an additional 600,000 common shares at strike prices ranging from $5.00 to $7.50 per share. Upon closing of this transaction we realized $1 million and may also receive additional proceeds from the exercise of the warrants in the future. However, the holders of the warrants have total discretion whether or not they exercise the warrants. We cannot assure that all of the warrants will be exercised before their expiration in 2004 and 2005. If all our outstanding warrants are exercised we would realize $6,375,000 in proceeds. As of the date of this filing, none of these warrants have been exercised.

      In January 1999 we issued warrants to Columbia Financial Group to purchase 400,000 shares of our common stock at an aggregate exercise price of $1,475,000 in exchange for their services to us. Again in January 2000, we issued another 400,000 warrants to Columbia Financial for investor-relation services to be provided for us during the year 2000. The warrants were exercisable over a period of time and we amortized their value as an expense of $1,242,584. We entered into a registration rights agreement with Columbia Financial in February of 2000 and have registered the shares to be issued upon exercise of these warrants when, and if, Columbia Financial decides to exercise the warrants. As of the date of this filing, 150,000 warrants at a strike price of $2.50 were exercised during the fourth quarter of 2000.

      Based on our revenues for the 2000 nine-month period, our management believes that we have sufficient resources available to continue our product development efforts and to continue our sales, marketing, and promotional activities for Visual WebTools(TM) for the short term, however, management believes we will need $2.5 million in early 2001 to continue our development during the next twelve months. We operate in a very competitive industry in which large amounts of capital are required in order to develop and promote products. Many of our competitors have significantly greater capital resources than we do. We believe we will need to continue to raise additional capital, both internally and externally, in order to successfully compete.

      While we may be able to fund our operations through our revenues for the short term, we currently anticipate using private placements of our common stock. We intend to issue such stock pursuant to exemptions from the registration requirements provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our stockholders may experience dilution in the value per share of their common stock.

Factors Affecting Future Performance

      As of October 2000 we have added fourteen new resellers to our nationwide reseller group, resulting in 40 total resellers, and we acquired our 30,000th client. Management believes this growth will result in increased revenues, however, actual revenue increases will depend on a number of factors, including our ability to negotiate favorable licensing agreements with resellers; the number of our resellers; the software and services for which they subscribe; the nature and success of our products and services; establishing brand recognition of our products; regulatory changes; and changes in technology.

      Our industry is subject to rapid technological change with which we may not be able to keep pace. Internet industries change rapidly. Accordingly, our operating results will depend upon our ability to successfully compete. Our ability to successfully compete, in turn, will depend upon a number of factors, including our ability to successfully maintain and sell existing products, our ability to conceive, develop, improve, and market new products, our ability to identify and take advantage of emerging technological trends within our target markets, and our ability to respond effectively to technological changes or new product announcements by competitors. We believe that we will need to make continuing significant expenditures for research and development in the future. Risks exist that we may not be able to successfully develop new products or, if we do, that those products may not be accepted by the market.

      We currently estimate that we will require up to $5 million through fiscal year 2001 to further develop our products and services in accordance with our business plan. Our actual expenses and revenues could vary materially from the amounts we anticipate or budget, and such variations may affect the additional financing needed for our operations. To the extent that we acquire the amounts necessary to fund our business plan through the issuance of equity securities, our then-current stockholders may experience dilution in the value per share of their equity securities. The acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the payment of principal and interest on that indebtedness, and could render us vulnerable to competition or economic downturns.


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
              ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On August 3, 2000, Chisholm & Associates replaced Crouch, Bierwolf & Chisholm, C.P.A.s, as our independent auditor. The decision to change accountants was approved by our board of directors. Crouch, Bierwolf & Chisholm had audited our financials statements for December 31, 1999 and 1998. Crouch Bierwolf & Chisholm's report on such financials, dated January 31, 2000 did not contain an adverse opinion, disclaimer of opinion nor was it modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Crouch, Bierwolf & Chisholm on any matter regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the two most recent fiscal years and any interim period.

      Neither we, nor someone on our behalf, consulted with Chisholm & Associates regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements. Nor was a written report or oral advice provided to us that Chisholm & Associates considered was an important factor we relied on in reaching decisions about accounting, auditing or financial reporting issues.

                     INFORMATION ABOUT LOGIO
                     -----------------------

                             BUSINESS

      The following description of Logio's business should be read in conjunction with the information included elsewhere in this prospectus. This section contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this prospectus.

Overview

      Logio, Inc., formerly WordCruncher Internet Technologies, Inc., is a development stage company historically engaged in the development and marketing of a focused Internet directory and search engine which serves the needs of the business professional. From November 5, 1996 (inception) to September 30, 2000, the Company's activities historically relate primarily to attracting employees, raising capital, purchasing assets, developing WordCruncher software, the Logio site, search engine, and directory and implementing sales and marketing programs. As such, the reported financial information is not necessarily indicative of the Company's future operating results or of its future financial condition.

      Content and services found at the Company's web site, logio.com, became available on March 19, 2000, and was tailored to provide, under one roof, a broad spectrum of the information and services that are required by business people in their daily work activities. Information resources included a unique, readily accessible drill down directory that organizes thousands of business-oriented web sites and pages according to specific professional discipline and function. The directory is augmented by an advanced search technology that can search either the abstracts or the full text of all sites listed in the directory, and then displays the search results in a hits-in-context format. Logio intends to expand the delivery of this full service concept into other forms of commerce such as online business-to-business purchasing, and private labeling of our directory product.

      Logio's initial revenue related to the Logio directory has been derived from sales of advertising on the site in second and third quarters 2000. Traffic to the site ultimately drives the ability to generate such revenue.
As the Company is in its development stage, it has not yet recognized significant advertising or sponsorship revenues. Logio's new business model is directed towards the generation of revenues from set-up and maintenance fees resulting from the sale of its directory in private label form to certain Internet sites and corporate intranets. Logio is uncertain as to when it will emerge from the development stage.

      In June 2000, the board of directors, due in part to changing market conditions and ongoing operating losses, named Kenneth W. Bell as the new chief executive officer of the Company. Mr. Bell undertook an immediate evaluation of all aspects of the Company's operations, including product development, sales and marketing approaches, product positioning, employees and management, contracts and agreements, and significant costs incurred by the Company. As a result of Mr. Bell's recommendations, the Company repositioned its strategic direction, reduced headcount, re-negotiated and settled contracts, and aggressively pursued new financing sources.

      Budgets were established for sales and costs related to Logio products. Executive management continually monitored progress related to the Company's sales and cost reduction goals in order to reduce losses and achieve sales growth and profitability. Sales of the Company's directory did not meet budgeted expectations and, despite the measures taken to reduce costs, the Company continued to suffer losses, although at a reduced rate. As a result of these ongoing losses and the continuing decline in the market price for the Company's common stock, the Company's agreed upon funding was withdrawn and other traditional financing sources became unavailable at acceptable terms.

      Due to the continuing negative trends in the Internet industry and markets, the trading price of the Company's stock continued to decline throughout third quarter 2000. Because of these conditions and the resulting lack of funding, the Company's board of directors approved the pursuit of merger, acquirer, strategic partnership, joint partnership or other forms of continuation that could potentially provide value to the stockholders of the Company. This search led to the signed letter of intent with Pacific WebWorks, Inc. on September 29, 2000 that led to the execution of the acquisition Agreement and Plan of Reorganization with Pacific WebWorks on October 31, 2000. In conjunction with the proposed sale of Logio, Inc. to Pacific WebWorks, Inc., Logio has temporarily discontinued its development activities and preliminary operations related to the Logio business directory.

      The proposed sale of Logio, Inc. to Pacific WebWorks, Inc. may not be completed, in which case Logio would not have any current operations and only a limited amount of cash to invest in continued product development and operations. The proposed sale of Logio, Inc. to Pacific WebWorks, Inc. is subject to the approval of the stockholders of Logio. In the event that the sale of Logio,

Inc. is not approved by its stockholders or is not completed for any other reason, Logio would not have any operations and its assets would consist of approximately $1,755,000 which includes cash, net accounts receivable, net property and equipment and other assets and liabilities would consist of approximately $605,000 based on its September 30, 2000 unaudited financial statements. This would further adversely affect the market price of the common stock. If the sale were not completed, Logio would most likely seek to merge with another entity, sell the operations or net assets, or seek to acquire another business or operations but it may not be able to do so in the near term, if at all, with the resources available.

Company Products and Services

      The following represents a discussion of Logio, Inc. products and services:

      The rapid growth of the Internet and the proliferation of Internet sites have increasingly challenged users, site owners, and advertisers to reach one another effectively. Users need to find quickly the most relevant information, products and services related to a particular topic or interest. Site owners need to become visible to their potential users, and to differentiate themselves from competitors in an increasingly crowded medium. Advertisers need to deliver their advertising messages more effectively to interested audiences and target groups. In some ways, the Internet is now mirroring the development of print media. For example, over the past thirty years, the number of newspapers and magazines devoted to specialized subjects and interests has mushroomed, while the number of general interest publications is declining.

      Logio has chosen to create a directory for license to others that targets business professionals and addresses some of the more common functional problems that confront them when they use the Internet. For example, most search engines do not differentiate between the types of sites they search. A business user searching on a general portal site for a lawyer, for example, will receive information sites about lawyers, opinion sites against lawyers, sites with lawyer jokes, lists of divorce and accident litigation lawyers, and a myriad of other non-business-related sites all mixed together with the business law sites he or she is looking for. Further, the user generally receives little guidance about which sites are actually business-focused, resulting in much trial and error before finding what is wanted.

      A similar search within the Logio directory produces a list of law sites and firms that deal with business law. Additionally, Logio shows its hits in context, so a user can determine which sites or firms are most likely to be useful before clicking on a site link. The result is a faster, more targeted search and much more productive use of a user's time and efforts. While the display of hits in context is not the sole method by which Logio differentiates its offerings from others in the market, it is indicative of the attention we have paid to refining the Internet experience for the benefit of our users.


Logio Markets.

      Logio believes business professionals will use Logio products and services in a wide range of venues. The magnitude of the business-to-business market is estimated by several respected research firms to be between $1 and $3 trillion by 2004. This provides Logio with unique opportunities to focus on the professional duties of business people, regardless of industry. While most business-to-business sites focus on very tight vertical markets (such as steel, waste water treatment, or chemicals), Logio has focused on what people do when they go to work every day, regardless of their line of business.
Logio believes that this unique horizontal focus on business will create opportunities for client and partner relationships, even among the vertical business-to-business sites. Logio also believes that our horizontal focus will also make Logio a natural choice for supplying Internet content to corporate intranet sites, since the directory structure closely matches the organizational structures of most companies.

Logio's Solution

      Business professionals use the Internet for many reasons - to acquire needed information, to make business connections, to obtain business tools and to make purchases. All these resources are currently available, but scattered about in traditional places and on the Internet. Logio's goal is to bring these solutions together at the Logio business information directory. The Logio business products have the resources to help business professionals quickly find information they seek:

     A focused, targeted directory of comprehensive information, organized by business profession or occupation.

     A powerful, search function that handles both simple and complex queries and returns results in context.

     The guiding strategy that Logio uses to achieve its objectives and differentiate itself from its competitors rests on a commitment to timely relevance, to providing today's business professionals with what they need, when they need it. Current components of Logio products and strategy include:

      Robust, Proprietary Business Directory. One of the most valuable resources Logio provides, both to its own Internet site and to others, is the
Logio Directory.   Its organizational structure is simple but unique: sites
are organized along broad professional discipline lines, not along vertical business lines. A user can scan the directory for the appropriate professional discipline, drill down through the directory's subcategories to find the right subject, and there find appropriate news, information and resources for the task or inquiry at hand. At mid-year 2000, the Logio Directory contained approximately 25,000 URLs and 60,000 links into directory categories, making it one of the largest focused business-to-business directories available. Each URL has been individually reviewed and categorized by resource type and company location (where appropriate), with a concise abstract of the information or resources to be found at the site.

      Hits- in-Context Search Results. Logio believes the Logio search engine overcomes one of the most tedious and time-consuming aspects of searching the Internet. When a user does a search with a traditional search engine, he or she is then forced to follow each hyperlink to see if the results are relevant to what was wanted. With the Logio Directory and search engine, the results are returned within a context of surrounding words to help the user determine instantly if the URL contains the desired information. This hits-in-context approach can cut down search time and efforts dramatically.

      Multi-lingual and concept-based search capabilities. Logio has started to develop technology that is expected to enable users to search for a word or concept in multiple languages, using single-language search entries. The technology is expected to analyze the search query to determine the concepts underlying it, build a query of related concepts, and then translate those concepts into desired languages. It can then become a meta-search tool if desired, querying multiple search engines (including Logio's and those in corporate intranets) to return documents containing those concepts in the specified languages. Thus, searching for a car would translate into concepts including automobile, vehicle, SUV, and so forth, and these concepts would be translated into the target languages for search and retrieval.

      Our Business Objectives and Strategy. Logio's objective is to make Logio and its products and services, existing or contemplated, an indispensable resource for business professionals competing in today's marketplace. Logio intends to provide popular services and valuable content to its customers and their users making the Logio brand a leading brand for business professionals seeking business-related information and resources. Logio believes that by supplying business professionals with cutting edge, comprehensive content, Logio will offer today's connected business professional a competitive edge.

      Logio believes that, as business people become increasingly familiar with, and dependent upon, the Internet for information, the market for pay-per-view content will continue to accelerate. Logio intends to position itself, from both a technological and a strategic relationship standpoint, to capitalize on this trend.

      Logio intends to achieve its business objectives through the following means:

      Position Logio as the premier content provider and syndicator for the information and resources business professionals depend upon. The Logio Directory, with its uniquely designed structure and strict business-to-business focus, has been designed to be the directory clients can depend upon to provide the information and resources business professionals need, organized in a way that mirrors their job duties and resource requirements. Logio is also developing partnerships and other relationships with companies and organizations that can support and augment this position.

      Provide a good user and client experience through responsive customer support and services. The Logio Directory and related services should be readily available in order to meet client expectations. Logio maintains a team of skilled network professionals to monitor and maintain the site to meet those expectations, and contractually obligate our content partners to do the same.

Competition.

      The market in which Logio participates is new, competitive, and subject to rapid technological and content change. As the trend towards specialty portals, business-to-business sites, and company intranets increases, Logio expects that competition in all three areas will likewise increase and
intensify.   Some companies are now participating in the development and operation of business directories. Logio's primary competitor is Business.com. Other similar internet destinations with like content include Yahoo!, Lycos, GO, Snap, Excite, AltaVista, BizProLink, VerticalNet, Dowjones.com, CNNFN, and Office.com.

      Several of the participants in each of these market sectors have established web presence and brands, and have been offering their services for a number of years. The increased use and visibility of Logio will depend, in large part, on Logio's ability to continue adding content and services to its directory, maintain operational performance levels, and effectively market its product.

Logio also believes it will be essential to develop long-term business alliances with parties with which Logio can enter into strategic relationships. Logio believes it will need to make significant investments in research and development in order to keep up with the technological and operational demands imposed by the anticipated ongoing developments in the Internet.

      At the present time, Logio has not identified any other companies that are using precisely the same approach as Logio, or are targeting the horizontal market as it is. Nonetheless, there is always the potential that other, larger interests will choose to enter the market Logio is developing, or that a new market may emerge. Logio may not be able to compete effectively with current and future competitors.

Product Development.

      The existing Logio site, and the infrastructure from which other sites will be served, represents an investment of approximately $5.4 million in equipment, software, interface design, underlying application development software, and general costs. Logio's technology selection process for the site is governed by several fundamental principles:

      Internet users want sites to be reliable, and fast. Logio chooses our hardware and writes code accordingly.

      The site must be easily and quickly expanded or modified without adversely affecting performance.

      Logio obtains equipment and software from manufacturers with proven track records and a commitment to timely and effective support.

      The solution must be cost effective.

      Logio elected to use Sun Microsystems Enterprise computers for its core
hardware. These systems have been   proven in Internet applications. They are
also readily available should Logio need to either grow the system quickly, or if a system should fail. All systems are built using standard components, so that all hard drives in all systems are the same. This means Logio has a consolidated inventory list for field service, and it enables Logio to reuse or re-purpose individual systems or components as the need demands.

      In addition to proprietary application software, the Logio site uses iPlanet's (formerly the Sun/Netscape Alliance) Application and Enterprise Servers, Oracle's 8I Parallel Database Server, the Veritas Volume Management System, and Dataware's InQuery Search and Retrieval engine.

      Logio's ability to successfully develop and release new products and enhancements to Logio products in a timely manner will be subject to a variety of factors, including the ability to solve technical problems and test products, the availability of financial, sales and management resources, and other factors, some of which Logio may not be able to control. Logio may experience difficulties that could delay or prevent its successful development, introduction or marketing of new products and enhancements.

Material Contracts.

      We are a party to the following material contracts and arrangements:

      Purchase Agreement. In February and March 1999, Logio sold 6,300 shares of its newly designated Series A Preferred Stock to eight investors under the terms of a purchase agreement. Logio received a total of $6.3 million in the transaction. After the Company paid the expenses of the placement agent ($377,100) and other expenses for the transaction ($15,000), Logio received proceeds of $5,907,900 from the sale. In connection with the transaction, Logio also issued warrants to both the purchasers and the placement agent and granted those parties certain registration rights for the shares of common stock they can acquire by converting the Series A Preferred Stock and exercising the warrants. In February and March of 2000, holders of Series A Preferred Stock converted their preferred shares, totaling 6,300 shares, into 625,000 shares of Logio common stock. The Series A Preferred stockholders also received a total of 727,756 shares of Logio common stock in satisfaction of the reset provisions of the Purchase Agreement and they received 61,650 shares of Logio common stock for payment of cumulative preferred dividends.

      Columbia Financial Group Services Agreement. In January 1999, Logio entered into a services agreement with Columbia Financial Group. Columbia provides investor relations services for a number of public companies, particularly those companies that are involved in the Internet business. Under the agreement, Logio agreed to grant Columbia warrants to purchase 200,000 shares of Logio common stock for $5 per share for up to five years . As of October 31, 2000, 100,000 warrants have been exercised and

100,000 warrants are exercisable. In May, 2000, Logio entered into a new agreement with Columbia Financial Group and has granted Columbia warrants to acquire up to an additional 200,000 shares of Logio common stock at $4 per share, and 200,000 shares of Logio common stock at $3 per share. As of October 31, 2000, all 400,000 warrants are exercisable into common shares.

      Oracle Software Agreement. In November 1999, Logio entered into a software license agreement with Oracle Corporation. Under the terms of the agreement, Logio has a non-exclusive license to use certain Oracle software products which manage its database. The purchase price under the license agreement is approximately $257,000, which is paid in four quarterly payments after an initial payment, and includes support services for one year. The term of the agreement is for two years, with a November 2001 expiration date. Logio's current balance due to Oracle is approximately $100,000 with $50,000 in default.

      Sun Microsystems License Agreements. In December 1999, and March and April 2000 Logio entered into capital lease agreements with Sun Microsystems Finance. Under the agreements, Logio leases the server equipment necessary to host its web site. The terms of the leases are for two years each, and expire through January 2002. The monthly payments under these agreements approximate $28,000 per month, for the two-year period.

      Stock Purchase Agreement. On July 6, 2000, Logio closed the private placement of 2,000,000 shares of its common stock to four investors under the terms of a stock purchase agreement. We are in continuing discussions with these investors regarding the terms of the stock purchase agreement.

Corporate Development.

      Logio's predecessor was incorporated in the State of California on May 2, 1997, as Dunamis, Inc. Dunamis, Inc. was formed for the purpose of publishing and marketing books and audio and video tapes. On June 25, 1998, Dunamis, Inc. completed a merger with a Nevada corporation that had been created for the sole purpose of changing Dunamis, Inc.'s domicile from California to Nevada. On July 14, 1998, the surviving entity in that transaction completed a merger with WordCruncher Publishing Technologies, Inc., formerly known as Redstone Publishing, Inc., a Utah corporation. The Nevada corporation was the surviving entity in that transaction and, as part of the transaction, changed its name to WordCruncher Internet Technologies,
Inc.   In June 2000, the Company's stockholders approved the change of the
Company's name to Logio, Inc.

       Patents, Licenses and Intellectual Property. Logio's success will depend, in part, on its ability to obtain and protect patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the Untied States and other countries. Logio has secured rights to the Logio trademark within the United States, and it is in the process of securing international rights to this trademark. Logio intends to file patent applications relating to its technology, products and processes as the need arises. However, any of these patents or patent applications could be challenged, invalidated or circumvented by its competitors.

      If Logio were to become involved in a dispute regarding intellectual property, it may have to participate in interference proceedings before the United States Patent and Trademark Office to determine who has the first claim to the rights involved. Logio could also be forced to seek a judicial determination concerning the rights in question. These types of proceedings can be costly and time consuming, even if Logio eventually prevails. If Logio does not prevail, it could be forced to pay significant damages, obtain a license to the technology in question, or stop commercializing a certain product.

      Logio also relies on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect its intellectual property rights. These other parties may not comply with the terms of their agreements with Logio, and Logio may not be able to adequately enforce its rights against those parties.

      Logio has adopted a policy of requiring its employees and collaborators to execute confidentiality agreements when they commence employment or consulting relationships. These agreements generally provide that all confidential information developed or made known to the individual during the course of his or her relationship with Logio is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the individual in the course of his or her employment will be Logio's exclusive property.

     Employees. As of November 27, 2000, Logio had seven administrative and editorial employees. Logio's employees are not presently covered by any collective bargaining agreement. Logio believes its relations with its employees are good, and Logio has not experienced any work stoppages.

                            PROPERTIES

      Logio leases 5,400 square feet of administrative, office and developmental space at the Town Square Professional Plaza in Draper, Utah 84020. Logio entered into the original lease on December 31, 1999 for 3,600 square feet and amended the lease on March 21, 2000 to include an additional 1,800 square feet of administration and development space. The term of the lease is from March 15, 1999 until March 31, 2002. Beginning on April 1, 2000, the rental for the space increased to $7,727 per month, which Logio believes is typical for similar premises in the area. Logio believes that our current office space is adequate for its needs.


                        LEGAL PROCEEDINGS

      To Logio's knowledge it is not a party to any proceeding or threatened proceeding as of the date of this prospectus/proxy statement.


                     SELECTED FINANCIAL DATA

     The financial information set forth below with respect to Logio's statements of operations for the nine months ended September 30, 2000 and 1999 is unaudited. This financial information, in the opinion of Logio's management, includes all adjustments consisting of normal recurring entries necessary for the fair presentations of such data. The results of operations for the nine months ended September 30, 2000, are not necessarily indicative of results to be expected for any subsequent period. The financial information set forth below with respect to Logio's statements of operations for each of the three years ended December 31, 1999, and with respect to Logio's balance sheets at December 31, 1999, 1998 and 1997 is derived from financial statements that have been audited by Logio's independent certified public accountants, and is qualified by reference to their reports and notes related thereto. The following selected financial data should be read in conjunction with our financial statements and notes, See, "Index to Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Result of Operations."



                                   Nine Months Ended
                                      September 30               Year Ended December 31,
                               ------------------------  -------------------------------------
Statement of Operations Data:     2000           1999        1999         1998         1997
----------------------------   ------------ ------------ ------------ ------------ -----------
                               (Unaudited) (Unaudited)
Revenues:
  Product sales                $         -  $    15,285  $    15,289  $    32,884  $   16,034
  Advertising sales                  2,180            -            -            -           -
  Contract research revenues,
    royalties and license fees           -            -        8,066       49,794       8,450
                              ------------ ------------ ------------ ------------ -----------
             Total revenues          2,180       15,285       23,355       82,678      24,484
  Cost of sales & royalties        440,907        4,330       15,071       15,864         806
                              ------------ ------------ ------------ ------------ -----------

Gross profit (loss)               (438,727)      10,955        8,284       66,814      23,678
                              ------------ ------------ ------------ ------------ -----------

                              ------------ ------------ ------------ ------------ -----------
Operating expenses:
  Research & development         1,672,316      596,395    1,198,546      266,563     126,281
  Sales & marketing                658,034      534,000      953,708       34,554       5,274
  General & administrative         976,183      780,654    1,340,486      217,318     206,874
  Depreciation & amortization      606,141       80,949      179,169       10,406       6,419
  Compensation expense for
   common stock, options and
   warrants                        631,242    1,135,988    1,452,610            -           -
                              ------------ ------------ ------------ ------------ -----------
      Total operating expenses   4,543,916    3,127,983    5,124,519      528,841     344,848
                              ------------ ------------ ------------ ------------ -----------
Operating loss                  (4,982,643)  (3,117,028)  (5,116,235)    (462,027)   (321,170)
                              ------------ ------------ ------------ ------------ -----------
Other income and (expense)
  Interest income and other, net    55,002      158,428      196,310        7,276       3,077
  Interest expense                 (96,422)      (3,561)      (9,955)     (28,158)    (17,125)
  Financing charges               (133,703)           -            -            -           -
  Loss on sale of equipment         (2,215)           -            -            -           -
                              ------------ ------------ ------------ ------------ -----------
     Total other income and
      (expense), net              (177,338      154,867      186,355      (20,882)    (14,048)
     Extraordinary gain            204,238            -            -            -           -
                              ------------ ------------ ------------ ------------ -----------
Net loss                        (4,955,743)  (2,962,161)  (4,929,880)    (482,909)   (335,218)


                                    36


Deduction for dividends and
   accretion                       (64,360)  (6,239,007)   (6,469,861)          -           -
                              ============= ============ ============ ============ ===========
Net loss attributable to
 common stockholders          $ (5,020,103) $(9,201,168) $(11,399,741)$  (482,909) $ (335,218)
                              ============= ============ ============ ============ ===========
Basic and diluted loss per
 common share                 $      (0.37) $     (0.77) $     (0.96) $     (0.08) $    (0.61)
                              ============= ============ ============ ============ ===========

Weighted average outstanding
 shares (basic and diluted)     13,509,126   11,879,881   11,879,919    6,100,679     545,535
                              ============= ============ ============ ============ ===========


                                          September 30                  December 31

Balance Sheet Data:              2000            1999       1999         1998         1997
                              ------------ ------------ ------------ ------------ -----------
Cash and cash equivalents     $   171,226  $   995,154  $ 1,055,371  $   425,702  $   10,369
Total assets                    1,755,093    4,830,919    4,769,737      623,617     139,928
Long term liabilities,
 including current portion        351,462       15,208      553,333      147,620     342,272
Deficit accumulated during
 the development stage        (17,237,971) (10,019,295) (12,217,868)    (818,127)   (335,218)
Total stockholders' equity    $ 1,150,558  $ 4,716,763  $ 3,164,054  $   441,084  $ (208,943)

               MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Logio's initial revenue related to the Logio directory has been derived from sales of advertising on the Logio site in second and third quarters 2000. Traffic to the site ultimately drives the ability to generate such revenue.
As Logio is in its development stage, it has not yet recognized significant advertising or sponsorship revenues. Logio's current business model pending its acquisition by Pacific WebWorks, Inc. is directed towards the generation of revenues from set-up and maintenance fees resulting from the sale of its directory in private label form to certain Internet sites and corporate intranets. Logio is uncertain as to when it will emerge from the development stage.

     Cost of sales consist primarily of fees paid to third party service providers for use of their content and services, certain costs related to site operations, and costs related to the insertion of banner and other advertisements.

     Research and development expenses consist primarily of compensation to employees for site development, consulting services and other third party service providers.

     Selling and marketing expenses relate primarily to compensation to employees for strategic marketing, content, public relations and for other consultants and third party services.

     Logio has incurred and expects to continue to incur substantial losses
and negative cash flows both on an annual basis and for interim periods.   In
particular, depending on the availability of funding, Logio intends to increase its focus and spending on brand development, sales and marketing, further product development, web site content and strategic relationships. Logio has an extremely limited operating history, and its prospects are subject to the risks, costs and difficulties frequently experienced by companies in the new and rapidly changing markets for Internet products and services. To address these risks, Logio must, among other things, continue to respond to competitive forces, recruit, retain and motivate valuable and qualified employees, develop, implement and successfully execute its sales strategies, develop and market additional products and services, upgrade and maintain its technologies, and further market products and services using such technologies. There can be no assurance that Logio will successfully address these risks. As of September 30, 2000, Logio had an accumulated deficit of $17,237,971 that included the effects of dividends and accretion of the beneficial conversion feature of Series A Preferred stock approximating $6,534,221. Logio's extremely limited operating history makes the prediction of future results of operations difficult and, therefore, the recently reported operations should not be considered indicative of future operating results. Depending on availability of funding or completion of an acquisition of Logio, it expects to significantly increase its operating expenses to expand its sales and marketing strategies of its private label product, to fund further site development as well as planned improvements and enhancements to the directory.

      Logio's operating results may fluctuate significantly in the future as a result of several factors, many of which are not within the Logio's control. These factors include, but are not limited to, product demand, product acceptance, Internet usage, intranet usage, seasonal trends in advertising placements and Internet usage, Internet advertisement demand, advertisement budgeting cycles of Internet advertisers, need for capital expenditures and costs relating to Logio's expansion, introduction of new services or products to the directory, competitive forces, price changes in the industry, technical difficulties to the site, general and industry-wide economic conditions, and the availability of service providers. As a result of changes to the competitive Internet environment, Logio may make certain service changes or acquisitions, including a possible acquisition of the it by another entity, that could materially affect the its business, operations, and financial condition. Logio also expects certain seasonal effects, as it relates to advertising revenues, due to lower usage during the vacation periods and holidays. Due to all of the aforementioned factors, in some future interim periods, its operating results may be adversely affected and fall below the expectations of analysts and investors. Logio also may never emerge from the development stage. In such case, the trading price of its common stock would likely be materially and adversely affected.

      Logio has sustained losses from operations since inception and its ability to continue as a going concern is dependent upon its ability to obtain financing. Logio's management anticipates the acquisition by Pacific WebWorks will provide an infrastructure which will enhance its ability to market its products and technologies and thereby provide cash flow. Early in October 2000, Logio temporarily discontinued substantial development and operations of its directory and search engine products, including a reduction in its personnel, due to funding constraints and its possible acquisition by Pacific WebWorks, Inc. Logio expects, that if acquisition of Logio, Inc. by Pacific WebWorks, Inc. is successful, its development and operational efforts will recommence.

Results of Operations

      Comparison of Nine Month Periods. Following is a comparison of Logio's operating results for the nine months ended September 30, 2000 with the nine months ended September 30, 1999:

      Revenues.   Logio's revenue of $2,180 for the nine months ended
September 30, 2000 represents advertising revenues derived from its logio.com site and decreased $13,105 from revenues of $15,285 for the nine months ended September 30, 1999. This decrease is due to the change in focus from the sales of its PC-based product ("WordCruncher") to focus on the development and operations of its logio.com site and the related Logio directory, which has only recently become available on the marketplace.

      Cost of Sales.   Logio's cost of revenues of $440,907 for the nine
months ended September 30, 2000 include the cost of Logio services, hosting, support and monitoring related to the logio.com site. Cost of revenues for the nine months ended September 30, 1999 totaled $4,330 and related to license fees to a university for technology re-sold in the its WordCruncher product.

      Research and Development. Research and development expenses increased 180.4% to $1,672,316 for the nine months ended September 30, 2000, an increase of $1,075,921 from the $596,395 for the nine months ended September 30, 1999. The increase in research and development expenses is due primarily to the significant increase in the number of employees and consultants engaged in continued site and directory development and enhancement, and for the retention of other third party service providers related to other site content in first and second quarters 2000. This increase relates to the recent release of the Logio site and the related Logio directory to the marketplace. Logio began reducing personnel and overhead early in the second quarter 2000. By late third quarter 2000, it again reduced development personnel significantly due to the recent lack of $1.4 funding that was previously committed by certain investors and subsequently withdrawn.

      Selling and Marketing. Selling and marketing expenses increased 23.33% to $658,034 for the nine months ended September 30, 2000, an increase of $124,034 from the $534,000 for the nine months ended September 30, 1999. The increase in selling and marketing expenses is due primarily to compensation to employees and consultants related to significant planning of the sales strategies, public relations, and advertising and branding campaigns, mostly, in the first quarter of 2000 related to the release of the Logio site to the marketplace. In August and September 2000, Logio reduced selling and marketing headcount significantly in the Los Angeles, California area due to ineffective sales efforts and the recent lack of $1.4 funding previously committed by certain investors and subsequently withdrawn.

      General and Administrative. General and administrative expenses increased 25% to $976,183 for the nine months ended September 30, 2000, an increase of $195,532 from the $780,651 for the nine months ended September 30, 1999. The increase in general and administrative expenses is primarily due to accounting and legal professional fees related to contracts, employee equity incentive plan and its public filings, the addition of one employee to its finance department subsequent to third quarter 1999, increasing its leased building space, and obtaining additional insurance.

      Depreciation and Amortization. Depreciation and amortization increased $525,192 to $606,141 for the nine months ended September 30, 2000 from $80,949 for the nine months ended September 30, 1999. The increase in depreciation and amortization is due to the purchase of computer equipment and software technology required to release and maintain the Logio site and related Logio directory, subsequent to third quarter 1999, and the related depreciation charges for the nine months ended September 30, 2000.

      Compensation Expense for Stock Options. Compensation expense for stock options decreased 44.4% to $631,242 for the nine months ended September 30, 2000, a decrease of $504,746 from $1,135,988 for the nine months ended September 30, 1999. These charges reflect the intrinsic value of stock options granted to employees and directors recorded as earned by the employee or director over each period. The decrease represents the forfeiture of approximately 886,834 options, management's efforts to discontinue granting of options at an exercise price less than fair market value in second quarter of 2000, and the completion of vesting periods for certain employee options.

      Total Operating Expenses. Logio's operating expenses increased 45.3% during the nine months ended September 30, 2000 over the nine months ended September 30, 1999. This is due primarily to the continued efforts to develop the infrastructure of the logio.com site and the Logio directory, bring existing products and services to the marketplace and to develop new and innovative ideas for implementation on the site and directory.

      Interest Income. Interest income decreased 65.3% to $55,002 for the nine months ended September 30, 2000, a decrease of $103,426 from $158,428 for the nine months ended September 30, 1999. The decrease reflects the continued use of cash balances and liquidation of short-term investments over the nine months ended September 30, 2000 to fund operations.

      Interest Expense and Financing Charges. Interest expense totaled $96,422 for the nine months ended September 30, 2000 an increase of $92,861 from $3,561 for the nine months ended September 30, 1999. The increase is due primarily to capital leases entered into subsequent to the three months ended September 30, 1999 and other notes payable to vendors and stockholders. Financing charges of $133,703 incurred during September 2000 represent the intrinsic value of debt and accrued interest converted to Logio's common stock. In these transactions $1,187,642 of notes payable to stockholders and related accrued interest were converted to approximately 3,165,000 of its common stock at prices ranging from $0.20 to $0.3122 per share. These shares were issued at prices less than the fair market value of the common stock on the dates of conversion and, consequently, financing charges of $133,703 were incurred for the intrinsic values.

      Extraordinary Gain. During September 2000, Logio settled $244,670 of vendor payables for $51,225 in cash and $70,000 in stock. Also during September 2000, Logio settled $290,793 in notes payable to vendors for $210,000 in cash. The forgiven debt from these transactions resulted in $204,238 in extraordinary gain.

      Net Loss. Net loss increased 67.3% to $4,955,743 for the nine months ended September 30, 2000 an increase of $1,993,582 compared to a net loss of $2,962,161 for the nine months ended September 30, 1999. The increase in net
loss is a result of Logio's increased costs and expenses associated   with
the   continued   research, development, marketing and implementation of the
Logio website and related directory and their operations.

      Net Loss Attributable to Common Stockholders. The accretion of the beneficial conversion feature of Series A Preferred Stock was fully recognized by fiscal year end 1999. The remaining cumulative 6% dividend to each of the Series A Preferred stockholders was recognized in the first quarter 2000, totaling $64,360. As such, net loss attributable to common stockholders totaled $5,020,103 for the nine months ended September 30, 2000. Net loss attributable to common stockholders for the nine months ended September 30, 1999 totaled $9,201,168 after giving affect to the dividends and accretion of the beneficial conversion feature of Series A Preferred Stock recognized during the first nine months of 1999, totaling $6,239,007. This transaction resulted in an increase to additional paid-in capital and a corresponding increase in accumulated deficit during the quarters.

      Comparison of 1999 and 1998 Year End Periods. Following is a comparison of Logio's operating results for the year ended December 31, 1999 with the year ended December 31, 1998:

      Revenue. Revenues decreased $59,323, from $82,678 for the year ended December 31, 1998, to $23,355 for the year ended December 31, 1999. This 72% decrease was due to the discontinuation of the PC-based product and Logio's focus on the development of Logio.com site, which only recently became available for use in the marketplace.

      Costs of Revenues. Cost of revenues remained relatively flat with 1998 cost of sales amounting to $15,864 and 1999 amounting to $15,071. This decrease in cost of sales in the face of significant declines in revenue is attributed to the added cost of discontinuing the PC based lines.

      Research & Development. Research and development expense increased nearly 450% from $266,563 in 1998 to $1,198,546 in 1999. This was due primarily to the significant level of expenditure involved in the development of Logio.com site during 1999.

      Sales and Marketing. Sales and marketing expenses also increased significantly, from $34,554 in 1998 to $953,708 in 1999, an increase of nearly 2700%, as Logio prepared to and initiated its sales efforts in connection with the launch of the Logio.com site. Nearly 50% of these monies were spent in connection with advertising and branding campaign, and a majority of the balance was devoted to salaries and the cost of hiring marketing personnel.

      General and Administrative Expense. General and administrative expense increased significantly in 1999, as Logio increased staff in preparation for commercial operations. During 1999, as compared to 1998, general and administrative expenses increased 517% to $1,340,486 from $217,318.

      Depreciation and Amortization. Depreciation and amortization expense increased from $10,406 in 1998 to $179,169 in 1999 primarily due to the additional property, equipment and software that Logio acquired in 1999 to support its website development operations.

      Total Operating Expenses. Total operating expenses increased $4,595,678, from $528,841 in 1998 to $5,124,519 in 1999. This 969% increase in operating expenses resulted in an operating loss for 1999 of $5,116,235, an increased loss of $4,654,208 over the 1998 loss of $462,027.

      Other Income. Other income increased from $7,276 in 1998 to $196,310 in 1999, a 2700% increase, as interest and dividends on invested cash increased significantly due to the cash proceeds received from the Series A Preferred Share offering into secure liquid investments prior to their use in Logio's development process.

      Interest Expense. As a result of decreased borrowing, Logio's interest expense decreased from $28,158 in 1998 to $9,955 in 1999.

      Net Loss. Logio's net loss for 1999 grew $4,446,971 to $4,929,880, compared to a loss of $482,909 for 1998, as a result of the increased costs and expenses related to the research, development and implementation of the Logio.com website operations.

      Net Loss Attributable to Common Stockholders. Giving effect to the beneficial conversion feature of our Series A Preferred Share offering, Logio's total loss attributable to common stockholders was $11,399,741 in 1999. This resulted in an increase to additional paid in capital and a corresponding accumulated increase in deficit. This was the first year that the beneficial conversion feature was in existence.

      Comparison of 1998 and 1997 Year End Periods. Following is a comparison of Logio's operating results for the year ended December 31, 1998 with the year ended December 31, 1997:

      Revenue. Revenues increased $58,194 from $24,484 for the year ended December 31,1997, to $82,678 for the year ended December 31, 1998. This increase was due largely to a specific project Logio performed for an unaffiliated company using Logio's search engine technology.

      Costs of Revenues. Cost of revenues increased even more significantly, from $806 in 1997 to $15,864 in 1998, due to more accurate allocation of costs related to sales.

      Research & Development. Research and development expense increased during 1998 to $266,563, up from $126,281 in 1997. This was due to Logio's increased level of operations.

      Sales and Marketing. Sales and marketing expenses also increased from $5,274 in 1997 to $34,554 in 1998 due to the increased level of Logio's operations.

      General and Administrative Expense. General and administrative expense increased in 1998, as Logio geared up its commercial operations. During 1998, as compared to 1997, Logio's general and administrative expenses increased from $206,874 to $217,318.

      Depreciation and Amortization. Depreciation and amortization expense increased from $6,419 in 1997 to $10,406 in 1998 due to the additional property and equipment and software technology that Logio acquired in 1998.

      Total Operating Expenses. Total operating expenses increased $183,993 from $344,848 in 1997 to $528,841 in 1998. This resulted in an operating loss for 1998 of $462,027, an increased loss of $140,857 over the 1997 loss of $321,170.

      Interest Expense. As a result of heavier borrowing, Logio's interest expense grew $11,033 from $17,125 in 1997 to $28,158 in 1998.
Correspondingly, interest income more than doubled from $3,077 in 1997 to $7,276 in 1998 due to larger invested balances during the last 60 days of 1998.

      Net Loss. Logio's net loss for 1998 grew $147,691 to $482,909, compared to a loss of $335,218 for 1997 as a result of its increased costs and expenses, primarily from its commercial operations.

      Logio had no operations for the period ended December 31, 1996, so an item by item comparison of the results of operations for the periods ended December 31, 1996 and December 31, 1997 would reflect an increase in the amount of each of those line items to the extent of those line items in 1997. The changes in the line items are directly attributable to the fact that Logio initiated our operations during 1997.

      Quarterly Trends. Logio does not anticipate significant "seasonal" changes in its operations. Logio expects its revenues to grow consistently over the next five years, but believes they should grow reasonably even from quarter to quarter. Logio believes revenues will initially come from private label sales of its directory. Logio believes it will generate additional revenues through partnership arrangements with other sites that use Logio in other commerce-related areas over the Internet, and through the sale of information through the Logio site.

Liquidity and Capital Resources

      As a development stage company, Logio has been unable to fund its cash requirements through operations. Since Logio's inception, it has funded its cash requirements through debt and equity financings. Logio has used the proceeds of those transactions to fund its investment in the development of the Logio business information site and business directory, to provide working capital and for other general corporate purposes. Logio's management expects the acquisition by Pacific WebWorks to provide an infrastructure which will enhance its ability to market its products and technologies, resulting in cash flow. If the acquisition is not consummated there is substantial doubt about Logio's ability to continue as a going concern.

      As of September 30, 2000, Logio had $171,226 in cash and short-term investments, $1,755,093 in total assets and total liabilities of $604,535. As of September 30, 2000, Logio has negative working capital of $297,164, an accumulated deficit of $17,237,971 (a significant portion of which is due to dividends and accretion of the beneficial conversion feature of the Series A Preferred Stock) and total stockholders' equity of $1,l50,558.

               Logio used $3,572,247 in cash for operations during the nine months ended September 30, 2000 that relates mostly to consulting fees, salaries and other operating transactions.

      Cash totaling $92,829 was used in investing related activities for purchases of property and equipment during the nine months ended September 30, 2000. Short-term investments were sold for cash totaling $1,454,207 during the nine months ended September 30, 2000 in order to fund cash requirements.

      Cash provided by financing activities during the nine months ended September 30, 2000 includes $907,600 from the exercise of options and warrants. Logio purchased $65,685 of equipment during the nine months ended September 30, 2000 by entering into capital lease agreements. Cash used to pay financing activities for capital leases, notes payable and other long-term obligations totals $1,006,031 during the nine months ended September 30, 2000. Logio paid a cumulative stock dividend of 6% to the Series A Preferred stockholders during the first quarter of 2000 totaling 61,650 shares of our common stock.

      As of September 30, 2000, Logio had no material commitments for capital expenditures for the remainder of fiscal year 2000. Logio's capital lease obligations totaling $351,462 are due through February 2002 and notes payable of $96,116 are currently due to a software company.

      In June 2000, Logio received $500,000 in cash from three of its major stockholders and officers in exchange for 8% notes payable, which were originally due in July 2001. In September 2000, these notes and accrued interest of $11,666 were converted into 626,422 shares of Logio's common stock.

      On July 6, 2000, Logio signed a purchase agreement with five investors for the sale of two million shares of its common stock for a total purchase price of $1.4 million. The terms of the agreement require the deposit of $1.4 million into an escrow account before July 31, 2000. The monies were agreed to be released to Logio upon the effective registration of the shares with the Securities and Exchange Commission on or before October 31, 2000. In September 2000, the Securities and Exchange Commission declared the registration effective. As of September 30, 2000, the investors have not released the funds and are in default of the agreement.

      Logio expects to continue to generate negative cash flows for at least the next several quarters. Logio anticipates that its principal liquidity needs over the next twelve months will be met with proceeds generated from private offerings of its securities. There can be no assurance that the offerings will take place or that the proceeds of such offerings will be adequate to meet Logio's needs. Logio's need to raise external capital in the future will depend on many factors, including, but not limited to, the rate of sales growth and market acceptance of our products and services, the amount and timing of our necessary and continuing research and development expenditures, the amount and timing of our expenditures to sufficiently market and promote our Logio site and the Logio brand name and the timing of any new product introductions.

      Logio currently estimates that it will require between $15 and $20 million to continue to develop its products and operate in accordance with its business plan through fiscal 2002. The actual costs will depend on a number of factors, including:

      - Logio's ability to negotiate favorable prices for purchases of necessary directory components
      -  the number of customers (traffic) and advertisers
      -  the services for which they subscribe
      -  the nature and success of the services which Logio offers
      -  regulatory changes, and
      -  changes in technology.

      In addition, Logio's actual costs and revenues could vary from the amounts Logio expects or budgets, possibly materially, and those variations are likely to affect how much additional financing it will need for its operations. Accordingly, there can be no assurance that its actual financial needs will not exceed the amounts available to it.

      Expected future uses of cash include continued expansion, development and enhancements of the Logio site, strategic sales and marketing related to private label sales of the Logio directory to corporate intranets and Internet companies, and maintaining Logio's current level of administration and operations. This is expected to be achieved by obtaining additional staffing in the sales and marketing and development departments, and by engaging certain professional services firms.

      To the extent that Logio acquires the amounts necessary to fund its business plan through the issuance of equity securities, Logio's then-current stockholders may experience dilution in the value per share of their equity securities. The acquisition of funding through the issuance of debt could result in a substantial portion of Logio's cash flows from operations being dedicated to the payment of principal and interest on that indebtedness, and could render the Company more vulnerable to competitive and economic downturns.

Recent Accounting Pronouncements

      During first quarter 2000, the Financial Accounting Standards Board issued FIN 44, an Interpretation of APB Opinion 25 on accounting for employee stock compensation. The statement provides clarification on, among other things, the definition of an employee, on a fixed stock option or award and variable accounting for stock options and awards. FIN 44 was effective on July 1, 2000. Logio believes that the impact of the adoption of this Interpretation will not have a significant effect on our financial statements.

      The SEC staff issued SAB 101, "Revenue Recognition in Financial Statements," in December 1999. The SAB provides registrants with the staff's positions on revenue recognition requirements and related disclosures under generally accepted accounting principles. SAB 101 was to be effective no later than the second fiscal quarter of the fiscal year beginning after December 15, 1999. SAB 101 has since been amended and is effective no later than the fourth fiscal quarter of the fiscal year beginning after December 31, 1999. Logio believes that, as it achieves significant levels of revenue, it will adopt SAB 101 in the recognition of such revenue and that this statement will then be reflected in its financial statements.

Special Note Regarding Forward-Looking Statements

      Certain statements contained in "Management's Discussion and Analysis" constitute forward-looking statements concerning Logio's operations, economic performance and financial condition. Because those statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by those forward-looking statements.

      In addition, any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking and, accordingly, those statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, those types of statements are qualified in their entirety by reference to, and are accompanied by, the
factors discussed throughout this prospectus/proxy statement.   Among the key
factors that have a direct bearing on Logio's results of operations are the potential risk of delay in implementing its business plan; the economic and legal aspects of the markets in which it operates; competition; and its need for additional substantial financing. Logio has no control over these factors.

      The factors described in this prospectus/proxy statement could cause Logio's actual operating results to differ materially from those expressed in any forward-looking statements made by or on behalf of Logio. Persons reviewing this prospectus/proxy statement, therefore, should not place undue reliance on those forward-looking statements. Further, to the extent this prospectus/proxy statement contains forward-looking statements, they speak only as of the date of this prospectus/proxy statement, and Logio undertakes no obligation to update any forward-looking statement or statements to reflect the occurrence of unanticipated events. New factors may emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
             ON ACCOUNTING AND FINANCIAL DISCLOSURES

      In February, 2000, our Board of Directors authorized the engagement of Grant Thornton LLP as our independent certified public accountants for the fiscal year ended December 31, 1999, and concurrently, we dismissed Crouch Bierwolf & Chisholm, P.C., which had served as our independent accountants since 1998. Our decision to change accountants was prompted by the ability of Grant Thornton to provide audit services for us on an extended scale as our operations are expected to expand. Our Board of Directors participated in and approved the decision to change independent accountants.

      The reports of Crouch Bierwolf on our financial statements for the two fiscal years prior to their termination contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for 1998 and through February 23, 2000, there were no disagreements with Crouch Bierwolf on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crouch Bierwolf would have caused Crouch Bierwolf to make reference thereto in their report on the financial statements for such year.

      During the most recent fiscal year and through any interim period prior to our engagement of Grant Thornton, we had not consulted with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

                VOTING AND MANAGEMENT INFORMATION
                 --------------------------------

                INFORMATION REGARDING THE MEETING

      Pacific WebWorks' stockholders are not required to vote on the acquisition of Logio by Pacific WebWorks and Pacific WebWorks will not hold a special meeting of stockholders, nor solicit proxies.

      Logio will hold a special meeting of stockholders to consider, approve and adopt the acquisition agreement which provides for the stock-for-stock exchange. Only holders of record of Logio common stock at the close of business on October 31, 2000 will be entitled to notice of and to vote at the Logio special meeting. The special meeting will be held on January 16, 2001 at 10:00 a.m. local time, at 1760 Fremont Drive, Salt Lake City, Utah, 84104. At the meeting, Logio's stockholders will be asked to vote for approval and adoption of the acquisition agreement. Stockholders not agreeable to the proposal have dissenters rights of appraisal. See, "Dissenters Rights" on page 48.

      Proxies are solicited on behalf of the Logio board and Pacific WebWorks will bear the costs of the proxy solicitation. This prospectus/proxy statement and the accompanying proxy card were first mailed to stockholders on or about December 15, 2000. The proxies submitted in connection with this meeting may be revoked by the submitting stockholder(s) at any time prior to the time of the meeting. Unless otherwise indicated, or unless previously revoked, all properly executed proxies received will be voted by the board of directors as they see fit. Logio's board unanimously recommends that Logio stockholders vote FOR the approval and adoption of the acquisition agreement. If any other matters are properly brought before the Logio special meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the board of directors.

      More than 50% of the shares represented in person or proxy at the special meeting must vote FOR the acquisition in order to approve the acquisition.

Questions and Answers Regarding the Meeting

      What may I vote on? You will be entitled to vote, either in person or by proxy, on adoption and approval of Agreement and Plan of Reorganization, dated October 31, 2000 (the acquisition agreement).

      How does the Board recommend I vote on the proposals? The Board recommends a vote FOR the acquisition agreement.

      Who is entitled to vote? Logio stockholders of record as of the close of business on October 31, 2000 are entitled to vote at the meeting.

      How do I vote? Sign and date the proxy card you receive with this prospectus/proxy statement and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by:

     *    notifying our corporate Secretary, Tom Eldredge; OR

     *    Voting in person; OR

     *    returning a later-date proxy card

      Who will count the votes? We have appointed Daniel W. Jackson, Attorney, as the inspector of the election. He or his representative will count and tabulate the votes.

      Is my vote confidential?  Your vote will not be disclosed except:

      1. as needed to permit the inspector of election to tabulate and certify the vote;

      2.      as required by law; or

      3. in limited circumstances, such as a proxy contest in opposition to the board.

      Additionally, all comments written on the proxy card or elsewhere will be forwarded to our management, but your identity will be kept confidential unless you ask that your name be disclosed.

      What shares are included on the proxy card? The shares on your proxy card represented ALL of your shares, including those shares held in your accounts at various brokerages. If you do not return your proxy card, your shares will not be voted.

      What does it mean if I get more than one proxy card? If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all the proxy cards you receive to ensure that all your shares are voted.

      How many shares can vote? As of the record date, 18,425,830 shares of Logio common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter being considered.

      What is a "quorum"? A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and to be adopted a proposal must be approved by more than 50% of the shares voting at a meeting at which there is a quorum. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. We intend to treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) as shares that are presented and entitled to vote for purposes of determining the presence of a quorum. We will not consider broker non-votes as votes cast either for or against a particular matter.

      Who can attend the special meeting? All of our stockholders as of October 31, 2000 can attend. Due to limited space in the meeting room, we are limiting the persons who can attend the meeting to Logio stockholders, their representatives, Logio employees and directors and Logio representatives.

      How will voting on any other business be conducted? Although we do not know of any business to be considered at the meeting other than the proposal described in this prospectus/proxy statement, if any other business is presented at the meeting, your signed proxy card gives authority to our board of directors to vote on those matters at their discretion.

      Who are the largest principal stockholders? As of October 2000, Technology Equity Fund Corp. owns 8.1% of our capital stock. In addition, our directors and officers as a group own 28.3% of the outstanding shares entitled to vote on the acquisition.

      How much did this proxy solicitation cost? Logio did hire a third party to assist in the distribution of the prospectus/proxy statement. We estimate that our costs for those actions (which will be conducted by our employees, officers and directors) will be approximately $30,000. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the prospectus/proxy statement to Logio stockholders.

      How do I revoke my proxy after I give it? A stockholder giving a proxy pursuant to this prospectus/proxy statement may revoke it at any time prior to its exercise at the meeting by delivering to our corporate secretary a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, however, constitute revocation of your proxy without your further action. Any written notice revoking your proxy should be sent to our principal executive offices addressed as follows: Attn: Tom Eldredge, Secretary, Logio, Inc., 405 East 12450 South, Suite B, Draper, Utah 84020.


          LOGIO VOTING SECURITIES AND PRINCIPAL HOLDERS

      On October 31, 2000 there were 18,425,830 shares of Logio common stock issued and outstanding and entitled to vote on the approval of the acquisition agreement. Each share of Logio common stock is entitled to one vote per share. The method for counting votes at the special meeting is as follows:
(i) proxies received by mail for, against or in abstention of the acquisition agreement will be tallied, (ii) then the proxies revoked by persons present at the meeting will be tallied and the proxy totals will be adjusted accordingly, and (iii) then votes by persons present at the meeting for or against will be added to the proxy totals to ascertain the total vote.

      The following table sets forth the beneficial ownership of Logio's outstanding common stock entitled to vote held by each of Logio's executive officers, directors and all executive officers and directors as a group and other persons known to us that own five percent or more of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares issuable on either the exercise of vested options or warrants held by that person and that are exercisable within 60 days after October 31, 2000. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage calculation of beneficial ownership is based on 18,425,830 shares of Logio common stock outstanding as of October 31, 2000.

                    CERTAIN BENEFICIAL OWNERS

                               Common Stock Beneficially Owned
                               --------------------------------------
Name and Address of            Number of Shares of
Beneficial Owners              Common Stock             Percentage of Class
--------------------------     -----------------------  --------------------
Technology Equity Fund Corp.
1209 Orange Street
Wilmington, Delaware 19801             1,500,000               8.1%


                            MANAGEMENT

                               Common Stock Beneficially Owned
                               --------------------------------------
Name and Address of            Number of Shares of
Beneficial Owners              Common Stock              Percentage of Class
--------------------------     -----------------------   --------------------
Kenneth W.  Bell
405 E. 12450 S., Suite B
Draper, Utah 84020                     1,710,641 (1)           9.2%

James W.  Johnston
405 E. 12450 S., Suite B
Draper, Utah 84020                     2,234,417 (2)          11.9%

M.  Daniel Lunt
405 E. 12450 S., Suite B
Draper, Utah 84020                     2,011,577 (3)          10.8%

Thomas R.  Eldredge
405 E. 12450 S., Suite B
Draper, Utah 84020                        55,000 (4)           *

Michael D.  Fowler
405 E. 12450 S., Suite B
Draper, Utah 84020                        10,500 (5)           *

David Grow
405 E. 12450 S., Suite B
Draper, Utah 84020                        10,000 (5)           *

All Executive officers and
 directors as a group                  6,034,135 (6)          31.3%


*    Less than 1% of the outstanding common stock.
1 Mr. Bell has sole voting power and investment power of 530,033 shares and shares voting power and investment power of 930,608 shares with his spouse. Includes options to acquire 250,000 common shares.
2 Mr. Johnston has sole voting power and investment power of 213,194 shares, shares voting power and investment power of 1,703,339 shares held jointly with his spouse; and 66,408 are held in the name of his spouse. He also influences the investment power and voting power of 1,476 shares held by his child. Mr. Johnston does not disclaim beneficial ownership of his spouse's and child's shares. Includes options to acquire 250,000 common shares.
3 Mr. Lunt has sole voting power and investment power of 213,194 shares, shares voting power and investment power with his spouse of 1,548,383. Includes options to acquire 250,000 common shares.
4 Mr. Eldredge holds options to acquire 180,000 common shares, of which the options for 55,000 common shares are vested.
5     Includes as to each listed party, options to acquire 10,000 common shares.
6     Includes options to acquire 825,000 common shares.

                        DISSENTERS' RIGHTS

     The Logio Board believes that the acquisition will be in the best interest of Logio's stockholders. However, Logio stockholders are entitled to assert their dissenter's rights as provided for in Sections 92A.300 through 92A.500 of the Nevada Revised Statutes. In compliance with Section 92A.410 of the Nevada Revised Statutes a copy of Sections 92A.300 through 92A.500 of the NRS are attached to this prospectus/proxy statement as Appendix A.

     Pursuant to Section 92A.380 of the Nevada Revised Statutes, each stockholder has the right and is entitled to dissent from the consummation of the acquisition and receive payment of the fair value of the common stock owned by that stockholder. In the event a stockholder elects to exercise dissenters' rights, such stockholder must comply with the applicable procedures set forth in Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, as summarized below, in order to receive payment of the fair value of any common shares.

     If a Logio stockholder elects to exercise his dissenters' rights in accordance with Section 92A.440, the Logio stockholder will be paid the fair value of the shares as determined by the board of directors. Pursuant to 92A.420, to assert dissenters' rights a stockholder must deliver to Logio, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and the stockholder must not vote his shares in favor of the proposed action. A vote against the corporate action does NOT satisfy the requirements for assertion of dissenters rights.

     A demand form is attached to this prospectus/proxy statement as Appendix B and must be received by Logio no later than 5:00 p.m.,local time, Monday, January 22, 2001. The stockholder's certificate must be deposited no later than January 31, 2001, at 5:00 p.m, local time. Logio retains the authority to restrict the transfer of common stock not represented by a certificate from the date the demand form is received by Logio.

    The board of directors has determined the fair value of each share of common stock to be $0.286. The determination of the per share fair value was computed based on the average close for 30 days prior to the announcement of the signing of the acquisition agreement.

Interests of Certain Persons

     Neither Pacific WebWorks or Logio knows of any direct or indirect substantial interest of any director, executive officer or other affiliate of either company in the acquisition.

                            MANAGEMENT

     The directors and executive officers and key employees of Pacific WebWorks corporation are listed below. Their respective ages and positions are listed, as well as, biographical information for each of these persons is presented below. Our articles of incorporation provide for a board of directors consisting of at least 3, but no more than 9 persons. Our directors serve for terms of one year. Our executive officers are chosen by our board of directors and serve at its discretion.

Currently, the offices of Secretary and Treasurer are vacant. Our board will appoint and individual or individuals to those positions by early 2001. There are no family relationships between or among any of our directors, executive officers, and key employees.

Directors and Executive Officers

Name                       Age  Position Held

Christian R. Larsen        26   President, Chief Executive Officer, and
                                Director
Lamar P. Taylor            38   Director
Allan E. Oepping           25   Director, Vice President of Engineering
Eric K. Schmitter          26   Director
Benjamin A. Black          28   Director
Tom Hill                   48   Director, President and Chief Executive
                                Officer of IntelliPay, Inc.

     Christian R. Larsen: Mr. Larsen serves as President and Chief Executive Officer and a director of Pacific WebWorks, Inc. and has done so since April 1999. For the two years prior to this, he served as Chief Operating Officer for Pacific WebWorks, Inc. and as a consultant for Utah WebWorks. In July 1993, he started Innovative Research and Animated Design, Inc. ("IRAD") which developed custom and commercial software for animation and special effects.
He served as President of IRAD from October 1993 until February 1997. IRAD grew to a Company employing 28 individuals. He has seven years experience providing computer consulting and business management services. Mr. Larsen filed a Chapter 7 voluntary bankruptcy petition in May of 1997 in the District of Utah Central Division of the United States Bankruptcy Court, which was discharged in September of 1997.

     Lamar P. Taylor: Mr. Taylor was the founder of Utah WebWorks, Inc. He currently serves as a Director. He served as President for Utah WebWorks from April 1997 until it merged with Pacific WebWorks in April, 1999. Mr. Taylor then served as President and Chief Executive Officer of Pacific WebWorks until May, 1999. From 1994 through 1997, Mr. Taylor worked as a senior animator for IRAD, producing two dimensional and three dimensional computer animation for television commercials, promotional videos and medical simulations. From 1991 through 1994, Mr. Taylor was employed as the Freelance Technical Director for Shockwave Entertainment, Inc. There he created interactive video graphics for feature films including True Lies and Lawnmower Man. He received his B.A. with Honors from California State University, Los Angeles in 1991.

     Allan E. Oepping: Mr. Oepping serves as a Director and as Pacific WebWorks' Vice President of Engineering. He is a Microsoft Certified Professional (MCP) and has fourteen years' experience working with computer hardware and software. He started with Utah WebWorks in November of 1997 as an independent consultant, then became its Technical Director in August of 1998. He was the head programmer for IRAD for five years. While at IRAD, Mr. Oepping developed several new technologies, including a spatial division/isolation technique which speeds up renderings from 200% to 700%. He attended Salt Lake Community College in Salt Lake City, Utah during 1994. Mr. Oepping filed a Chapter 7 voluntary bankruptcy petition on March 2, 1998, in the District of Utah, Central Division of the United States Bankruptcy Court. The petition was discharged on June 12, 1998.

     Eric K. Schmitter: Mr. Schmitter serves as a Director. He started with Utah WebWorks as the Creative Director in April of 1997. He has two years experience in animation and two years experience in software sales. He attended the University of North Texas during 1993 and the University of Utah in 1994. In 1988, Mr. Schmitter filed a Chapter 13 voluntary bankruptcy petition, which later converted to a Chapter 7, in the District of Utah, Central Division, of the United States Bankruptcy Court. The petition was subsequently discharged later that year.

     Benjamin A. Black: Mr. Black serves as a Director. He has five years' experience in software development programming. He has worked as Senior Programmer for Utah WebWorks since April of 1997. He was lead programmer at IRAD from 1994 through 1997. In 1995 he received his Associate of Science degree in electronics technology from Salt Lake Community College in Salt Lake City, Utah. He is a Microsoft Certified Professional (MCP) and is experienced in advanced programming languages including C, C++, and Perl.

     Tom Hill: Mr. Hill was appointed as a Director for Pacific WebWorks in May 2000. He is the President and CEO of IntelliPay, Inc., a wholly-owned subsidiary of Pacific WebWorks. He has held this position with IntelliPay since

February 1998. Prior to his service with IntelliPay, he was the sales and marketing manager for BobCAD-CAM Inc. in San Jose California. Tom attended North Texas State University. While at North Texas State, Mr. Hill studied Public Relations and Journalism.

Executive Compensation

None of the named executive officers have received compensation in excess of $100,000 during the past fiscal year. The table below lists our Chief Executive Officer compensation for the past three fiscal years.


                    SUMMARY COMPENSATION TABLE


                                                            Long Term Compensation
                           ------------------------------- ------------------------
                                 Annual Compensation        Awards          Payouts
                           ------------------------------- ---------------- ---------
(a)                  (b)   (c)       (d)        (e)         (f)      (g)        (h)     (i)
                                                Other       Re-                         All
Name                                            Annual      stricted                    Other
and                                             Compensa-   Stock    Underlying LTIP    Compensa-
Principal                                       sation      Awards   Options/   Payouts tion
Position             Year  Salary($) Bonus($)   ($)         ($)      SAR's(#)   ($)     ($)
-------------------- ----- --------- ---------- ----------- -------  ---------- ------- -------
Christian R. Larsen  1999  $ 60,000  $       0  $        0  $     0  $        0 $    0  $    0
President, C.E.O.    1998    36,000          0           0        0           0      0       0
                     1997    24,000          0           0        0           0      0       0


     Each executive officer is compensated at a different level, however the compensation structure for the officers is the same. Executive compensation is based upon a base salary with bonuses being established upon a percentage of gross sales. Total salaries and bonuses are also capped. There is also a program under which executives are compensated in the form of stock options which are awarded based on sales or performance milestones and can be executed at $2.00 a share. We determine an executive's availability to participate in the program by accomplishment of revenue milestones.

     Upon reaching a specified milestone as determined by our Board, each executive can receive a bonus which will not exceed $150,000 total compensation when added to his or her base salary. Executive officers and employees are treated equally with respect to sick time, paid holidays, and medical insurance. We value these benefits at approximately $6,100 per year, based upon an average annual salary of $35,000.

Compensation of Directors.

     We do not have any standard compensation arrangements for our directors.

Employment Contracts.

     In April 1999 we adopted a policy to enter into employment agreements with our senior management. Each agreement is effective for one year and will be automatically renewed annually unless terminated. Mr. Larsen, our Chief
Executive Officer, will receive an annual base salary of $60,000 and bonuses not to exceed an additional $65,000. Each of our senior managers receives medical insurance. Each may be terminated for cause if he or she acts improperly or negligently in his or her position, engages in dishonest or illegal conduct, and/or breaches our policies and procedures. Each may be terminated for disability if he fails to perform duties for 90 consecutive days for mental or physical health reasons. Each promises to not compete with us for a period of one year after his or her employment expires or terminates, unless he assures us in writing that confidential and proprietary information will not be jeopardized. All inventions and improvements in our products or methods of conducting business shall remain our property. Each agrees not to solicit employees, customers or others for a period of two years after the termination of his or her employment. After termination or resignation, each agrees not to disclose or use confidential or proprietary information. The agreements provide compensation if we have a change in control or if the person resigns, or if the employment is terminated.

                                50

           PRINCIPAL HOLDERS OF PACIFIC WEBWORKS SHARES

     The following table sets forth the beneficial ownership of Pacific
WebWorks outstanding common stock of each person or group known by us to own beneficially more than 5% of our outstanding common stock; each of our executive officers; each of our directors; and all executive officers and directors as a group.

     Beneficial ownership is determined according to the rules of the SEC and generally includes voting or investment power with respect to securities.
Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of beneficial ownership is based on 14,858,342 shares of common stock.

                    CERTAIN BENEFICIAL OWNERS


                               Common Stock Beneficially Owned
                               --------------------------------------
                                                 Percentage of  Percentage of
Name and Address of            Number of Shares  class prior to class after
Beneficial Owners              Of Common Stock   share exchange share exchange
--------------------------     ----------------  -------------- --------------
LVT Associates, LLC
2247 Emerson
Salt Lake City, Utah 84108        1,575,000 (2)       10.6%           8.9%

Net Strategic Investments, LLC
1986 E. Falcon Hill Circle
Sandy, Utah 84092                 1,117,500 (1)        7.5%           6.3%

(1)  Christian Larsen's father owns all of the outstanding stock of Net
     Strategic Funding, Inc., the corporation which owns all of the interest of Net Strategic Investments, LLC. Mr. Christian Larsen has disclaimed beneficial ownership of these shares.


                      DIRECTORS AND OFFICERS

                               Common Stock Beneficially Owned
                               --------------------------------------
                                                 Percentage of  Percentage of
Name and Address of            Number of Shares  class prior to class after
Beneficial Owners              Of Common Stock   share exchange share exchange
--------------------------     ----------------  -------------- --------------
Benjamin A.  Black                500,000              3.4%        2.8%
1760 Fremont Drive
Salt Lake City, Utah 84104

Tom Hill                          553,056              3.7%        3.1%
2481 Valleywood Drive
San Bruno, California 94066

Allan E.  Oepping                 725,000              4.9%        4.1%
1760 Fremont Drive
Salt Lake City, Utah 84104

Eric K.  Schmitter                370,000              2.5%        2.1%
1760 Fremont Drive
Salt Lake City, Utah 84104

Lamar P. Taylor                 1,575,000 (2)         10.6%        8.9%
1760 Fremont Drive
Salt Lake City, Utah 84104

All executive officers and
directors as a group            3,723,056             25.1%       21.1%

                                51

(2) Mr. Taylor is one of two members of LVT Associates, LLC and shares voting and investment power with such LLC.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The following information summarizes certain transactions we have either engaged in since the beginning of our past fiscal year or propose to engage in involving our executive officers, directors, 5% stockholders, or immediate family members of such persons:

       Pursuant to the Asphalt Associates and Utah WebWorks merger agreement, dated January 6, 1999, $1,000,000 was placed in an escrow account by Asphalt
Associates to be disbursed to the merged entity.  Utah WebWorks was loaned
$250,000 of these funds by Asphalt Associates, Inc. as a 30 day interest free loan in order to allow it to satisfy a debt pending the merger. The note payable was credited to Utah WebWorks' value in determining the number of shares its stockholders received. Accordingly, six of the Utah WebWorks stockholders received a total of 5,000,000 shares in the merged entity. The balance of the funds ($750,000) was distributed to us between January and June of 1999.

       During 1999, we recognized $166,046 as a note receivable from World
Commerce Network, LLC, our subsidiary. There is no provision for interest and the balance is due within the next twelve months. As of December 31 1999, there is an accounts receivable of $6,800 due from World Commerce Network, LLC.

       On April 4, 2000 we signed a reorganization agreement to acquire all of the outstanding shares of IntelliPay, Inc., a Delaware corporation. As a result of this transaction Tom Hill, the President of IntelliPay, was appointed to our board of directors.

                                52

                  INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF PACIFIC WEBWORKS FOR PERIOD ENDED SEPTEMBER 30, 2000
   Consolidated Balance Sheets as of September 30, 2000
     (Unaudited) and December 31, 1999....................................F-2
   Consolidated Statements of Operations for the Nine Months
     Ended September 30, 2000  and 1999 (Unaudited).......................F-3
   Consolidated Statements of Cash Flows for the Nine Months Ended
     September 30, 2000 and 1999 (Unaudited)..............................F-4
   Notes to Consolidated Financial Statements for the Nine
     Months Ended September 30, 2000 (Unaudited)..........................F-5

FINANCIAL STATEMENTS OF PACIFIC WEBWORKS FOR THE YEARS ENDED DECEMBER 31, 1999
AND 1998
   Reports of Independent Auditors........................................F-9
   Consolidated Balance Sheets as of December 31, 1999 and
     December 31, 1998................................................... F-10
   Consolidated Statements of Operations for Years Ended
     December 31, 1999, 1998 and 1997.....................................F-11
   Consolidated Statements of Stockholder's Equity for Years
     Ended December 31, 1999, 1998 and 1997...............................F-12
   Consolidated Statements of Cash Flows for Years Ended
     December 31, 1999, 1998 and 1997.....................................F-13
   Notes to Consolidated Financial Statements.............................F-15

FINANCIAL STATEMENTS OF LOGIO (formerly WordCruncher Internet Technologies,
Inc.)  FOR THE PERIOD ENDED SEPTEMBER 30, 2000
   Consolidated Balance Sheets as of September 30, 2000 (Unaudited)
     and December 31, 1999................................................F-20
   Consolidated Statements of Operations for the Nine Months
     Ended September 30, 2000  and 1999 (Unaudited).......................F-21
   Consolidated Statements of Cash Flows for the Nine Months
      Ended September 30, 2000 and 1999 (Unaudited).......................F-22
   Consolidated Statements of Stockholders' Equity for the Nine
      Months Ended September 30, 2000 and December 1999...................F-24
   Notes to Consolidated Financial Statements for the Nine
     Months Ended September 30, 2000 and December 1999 (Unaudited)........F-28

FINANCIAL STATEMENTS OF LOGIO FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND
1997
   Report of Grant Thornton LLP, independent certified public accountants on the December 31, 1999 financial statements............F-33
   Report of Crouch, Bierwolf and Chisholm, independent certified public accountants on the December 31, 1998 and 1997 financial
     statements...........................................................F-35
   Consolidated Balance Sheets as of December 31, 1999 and
     December 31, 1998....................................................F-36
   Consolidated Statements of Operations for Years Ended December
     31, 1999, 1998 and 1997..............................................F-37
   Consolidated Statements of Stockholder's Equity for Years Ended
     December 31, 1999, 1998 and 1997.....................................F-38
   Consolidated Statements of Cash Flows for Years Ended December
     31, 1999, 1998 and 1997..............................................F-41
   Notes to Consolidated Financial Statements.............................F-43

                                53


                      Pacific Webworks, Inc.
                         And Subsidiaries

                Consolidated Financial Statements
                        September 30, 2000

                               F-1

                      Pacific Webworks, Inc.
                  Consolidated Balance Sheets



                                                     September 30 December 31
                                                         2000        1999
                                                     ------------ ------------
                                                      (Unaudited)

Assets

Current Assets (unaudited)
Cash and Cash Equivalents                            $    72,044  $   153,898
Accounts Receivable (net of allowance of
 $12,798 and $3,798 respectively)                        232,483      101,429
Employee Receivable                                        3,924        4,578
Prepaid Expenses                                         362,350       16,333
Accounts Receivable - Related Party                            -        6,800
Notes Receivable - Related Party                               -      166,046
Note Receivable                                                -            -
                                                     ------------ ------------

Total Current Assets                                     670,801      449,084
                                                     ------------ ------------

Property and Equipment                                   443,826      171,393
                                                     ------------ ------------
Other Assets
Goodwill, net                                          4,283,939            -
Deposits                                                   5,250        5,250
Computer Software Costs                                  342,534        4,832
                                                     ------------ ------------
Total Other Assets                                     4,631,723       10,082
                                                     ------------ ------------

Total Assets                                         $ 5,746,350  $   630,559
                                                     ============ ============
Liabilities and Stockholders' Equity

Current Liabilities
Accounts Payable                                     $   473,599  $   74,550
Accrued Expenses                                         271,485      70,177
Notes Payable                                                  -     500,000
Notes Payable - Related Party                            216,580           -
Deferred Revenue                                       2,967,088           -
                                                     ------------ ------------

Total Current Liabilities                              3,928,752     644,727

Minority Interest                                              -           -
                                                     ------------ ------------
Stockholders' Equity
Common Stock, authorized 50,000,000 shares of no
 par value, issued and outstanding 10,400,342 and
 10,395,679 shares                                        14,858      10,396
Deferred Compensation                                          -     (13,216)
Paid in Capital                                        9,763,603   2,775,404
Retained Deficit                                      (7,960,863) (2,786,752)
                                                     ------------ ------------

Total Stockholders' Equity                             1,817,598     (14,168)
                                                     ------------ ------------

Total Liabilities and Stockholders' Equity           $ 5,746,350  $  630,559
                                                     ============ ============
                               F-2


                     Pacific WebWorks, Inc.
              Consolidated Statements of Operations
                           (Unaudited)


                                        For the three             For the nine
                                        months ended              months ended,
                                 September30, September 30, September30, September 30,
                                     2000         1999          2000         1999
                                 ------------ ------------  ------------ -------------
SALES                            $ 1,682,669  $    72,151   $ 3,273,508  $    111,281

COST OF GOODS SOLD                   116,235        8,316       212,597        19,684
                                 ------------ ------------  ------------ -------------

GROSS PROFIT                       1,566,434       63,835     3,060,911        91,597
                                 ------------ ------------  ------------ -------------
OPERATING EXPENSES
General And Administrative
  Expenses                           650,710      240,083     2,255,464       554,405
Sales                                737,804      102,689     4,503,581       206,551
Research and Development             246,972      100,673       645,372       205,946
                                 ------------ ------------  ------------ -------------

TOTAL OPERATING EXPENSES           1,635,486      443,445     7,404,417       966,902
                                 ------------ ------------  ------------ -------------

OPERATING INCOME (LOSS)              (69,052)    (379,610)   (4,343,506)     (875,305)
                                 ------------ ------------  ------------ -------------
OTHER INCOME AND (EXPENSES)
Amortization                        (307,875)      95,841      (641,484)   (1,230,300)
Depreciation                         (41,149)      (4,045)      (88,568)      (12,248)
Interest Expense                     (40,226)      (4,861)     (100,553)       (4,861)
Minority Interest                          -            -             -             -
                                 ------------ ------------  ------------ -------------

Total Other income and (Expenses)   (389,250)      86,935      (830,605)   (1,247,409)
                                 ------------ ------------  ------------ -------------

NET INCOME (LOSS)                $  (458,302) $  (292,675)  $(5,174,111) $ (2,122,714)
                                 ============ ============  ============ =============

NET INCOME (LOSS) PER SHARE            (0.03)       (0.03)        (0.41)        (0.22)
                                 ============ ============  ============ =============

WEIGHTED AVERAGE NUMBER OF        14,267,212    9,447,556    12,504,532     9,447,556
COMMON SHARES                   ============= ============  ============ =============


                               F-3

                      Pacific WebWorks, Inc.
             Consolidated Statements of Cash Flows
                           Unaudited)


                                                 For the nine months ended
                                                 September 30  September 30
                                                     2000         1999
                                                 ------------- -------------
Cash Flows From Operating Activities

Net income (loss)                                $ (5,174,111) $ (2,122,714)
Adjustments to Reconcile Net Income (Loss) to
Net Cash Used in Operating Activities:
Depreciation & Amortization                           730,051     1,249,773
Bad Debt                                               18,000             -
Minority Interest                                           -             -
Loss on Investments                                    25,000             -
Change in Assets and Liabilities (Net of
 effects of acquisition of WCN)
(Increase) Decrease in:
Accounts Receivable                                   (96,616)      (49,251)
Other Receivables                                       1,595             -
Prepaid Expenses                                     (346,018)            -
Increase/(decrease) in:
Accounts Payable and Accrued Expenses                  71,071        48,261
Deferred Expenses                                           -             -
Deferred Revenue                                    2,719,588             -
                                                 ------------- -------------

Net Cash Provided (Used) by Operating Activities   (2,051,440)     (873,931)
                                                 ------------- -------------
Cash Flows from investing Activities
Cash paid for Notes Receivable                              -             -
Purchase of Property and Equipment                   (244,150)     (110,621)
Cash paid for deposits                                   (500)            -
Cash acquired in acquisition                            9,718       750,000
                                                 ------------- -------------

Net Cash Provided (Used) by Investing Activities     (234,932)      639,379
                                                 ------------- -------------
Cash Flows from Financing Activities
Proceeds from debt financing                          597,446       500,000
Principal payments on debt financing                  (18,873)     (250,000)
Proceeds from Issuance of Stock                     1,625,945             -
Warrants issued for services                                -             -
                                                 ------------- -------------

Net Cash Provided (Used) by Financing Activities    2,204,518       250,000
                                                 ------------- -------------
Net increase (Decrease) in Cash and
 Cash Equivalents                                     (81,854)       15,448
                                                 ------------- -------------

Cash and Cash Equivalents Beginning of Period         153,898         9,306
                                                 ------------- -------------
Cash and Cash Equivalents
End of Period                                    $     72,044  $     24,754
                                                 ============= =============
                               F-4

                      Pacific Webworks, Inc.
                        September 30, 2000

NOTES TO FINANCIAL STATEMENTS

          Pacific Webworks, Inc. (the "Company") has elected to omit substantially all footnotes to the financial statements for the nine months ended September 30, 2000, since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999.

UNAUDITED INFORMATION

          The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

ACQUISITION OF WORLD COMMERCE NETWORK, LLC

          Effective January 1, 2000, the Company issued 4,663 shares of its common stock to U.S. Merchant Systems, Inc. for 1% of the outstanding stock of World Commerce Network, LLC. (WCN) The shares were valued at $9,180. The issuance increases the Company's ownership in WCN to 51% and WCN therefore becomes a subsidiary of the Company. The operations of WCN have been consolidated with the Company's operations effective January 1, 2000. Prior to the additional 1% purchase, the Company owned 50% of WCN and recorded its investment using the equity method. The balance at December 31, 1999 was $0.

ACQUISITION OF INTELLIPAY, INC.

          On April 4, 2000, the Company completed an Agreement and Plan of Reorganization between Pacific Webworks, Inc. a public Nevada corporation (the Company) and Intellipay, Inc. a private Delaware corporation (Intellipay).
The Company issued 2,400,000 shares of common stock valued at $4,320,000 for all of the outstanding shares of Intellipay. Thereby Intellipay became a wholly owned subsidiary of the Company. The transaction was recorded using the purchase method of accounting.

COMMON STOCK

     On June 30, 2000, the Company's $1,000,000 notes payable and $37,536 accrued interest were converted to 1,040,000 shares of common stock at $1.00 per share.

                      Pacific Webworks, Inc.
                        September 30, 2000


     On September 20, 2000, the Company's $600,000 notes payable were converted to 600,000 shares of common stock at $1.00 per share.

REVENUE RECOGNITION

     The company receives revenue from the sales of access to its web-based applications, the performance of consulting and training and from the continual hosting of its client's web sites. The initial term of all agreements into which the company enters with its clientele for its web-based applications is one year. The revenues related to these contracts are, therefore, recognized ratably over the initial term of the contract. The monthly charges related to hosting and gateway access are recognized when billed in accordance with SOP 97-2. Any additional consulting fees or training fees, outside of the initial contract, related to any Visual WebTools products are recognized as the service is delivered.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of generally accepted accounting principles to revenue transactions. The Company changed its accounting method during the third quarter 2000 to conform to the views of the SEC staff as documented in SAB 101. The change involves that of accounting for up-front fees and, in accordance with SAB 101, the company is amortizing such fees over one year, which generally represents the longer of the contractual period or the expected life of the customer relationship. There is no cumulative effect adjustment for the change in the first quarter 2000 as there were not significant up-front fees relating to the change prior to January 1, 2000. Pursuant to this new accounting policy the company has deferred revenue of $2,967,088 at September 30, 2000, some of which was reported as revenues in prior quarters. The Company has also deferred commissions paid in connection with the deferred revenues and has recorded prepaid expenses of $362,350 at September 30, 2000.

                      Pacific WebWorks, Inc.

                       Financial Statements

                   December 31, 1999 and 1998

                         C O N T E N T S



Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .  3

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  5

Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . . .  6

Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . .  7

Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . . 8

                   CROUCH,  BIERWOLF & CHISHOLM
                   Certified Public Accountants
                   50 West Broadway, Suite 1130
                    Salt Lake City, Utah 84101
                      Office (801) 363-1175
                        Fax (801) 363-0615




                   INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Pacific WebWorks, Inc.

We have audited the accompanying balance sheets of Pacific WebWorks, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific WebWorks, Inc. as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had recurring operating losses and is dependent upon financing to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Crouch, Bierwolf & Chisholm


Salt Lake City, Utah
January 31, 2000

                      Pacific WebWorks, Inc.
                          Balance Sheets

                              Assets
                                                          December 31,
                                                       1999          1998
                                                   ------------- -------------
Current assets
   Cash and Cash Equivalents                       $    153,898  $      9,306
   Accounts Receivable (net of allowance of
      $3,798 and $6,600, respectively)                  101,429        10,392
   Employee Receivable                                    4,578           836
   Prepaid Expenses                                      16,333             -
   Accounts Receivable - Related Party (Note 8)           6,800             -
   Notes Receivable - Related Party (Note 8)            166,046             -
                                                   ------------- -------------
Total Current Assets                                    449,084        20,534
                                                   ------------- -------------

Property and Equipment (Note 3)                         171,393        23,353
                                                   ------------- -------------
Other Assets
   Deposits                                               5,250         5,250
   Computer Software Costs (Note 5)                       4,832         6,833
                                                   ------------- -------------
Total Other Assets                                       10,082        12,083
                                                   ------------- -------------
      Total Assets                                 $    630,559  $     55,970
                                                   ============= =============

               Liabilities and Stockholders' Equity

Current Liabilities
   Accounts Payable                                $     74,550  $     11,261
   Accrued Expenses                                      70,177         3,926
   Notes Payable (Note 4)                               500,000       250,000
                                                   ------------- -------------
Total Current Liabilities                               644,727       265,187
                                                   ------------- -------------
Stockholders' Equity
   Common Stock, authorized 50,000,000 shares of
    no par value, issued and outstanding 10,395,679
    and 5,000,000 shares, respectively                   10,396         5,000
   Deferred Compensation (Note 9)                       (13,216)            -
   Paid in Capital                                    2,775,404         5,000
   Retained Deficit                                  (2,786,752)     (219,217)
                                                   ------------- -------------
       Total Stockholders' Equity                       (14,168)     (209,217)
                                                   ------------- -------------

Total Liabilities and Stockholders' Equity         $    630,559  $     55,970
                                                   ============= =============





The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
                     Statements of Operations


                                                      For the
                                                    Years Ended
                                                    December 31,
                                           1999         1998         1997
                                      ------------- ------------ -------------
Revenues:                             $    305,628  $   172,395  $     94,014

Cost of Sales                               42,874      188,974       107,332
                                      ------------- ------------ -------------
Gross Profit                               262,754      (16,579)      (13,318)
                                      ------------- ------------ -------------
Expenses:

   Sales                                   406,917       30,180        13,987
   Research & Development                  320,479       11,949         5,523
   General & Administrative                817,312       80,996        36,179
                                      ------------- ------------ -------------

      Total Expenses                     1,544,708      123,125        55,689
                                      ------------- ------------ -------------

Income (Loss) from Operations           (1,281,954)    (139,704)      (69,007)

Other Income (Expenses)

   Interest Expense                        (19,243)     (10,761)       (3,500)
   Interest Income                           1,246            -             -
   Other Income                                  -            -         3,755
   Warrants issued for consulting
     services                           (1,242,584)           -             -
   Loss on Investment (Note 7)             (25,000)           -             -
                                      ------------- ------------ -------------

Net Income (Loss)                     $ (2,567,535) $  (150,465) $    (68,752)
                                      ============= ============ =============

Net Loss Per Share                    $      (0.27) $     (0.03) $      (0.01)
                                      ============= ============ =============

Weighted average shares outstanding      9,632,500    5,000,000     5,000,000
                                      ============= ============ =============




The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
                 Statement of Stockholders' Equity


                                 Common Stock        Paid in      Retained
                              Shares      Amount     Capital      Deficit
                           ------------ ---------- ------------- -------------
Balance at Inception on
  April 10, 1997                     -  $       -  $          -  $          -

April 1997, shares issued
 for cash at $10 per share   5,000,000      5,000         5,000             -

Net loss December 31, 1997           -          -             -       (68,752)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1997   5,000,000      5,000         5,000       (68,752)

Net loss December 31, 1998           -          -             -      (150,465)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1998   5,000,000      5,000         5,000      (219,217)

Reverse merger &
 reorganization adjustment   5,000,000      5,000       995,000             -

September 1999, shares
 issued for insurance
 policy at $1.43 per share,
 valued at $20,000              14,000         14        19,986             -

December 1999, shares
 issued for payment on
 notes payable of $500,000
 at $2.62 per share            381,679        382       499,618             -

Warrants issued for
 consulting fees during 1999         -          -     1,255,800             -

Net loss December 31, 1999           -          -             -    (2,567,535)
                           ------------ ---------- ------------- -------------

Balance, December 31, 1999  10,395,679  $  10,396  $  2,775,404  $ (2,786,752)
                           ============ ========== ============= =============


The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
                     Statement of Cash Flows

                                                           For the
                                                         Years Ended
                                                         December 31,
                                                1999         1998         1997
                                           ------------- ------------ -------------
Cash Flows form Operating Activities:
  Net Income (loss)                        $ (2,567,535) $  (150,465) $    (68,752)
  Adjustments to reconcile
   net (loss) to net cash
   provided by operations
    Depreciation & Amortization                  30,572       13,151         5,473
    Warrants issued for services              1,255,800            -             -
    Bad Debt                                          -        4,055         2,545
    Loss on Investment                           25,000            -             -
    Change in assets and liabilities:
    Accounts receivable                         (94,779)      13,828       (31,656)
     Accounts Payable and accrued expenses      121,064         (755)       15,942
     Prepaid expenses                           (29,549)           -             -
     Common stock issued for insurance           20,000            -             -
     Accounts receivable - related party         (6,800)           -             -
                                           ------------- ------------ -------------

Net Cash Flows used in Operating Activities  (1,246,227)    (120,186)      (76,448)
                                           ------------- ------------ -------------
Cash Flows from Investing Activities:
   Cash paid for property and equipment        (148,135)     (12,675)      (22,014)
   Cash paid for deposits                             -       (5,250)            -
   Cash paid for technology                           -            -       (10,000)
   Cash paid for investment                     (25,000)           -             -
   Cash from escrow                             750,000            -             -
   Cash paid to related party                  (166,046)           -             -
                                           ------------- ------------ -------------

Net Cash Paid for Investing Activities          410,819      (17,925)      (32,014)
                                           ------------- ------------ -------------
Cash Flows from Financing Activities:
   Cash from debt financing                     980,000      381,300       108,802
   Issuance of stock                                  -            -        10,000
   Principle payments on Debt financing               -     (239,323)       (4,900)
                                           ------------- ------------ -------------

Net Cash Flows from Financing Activities        980,000      141,977       113,902
                                           ------------- ------------ -------------

Net increase (decrease) in cash                 144,592        3,866         5,440

Cash and Cash Equivalents,
  beginning of period                             9,306        5,440             -
                                           ------------- ------------ -------------

Cash and Cash Equivalents, end of period   $    153,898  $     9,306  $      5,440
                                           ============= ============ =============

Supplemental Cash Flow Information
  Cash Paid for:
   Interest                                $      1,400  $    14,262  $          -
   Taxes                                   $          -  $         -  $          -


                                 F-13
                           (continued)


                      Pacific WebWorks, Inc.
                      Statement of Cash Flows
                            (continued)


Supplemental Non-Cash Disclosures:

    During 1999, 14,000 shares of common stock were issued at $1.43 per share for a $20,000 insurance policy.

     During 1999, 381,679 shares of common stock were issued at $2.62 per share in payment of a $500,000 notes payable.

    During 1999, 400,000 warrants were issued for non-employee services performed during the year. These warrants are valued at $1,255,800.

     For 1999, the Company's share of the recognized loss in the joint venture is $25,000.




The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
                Notes to The  Financial Statements
                    December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies

    a.  Organization

         Pacific WebWorks, Inc., ("the Company") was organized under the laws of the state of Nevada on May 18, 1987 as Asphalt Associates, Inc. On December 31, 1998 the board of directors changed the name of the Company to Pacific Webworks, Inc. On January 11, 1999, the Company merged with Utah Webworks, Inc., a Utah corporation organized April 10, 1997. The share exchange with Utah Webworks was accounted for as a reverse merger, therefore all financial information prior to January 11, 1999 is that of the accounting survivor being Utah Webworks. Utah Webworks is currently engaged in developing, selling and servicing computer and internet related software and hardware products.

    b.  Accounting Method

         The Company recognizes income and expenses on the accrual basis of accounting.

    c.  Earnings (Loss) Per Share

         The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Fully diluted earnings per share has not been presented because it is anti-dilutive. 400,000 potentially issuable common shares were excluded from the calculation because their effects were anti-dilutive.

    d.  Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

    e.  Provision for Income Taxes

         At December 31, 1999, the Company has net operating loss carryforwards totaling approximately $2,786,752 that may be offset against future taxable income through 2013. No tax benefit has been reported in the 1999 financial statements since the loss carryforwards are offset by valuation allowance of the same amount.

        Deferred tax assets and the valuation account is as follows at December 31, 1999 and 1998:

                                                      1999            1998
                                              --------------- ---------------

         Deferred tax asset
           NOL carryforward                   $    947,400    $      74,500
           Valuation allowance                    (947,400)         (74,500)
                                              --------------- ---------------
                                              $          -    $           -
                                              =============== ===============

                      Pacific WebWorks, Inc.
                Notes to The  Financial Statements
                    December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

    f.  Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets involve extensive reliance on management's estimates. Actual results could differ from those estimates.

    g.  Revenue Recognition

         The Company recognizes income and expense on the accrual basis of accounting. The Company receives revenues from services provided for internet software design and engineering. Pursuant to SOP 97-2, revenue is recorded when the services are completed. The Company also generates revenues from the sale or access to their internet design software technology. This product is sold separately without future performance such as upgrades or maintenance, and is not sold with PCS services, therefore according to SOP 97-2 revenue is recorded upon the sale and delivery of or access to the product once an agreement exists, the price is fixed and collectability is probable.

         Revenues generated from resellers are recorded in the same manner as to the end user, except delivery is directly to the end user rather than to the reseller. Revenue is recorded when all terms of SOP 97-2 as mentioned above are achieved.

         Trade receivables are due upon receipt of the invoice. An allowance has been made from potentially uncollectable accounts in the amounts of $3,798, $6,600 and $2,545 for the periods ended December 31, 1999, 1998 and 1997, respectively.

    h.  Depreciation

         The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended December 31, 1999, 1998 and 1997 is $28,572, $11,151 and $4,306, respectively.

    i.  Major Customers

         During 1999 and 1998 the Company had major customers that individually accounted for 10% or more of the annual sales. During 1998, four customers generated sales in the amount of $118,744 or 68% of total sales as follows:

        Customer                            Sales               %
       ----------                        ----------        --------
               A                            28,161             16
               B                            21,271             12
               C                            24,422             14
               D                            44,890             26

         During 1999, two customers generated sales in the amount of $124,344 or 41% of total sales as follows:

        Customer                            Sales               %
        ----------                       -----------       --------
               A                            64,535             21
               B                            59,809             20

                      Pacific WebWorks, Inc.
                Notes to the  Financial Statements
                    December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

    j.  Impairment of Long Lived Assets

         Fixed assets are evaluated annually by management and if impaired are written down to the fair market value.

NOTE 2 - Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses since inception and is dependent on financing to continue operations. However, the Company believes that its current and developing sales channels, including the World Commerce Network sales operations will be sufficient to support its existing operations without any requirements for external financing. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3 - Property and Equipment

         Property and Equipment consists of the following at December 31, 1999 and 1998:

                                                December 31,
                                            1999          1998
                                      --------------- ------------
        Computer Equipment            $       82,165  $    32,990
        Furniture and Fixtures                59,138        5,820
        Equipment                             39,558            -
        Software                              27,894            -
        Leasehold improvements                 6,667            -
                                      --------------- ------------
            Total                            215,422       38,810
                                      --------------- ------------
        Less Accumulated Depreciation        (44,029)     (15,457)
                                      --------------- ------------
                                             171,393       23,353
                                      =============== ============

NOTE 4 - Notes Payable-Current

         During 1999, the Company received $980,000 cash and $20,000 of equipment from a company. In December 1999, $500,000 of the note was converted to 381,679 restricted shares of the company's common stock. The remaining balance of $500,000 matures on December 31, 2000.

NOTE 5 - Computer Software Costs

         On May 7, 1997, the Company entered into an agreement for assignment of a security interest and judgement from a bank for various software service codes and other technology they held. Pursuant to FASB 86, the Company capitalized these costs because the purchased software had alternative future use, being an integral part of the internet software design product sold to the public. Costs of maintaining the product is charged to expense when incurred. The Company paid $10,000 for the transfer of these software tools and is amortizing them over a five year life. Amortization expense is $2,001, $2,000 and $1,167 for the years ended December 31, 1999, 1998 and 1997, respectively.

                      Pacific WebWorks, Inc.
                Notes to the  Financial Statements
                    December 31, 1999 and 1998

NOTE 6 - Reverse Merger / Stock Split

         Effective January 11, 1999, Pacific Webworks, Inc. (a public Company) entered into an agreement and Plan of Reorganization with Utah Webworks, Inc., (a private company). The agreement provides for the merger of the Company into Utah Webworks to be treated as a reverse merger, thus making Utah Webworks the accounting survivor. Pursuant to the agreement the Company issued 5,000,000 shares of common stock to the shareholders of Utah Webworks for all shares of their Company. Because the historical financial information in these financial statements prior to the reverse merger (January 11, 1999) is that of the accounting acquirer (Utah Webworks), a 5,000 for 1 forward stock split adjustment has been retroactively applied to the shares of Utah Webworks, to show the effects of the reverse merger. The 5,000,000 share reorganization adjustment represents the shares held by the shareholders of the public company. The management of the Company resigned and the management and board of Utah Webworks filled the vacancy. Utah Webworks is in the business of software development for computer and internet systems. The public company had cash in escrow of $750,000 and a note receivable from Utah Webworks of $250,000 as its only assets. The cash and note receivable were contributed to Utah Webworks as an investment in subsidiary advanced for operations. This business combination was accounted for using the purchase method.

NOTE 7 - Investment in Joint Venture

         During 1999, the Company became a 50% member in World Commerce Network, LLC. For 1999, World Commerce Network, LLC has a net loss of $281,341, of which, $140,671 should be recognized by the Company. However, since the Company contributed only $25,000 in capital, the loss on investment is limited to this amount. The Company's book value in this investment at December 31, 1999 is $0. In January 2000, the Company acquired an additional 1% interest and began accounting for this investment using the consolidation method and changed from the equity method.

NOTE 8 - Related Party

         During 1999, $166,046 has been recognized as a notes receivable from World Commerce Network, LLC. There is no provision for interest and the balance is due within the next twelve months.

         As of December 31, 1999, there is an accounts receivable of $6,800 due from World Commerce Network, LLC.

         Lamar Taylor, a previous officer and shareholder of the Company, advanced funds to the Company for operating capital in the amount of $131,300 and $108,800 during the periods ended December 31, 1998 and 1997, respectively. All advances were repaid during 1998.

NOTE 9 - Stock Warrants

         At January 1999, the Company had outstanding warrants to purchase 400,000 shares of the Company's common stock at prices ranging from $2.50 to
$6.00 per share.   The warrants became exercisable in January 1999 and expire in January 2004.  The warrants are exercisable as follows:

        150,000 warrants at $2.50
        100,000 warrants at $3.50
        100,000 warrants at $4.50
         50,000 warrants at $6.00

                      Pacific WebWorks, Inc.
                Notes to the  Financial Statements
                    December 31, 1999 and 1998

NOTE 9 - Stock Warrants (continued)

          The warrants were issued to a public relations firm for promotional services to be provided for one year from issue date. To date, the warrant holder has not exercised any of the warrants. We accounted for these warrants per FASB 123 using the Black-Scholes model on the date the warrants became measurable per EITF 96-18. The measurement dates are as follows: 133,000 warrants on January 28, 1999, 67,000 warrants of July 27, 1999 and the remaining 200,000 on November 27, 1999. The resulting valuation for the warrants is $1,255,800 of which $1,242,584 was amortized in 1999. The balance of $13,216 will be amortized during the year 2000 and is recorded a deferred compensation on the balance sheet. As of the audit report date, no options have been exercised.

NOTE 10 - Commitments and Contingencies

         The Company is committed to an operating lease for office space. The lease requires the Company to pay monthly rent of $8,700 and expires in December 2001.

         Future minimum lease payments are as follows:

        2000            $        104,400
        2001                     104,400
                        ----------------
        Total           $        208,800
                        ================

NOTE 11 - Fair Value of Financial Instruments

         Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

NOTE 12 - Incentive Stock Option Plan

        On December 1, 1999, the Company established an Incentive Stock Option Plan (the Plan). The Plan covers both current and prospective employees

        The exercise price for each option shall be established by the Company Board of Directors. The exercise price per share for an Incentive Stock Option can not be less than the fair market value of a share of stock on the effective grant date. Once granted 33% of the options vest after 1 year of service and the remaining 67% vests after the second year.

        As of December 31, 1999, there are 750,000 options granted and no options have yet vested. Per SFAS 123, the Company does not record compensation for the stock options until the employee performs the required service and the options are issued (vest). No options are exercisable after the expiration of 10 years after the effective grant date. The maximum number of shares to be issued under the plan is 1,000,000.

                           Logio, Inc.
                  (a development stage company)

                   CONSOLIDATED BALANCE SHEETS



                              ASSETS
                                                   September 30, December 31,
                                                        2000        1999
                                                   ------------- -------------
CURRENT ASSETS                                      (Unaudited)
  Cash and cash equivalents                        $    171,226  $  1,055,371
  Short term investments                                      -     1,462,147
  Accounts receivable, net of allowance for
     doubtful accounts of $6,000
     as of September 30, 2000
     (none as of December 31, 1999)                      28,815           736
  Interest receivable                                         -         1,983
  Note receivable                                             -         1,955
  Prepaid assets                                         68,748       311,199
                                                   ------------- -------------

     Total current assets                               268,789     2,833,391
                                                   ------------- -------------

PROPERTY & EQUIPMENT, net                             1,480,493     1,930,335

OTHER ASSETS                                              5,811         6,011
                                                   ------------- -------------

                                                   $  1,755,093  $  4,769,737
                                                   ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long-term capital
   lease obligations                               $    312,880  $    299,983
  Accounts payable (Note 2)                              99,866       306,349
  Accrued expenses                                       57,091        86,319
  Note payable (Note 2)                                  96,116       659,682
                                                   ------------- -------------

     Total current liabilities                          565,953     1,352,333

CAPITAL LEASE OBLIGATIONS, less current maturities       38,582       253,350

COMMITMENTS AND CONTINGENCY (Notes 2, 6 and 7)                -             -

STOCKHOLDERS' EQUITY (Notes 3, 4, 5 and 6)
  6% preferred stock, par value $0.01; liquidation
   preference $1,000; authorized 50,000 shares;
   issued and outstanding none as of September 30,
   2000 and 6,300 as of December 30, 1999                     -            63
  Common stock, par value $0.001; authorized
   60,000,000 shares; issued and outstanding
   17,270,830 as of September 30, 2000 and
   11,891,002 as of December 31, 1999                    17,271        11,891
  Additional paid-in capital                         18,371,258    15,362,028
  Accumulated other comprehensive income                      -         7,940
  Deficit accumulated during the development stage  (17,237,971)  (12,217,868)
                                                   ------------- -------------

     Total stockholders' equity                       1,150,558     3,164,054
                                                   ------------- -------------

                                                   $  1,755,092  $  4,769,737
                                                   ============= =============




The accompanying notes are an integral part of these financial statements

                           Logio, Inc.
                  (a development stage company)

              CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)

                        Cumulative
                        amounts           Three months ended         Nine months ended
                        since                 September 30,              September 30,
                        inception          2000         1999          2000         1999
                        ------------- ------------- ------------- ------------- -------------
Revenues
  Advertising           $      2,180  $        646  $          -  $      2,180  $          -
  Product                    130,517             -         1,213             -        15,285
                        ------------- ------------- ------------- ------------- -------------
                             132,697           646         1,213         2,180        15,285

Cost of sales                472,648       140,161           231       440,907         4,330
                        ------------- ------------- ------------- ------------- -------------

   Gross profit (loss)      (339,951)     (139,515)          982      (438,727)       10,955
                        ------------- ------------- ------------- ------------- -------------

Research and development   3,263,488       113,264       266,379     1,672,316       596,395

Selling and marketing
  expenses                 1,651,787        28,417       357,046       658,034       534,000

General and
  administrative           2,740,861       326,393       252,989       976,183       780,651

Depreciation and
  amortization               802,134       205,137        42,288       606,141        80,949

Compensation expense
  for stock options        2,083,853        50,400       430,801       631,242     1,135,988
                        ------------- ------------- ------------- ------------- -------------

   Total operating
    expenses              10,542,123       723,611     1,349,503     4,543,916     3,127,983
                        ------------- ------------- ------------- ------------- -------------

   Loss from operations  (10,882,074)     (863,126)   (1,348,521)   (4,982,643)   (3,117,028)

Other income (expense)

  Interest income            261,665        20,167        61,181        55,002       158,428
  Financing charges
    (Note 3)                (133,703)     (133,703)            -      (133,703)            -
  Interest expense          (151,661)      (33,431)         (652)      (96,422)       (3,561)
  Loss on disposal of
    equipment                 (2,215)       (2,215)            -        (2,215)            -
                        ------------- ------------- ------------- ------------- -------------
                             (25,914)     (149,182)       60,529      (177,338)      154,867
                        ------------- ------------- ------------- ------------- -------------
  Loss before
    extraordinary item   (10,907,988)   (1,012,308)   (1,287,992)   (5,159,981)   (2,962,161)

  Extraordinary gain
    (Notes 2 and 3)          204,238       204,238             -       204,238             -
                        ------------- ------------- ------------- ------------- -------------

       NET LOSS          (10,703,750)     (808,070)   (1,287,992)   (4,955,743)   (2,962,161)

Deduction for dividends
  and accretion           (6,534,221)            -    (1,519,113)      (64,360)   (6,239,007)

Net loss attributable to
  common stockholders   $(17,237,971) $   (808,070) $ (2,807,105) $ (5,020,103) $ (9,201,168)
                        ============= ============= ============= ============= =============
Net loss per common
share - basic and
diluted (Note 4):

  Before extraordinary
   item and deduction
   for dividends and
   accretion            $      (1.39) $      (0.06) $      (0.11) $      (0.38) $      (0.25)

  Extraordinary gain            0.03          0.01             -          0.02             -

  Deduction for dividends
   and accretion               (0.83)            -         (0.13)        (0.01)        (0.52)
                        ------------- ------------- ------------- ------------- -------------
  Net loss per common
   share attributable
   to common
   stockholders         $      (2.19) $      (0.05) $      (0.24) $      (0.37) $      (0.77)
                        ============= ============= ============= ============= =============
Weighted-average number
  of shares outstanding-
  basic and diluted        7,839,426    16,644,408    11,881,611    13,509,126    11,879,881
                        ============= ============= ============= ============= =============




The accompanying notes are an integral part of these financial statements

                                 F-21


                              Logio, Inc.
                     (a development stage company)

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                  Cumulative
                                                  amounts              Nine months
                                                  since            ended September 30,
                                                  inception         2000          1999
                                                  ------------- ------------- -------------
Increase (decrease) in cash and cash equivalents
  Cash flows from operating activities
   Net loss                                       $(10,703,750) $ (4,955,743) $ (2,962,161)
   Adjustments to reconcile net loss
    to net cash used in operating activities
     Depreciation & amortization                       802,134       606,141        80,949
     Loss on disposal of equipment                       2,215         2,215             -
     Bad debt expense                                    6,000         6,000             -
     Financing charge for stock conversion             133,703       133,703             -
     Issuance of common stock and options
       for compensation and other expenses           2,083,853       631,242     1,135,988
     Issuance of warrants for consulting services      348,000        90,000       171,552
     Extraordinary gain                               (204,238)     (204,238)            -
   Changes in assets and liabilities
     Accounts receivable                               (34,815)      (34,079)       (1,485)
     Interest receivable                                     -         1,983        (3,840)
     Prepaid expenses and other assets                 (68,748)      242,451        15,294
     Accounts payable                                   99,866       (77,336)       56,428
     Accrued expenses                                   57,091       (14,586)        7,607
                                                  ------------- ------------- -------------

         Total adjustments                           3,225,061     1,383,496     1,462,493
                                                  ------------- ------------- -------------

         Net cash used in operating activities      (7,478,689)   (3,572,247)   (1,499,668)
                                                  ------------- ------------- -------------
Cash flows from investing activities
  Purchases of property and equipment               (1,387,428)      (92,829)     (751,981)
  (Increase) decrease in short-term investments              -     1,454,207    (3,065,648)
  Repayment of notes receivable from related
    parties                                            117,700         1,955             -
  Notes receivable issued to related parties          (117,700)            -        97,531
  (Increase) decrease in other assets                   (5,811)          200        (5,076)
                                                  ------------- ------------- -------------
         Net cash provided by (used in)
            investing activities                    (1,393,239)    1,363,533    (3,725,174)
                                                  ------------- ------------- -------------
Cash flows from financing activities
  Proceeds from issuance of common stock             2,292,762       907,600        22,400
  Proceeds form issuance of preferred stock          6,300,000             -     6,300,000
  Cash paid for fees associated with preferred
    stock issuance                                    (392,100)            -      (392,100)
  Proceeds from issuance of notes payable
     to related parties                              1,423,000     1,423,000             -
  Principal payments of notes payable to
     related parties                                  (250,000)     (250,000)            -
  Principal payments under capital lease
     obligations                                      (532,401)     (267,556)      (16,006)
  Proceeds from issuance of long term
     obligations and notes payable                     998,682             -             -
  Principal payments of long-term obligations
     and notes payable                                (796,789)     (488,475)     (120,000)
                                                  ------------- ------------- -------------

         Net cash provided by financing activities   9,043,154     1,324,569     5,794,294
                                                  ------------- ------------- -------------

         Net increase (decrease) in cash and
           cash equivalents                            171,226      (884,145)      569,452

Cash and cash equivalents at beginning of period             -     1,055,371       425,702
                                                  ------------- ------------- -------------

Cash and cash equivalents at end of period        $    171,226  $    171,226  $    995,154
                                                  ============= ============= =============

Supplemental disclosures of cash flow information:
     Cash paid during the period for interest     $    147,679  $     98,551  $      3,673
     Cash paid during the period for income taxes            -             -             -

                                 F-22


                           Logio, Inc.
                  (a development stage company)

        CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                           (Unaudited)

Non-cash financing activities:

      During the nine months ended September 30, 2000 and 1999, the Company purchased $65,685 and $3,594, respectively, in property and equipment through capital lease obligations.

      Also during the nine months ended September 30, 2000, a total of 6,300 shares of the Company's convertible preferred stock were converted into 625,000 shares of the Company's common stock. Convertible preferred shareholders were also issued 727,756 and 61,650 shares of the Company's common stock during the nine months ended September 30, 2000 for reset provisions and cumulative dividends, respectively (Note 3).

      During the nine months ended September 30, 2000, the Company settled $244,670 in vendor payables for $51,225 in cash and $70,000 in stock. These settlements resulted in $123,445 of forgiven debt and extraordinary gain.

      During the nine months ended September 30, 2000, the Company settled $290,793 in notes payable and accrued interest for $210,000 in cash. This settlement resulted in $80,793 of forgiven debt and extraordinary gain.

      During the nine months ended September 30, 2000, the Company converted a total of $676,246 in debt and interest to 3,165,000 shares of the Company's common stock at prices ranging from $0.2012 to $0.2510 per share. The conversions resulted in a financing charge of $133,703 representing those conversions with price differences between fair market values of the common stock on the dates of conversion and the conversion prices.

      During the nine months ended September 30, 2000, the Company converted a total of $500,000 in notes payable to shareholders and interest of $11,666 into 626,422 shares of the Company's common stock at prices ranging from $0.81 to $0.82 per share. The conversions resulted in an extraordinary gain of $315,909 representing those conversions with price differences between fair market values of the common stock on the dates of conversion and the conversion prices.

The accompanying notes are an integral part of these financial statements

                           Logio, Inc.
                  (a development stage company)

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

         Nine months ended September 30, 2000 (unaudited)
          and years ended December 31, 1999, 1998, 1997, and period from November 5, 1996 (inception) to December 31, 1996


                                                                                                             Deficit
                                                                                             Accumulated   accumulated
                                                                                 Additional     other       during the
                                Price per  Preferred Stock     Common Stock       paid-in    comprehensive development
                          Date   share     Shares   Amount    Shares    Amount    capital       income        stage
                         ------ --------- -------- -------- ----------- ------- ------------ ------------ ------------
Balances at November 5,
  1996                        -  $     -        -  $     -           -  $    -  $         -  $         -  $         -

Net loss                      -        -        -        -           -       -            -            -            -
                                          -------- -------- ----------- ------- ------------ ------------ ------------
Balances at December 31,
  1996                        -        -        -        -           -       -            -            -            -

Issuance of stock for
  cash to organizers     Jan-97    0.001        -        -     622,500     623           52            -            -

Issuance of stock for
  cash                   Feb-97    0.001        -        -      67,500      67            8            -            -

Issuance of stock for
  licence agreement      Feb-97        -        -        -     110,742     111         (111)           -            -

Issuance of stock to
  employees for
  services               Sep-97    0.333        -        -     252,450     252       83,898            -            -

Issuance of stock for
  services               Aug-97    1.092        -        -      37,875      38       41,337            -            -

Net loss for the year         -        -        -        -           -       -            -            -     (335,218)
                                          -------- -------- ----------- ------- ------------ ------------ ------------
Balances at December 31,
  1997                        -        -        -        -   1,091,067   1,091      125,184            -     (335,218)


                                   (Continued)
                                      F-24



                                   Logio, Inc.
                          (a development stage company)

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

                Nine months ended September 30, 2000 (unaudited)
                 and years ended December 31, 1999, 1998, 1997,
        and period from November 5, 1996 (inception) to December 31, 1996



                                                                                                             Deficit
                                                                                             Accumulated   accumulated
                                                                                 Additional     other       during the
                                Price per  Preferred Stock     Common Stock       paid-in    comprehensive development
                          Date   share     Shares   Amount    Shares    Amount    capital       income        stage
                         ------ --------- -------- -------- ----------- ------- ------------ ------------ ------------
Issuance of stock
  for cash               Jul-98     4.17        -        -     120,000     120      499,880            -            -

Reverse acquisition and
  reorganization
  adjustment             Jul-98        -        -        -   9,885,435   9,886       (8,550)           -            -

Issuance of stock
  for cash               Jul-98     0.725       -        -     690,000     690      499,310            -            -

Issuance of stock for
 debt conversion         Jul-98     0.96        -        -      13,500      13       12,987            -            -

Issuance of stock for
 services                Oct-98     1.90        -        -      39,000      39       70,161            -            -

Issuance of stock for
  software technology    Oct-98     1.80        -        -      13,000      13       23,387            -            -

Issuance of stock for
 insurance coverage      Nov-98     1.00        -        -      25,000      25       24,975            -            -

Net loss for the year         -        -        -        -           -       -            -            -     (482,909)
                         ------ --------- -------- -------- ----------- ------- ------------ ------------ ------------
Balances at December 31,
  1998                        -        -        -        -  11,877,002  11,877    1,247,334            -     (818,127)




                                   (continued)
                                      F-25

                                   Logio, Inc.
                          (a development stage company)

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

                Nine months ended September 30, 2000 (unaudited)
                 and years ended December 31, 1999, 1998, 1997,
        and period from November 5, 1996 (inception) to December 31, 1996



                                                                                                             Deficit
                                                                                             Accumulated   accumulated
                                                                                 Additional     other       during the
                                Price per  Preferred Stock     Common Stock       paid-in    comprehensive development
                          Date   share     Shares   Amount    Shares    Amount    capital       income        stage
                         ------ --------- -------- -------- ----------- ------- ------------ ------------ ------------
Issuance of warrants for
 consulting services     Jan-99        -        -        -           -       -      258,000            -            -

Issuance of preferred
 stock for cash, net of
 offering costs          Feb-99   1,000     6,100       61           -       -    5,719,839            -            -

Issuance of preferred
 stock for cash, net of
 offering costs          Mar-99   1,000       200        2           -       -      187,998            -            -

Issuance of common stock
 for exercise of options Jun-99   0.11          -        -      2,000        2       21,998            -            -

Issuance of common stock
 for exercise of options Aug-99   0.10          -        -      4,000        4          396            -            -

Issuance of common stock
 for conversion of debt  Dec-99   3.25          -        -      8,000        8       25,992            -            -

Issuance of stock
 options to employees    Jan-
 for compensation        Dec 99      -          -        -          -        -    1,430,610            -            -

Accretion of intrinsic
 value of preferred       Feb-
 stock                   Dec 99      -          -        -          -        -    6,131,944            -   (6,131,944)

Dividends on preferred    Feb-
 stock                   Dec 99      -          -        -          -        -      337,917            -     (337,917)

Unrealized gain on
 short-term investments        -     -          -        -          -        -            -        7,940            -

Net Loss for the year          -     -          -        -          -        -            -            -   (4,929,880)
                                          -------- -------- ----------- ------- ------------ ------------ ------------
Balances at December 31,
   1999                        -     -      6,300       63  11,891,002  11,891   15,362,028        7,940  (12,217,868)


                                   (Continued)
                                      F-26



                                   Logio, Inc.
                          (a development stage company)

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

                Nine months ended September 30, 2000 (unaudited)
                 and years ended December 31, 1999, 1998, 1997,
        and period from November 5, 1996 (inception) to December 31, 1996



                                                                                                             Deficit
                                                                                             Accumulated   accumulated
                                                                                 Additional     other       during the
                                Price per  Preferred Stock     Common Stock       paid-in    comprehensive development
                          Date   share     Shares   Amount    Shares    Amount    capital       income        stage
                         ------ --------- -------- -------- ----------- ------- ------------ ------------ ------------
Issuance of common stock
 for exercise of options  Jan 00    0.10        -        -       2,000       2          198           -             -

Issuance of common stock
 for exercise of warrants Jan 00    5.00        -        -     100,000     100      499,900           -             -

Conversion of preferred
 stock to common stock    Feb 00       -   (2,500)     (25)    248,016     248         (223)          -             -

Issuance of common stock
 for exercise of options  Mar 00    0.10        -        -      12,000      12        1,188           -             -

Issuance of common stock
 for exercise of warrants Mar 00    7.00        -        -      58,000      58      405,942           -             -

Conversion of preferred
 stock to common stock    Mar 00       -   (3,800)     (38)    376,984     377         (339)          -             -

Issuance of common stock
 for reset shares         Mar 00       -        -        -     727,756     728         (728)          -             -

Dividends on preferred    Jan-
 stock                    Mar 00       -        -        -           -       -       64,360           -       (64,360)

Issuance of common stock
 for preferred dividends
 paid                     Mar-00       -        -        -      61,650      62          (62)          -             -

Issuance of common stock
 for exercise of options  Apr-00    0.10        -        -       2,000       2          198           -             -

Issuance of stock for
 conversion of notes                0.20-
 payable (Note 3)         Sep-00    0.2510      -        -   3,165,000   3,165      806,514           -             -

Issuance of stock for
 conversion of notes
 payable to shareholders            0.81-
 (Notes 2 and 3)          Sep-00    0.82        -        -     626,422     626      511,040           -             -

Issuance of warrants
 for consulting           May -
 services                 Sep 00       -        -         -          -       -       90,000           -             -

Issuance of stock options
 to employees for         Jan -
 compensation             Sep 00       -        -         -          -       -      631,242           -             -

Unrealized gain on        Jan-
 marketable securities    Sep 00       -        -         -          -       -            -       6,071             -

Net realized gain on      Jan-
 marketable securities    Jun 00       -        -         -          -       -            -     (14,011)            -

Net loss for the interim
 period ended September
 30, 2000                     -        -        -         -          -       -            -           -    (4,955,743)
                                          -------- -------- ----------- ------- ------------ ------------ ------------
Balances at September 30,
 2000                         -        -        -  $      -  17,270,830 $17,271 $18,371,258  $        -  $(17,237,971)
                                          ======== ======== =========== ======= ============ ============ ============



The accompanying notes are an integral part of this financial statement

                                      F-27

                           Logio, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   September 30, 2000 and 1999
                           (Unaudited)


NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

Logio, Inc., formerly WordCruncher Internet Technologies, Inc., (the Company) is a development stage company engaged in the development and marketing of a focused Internet directory and search engine which serves the needs of the business professional.

The Company commenced planned principal operations on March 19, 2000 of its Internet portal and directory, but has not produced any significant revenues.

On September 29, 2000, the Company changed its focus from its business Internet portal to its continuing developmental efforts on the Logio business directory.

The Company was incorporated on November 5, 1996 in the State of Utah under
the name of Redstone Publishing, Inc.   During July 1998, the Company merged
with Dunamis, Inc. a public Company organized in the State of California. The merger was recorded as a reverse acquisition, therefore WordCruncher is the accounting survivor.

In connection with the merger, Dunamis, the legal survivor, changed its name to WordCruncher Internet Technologies, Inc. and changed its domicile to the State of Nevada. The Company's headquarters are in Draper, Utah.

On April 18, 2000, the Board of Directors approved the change of the Company's name to Logio, Inc. The change was approved by the Company's stockholders in June 2000. The Company also amended its articles of incorporation and filed the appropriate documents with the state of Nevada in June 2000 when the Company officially changed its name to Logio, Inc.

The Company conducts its business within one industry segment.

The accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Certain prior period balances have been reclassified to conform with current period presentation.

NOTE 2 - SETTLEMENT OF LIABILITIES

During the nine months ended September 30, 2000, the Company settled $244,670 of vendor payables for $51,225 in cash and $70,000 in stock. These settlements resulted in $123,445 of forgiven debt and extraordinary gain.

Also during the nine months ended September 30, 2000, the Company settled $290,793 in notes payable and accrued interest for $210,000 in cash. This settlement resulted in $80,793 of forgiven debt and extraordinary gain.

                           Logio, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   September 30, 2000 and 1999
                           (Unaudited)


NOTE 2 - SETTLEMENT OF LIABILITIES (Continued)

In June 2000, the Company was loaned $500,000 from three principal shareholders and officers of the Company in exchange for notes payable bearing interest of 8% annually. Principal and interest were due in full on July 1, 2001. The notes were not collateralized. On September 26, 2000 the Company converted the notes and $11,666 of accrued interest into 626,422 of the Company's common stock at $0.81 to $0.82 per share, which represents prices in excess of the fair market value ($0.3125) of the common shares on the date of conversion.

The Company was also released from approximately $406,000 of other long-term commitments with certain of its vendors that would have expired through April 2002 by obtaining releases and giving consideration through settlements as discussed above.

NOTE 3 - SHAREHOLDERS' EQUITY

Preferred stock conversion
--------------------------
In February and March 2000, holders of the Company's convertible preferred stock converted 6,300 preferred shares into 625,000 common shares. The
preferred stockholders also received   727,756 shares of the Company's common
stock in conjunction with the "reset" provisions of the preferred stock agreement. Common stock totaling 61,650 shares were also issued to preferred shareholders representing a six percent cumulative dividend.

Stock purchase agreement
------------------------
On July 6, 2000, the Company signed a purchase agreement with five investors for the sale of two million shares of its common stock for a total purchase price of $1.4 million. The terms of the agreement required the deposit of $1.4 million into an escrow account before July 31, 2000. The monies were agreed to be released to the Company upon the effective registration of the shares with the Securities and Exchange Commission on or before October 31, 2000. In September 2000, the Securities and Exchange Commission declared the registration effective. As of September 30, 2000, the investors have not released the funds and are in default of the agreement.

Conversion of notes payable to equity
-------------------------------------
In September 2000, the Company was advanced a total of $603,000 from various parties to fund the settlement of liabilities in the form of notes payable. Also in September 2000 the Company then converted the notes payable and $2,976 of accrued interest into 2,815,000 of the Company's common stock at prices ranging from $0.2012 to $0.251 per share. The conversion prices did not represent the fair market value of the common shares on the date of conversion. As such, the Company incurred $88,576 in financing charges.

                           Logio, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   September 30, 2000 and 1999
                           (Unaudited)


NOTE 3 - SHAREHOLDERS' EQUITY (Continued)

Conversion of notes payable to equity - continued
-------------------------------------------------
In September 2000, a corporation assumed $130,045 in liability from one of the Company's vendors. Also in September 2000, the Company converted $70,000 of this liability into 350,000 shares of the Company's common stock and was forgiven of $60,045 in liability by the assuming creditor (as discussed above). The liability was converted at $0.20 per share, which did not represent the fair market value of the Company's common shares on the date of conversion. As such, the Company incurred $45,127 in financing charges.

As discussed in Note 2, in September 2000, the Company converted $511,666 of notes payable and interest to shareholders to 626,422 shares of its common stock. The fair market value of the shares on the date of conversion was $0.3125 and the conversion prices ranged from $0.81 to $0.82 per share.


NOTE 4 - NET LOSS PER COMMON SHARE

                     Cumulative
                      amounts       Three months ended         Nine months ended
                       since           September 30,              September 30,
                     inception       2000       1999            2000         1999
                    ------------ ------------ ------------- ------------- ------------
Common shares
outstanding during
the entire period             -    13,479,408    11,879,002    11,891,002   11,879,002

Weighted-average
common shares issued
during the period      7,839,426    3,165,000         2,609     1,618,124          879
                    ------------ ------------ ------------- ------------- ------------
Weighted-average
common shares used
in basic EPS           7,839,426   16,644,408    11,881,611    13,509,126   11,879,881

Dilutive effects of
potential common
shares                         -            -             -             -            -
                    ------------ ------------ ------------- ------------- ------------
Weighted-average
number of common
shares and dilutive
potential common
stock used in
diluted EPS            7,839,426   16,644,408    11,881,611    13,509,126   11,879,881
                    ============ ============ ============= ============= ============


The computation of net loss per common share is based on the weighted-average number of shares outstanding during each period presented. Diluted loss per common share would include the dilutive potential effects of options, warrants, and convertible and reset features of series A preferred stock, but were not included in the calculation of diluted net loss per common share because their effects were anti-dilutive.

                           Logio, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   September 30, 2000 and 1999
                           (Unaudited)

NOTE 5 - EQUITY INCENTIVE PLAN

On April 18, 2000, the Board of Directors adopted the Logio, Inc. 2000 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 2,500,000 shares of the Company's common stock under the Plan. This includes 1,450,116 options, each to purchase one share of the Company's common stock, outstanding as of September 30, 2000. The Plan was approved by the Company's stockholders in June of 2000.

During the nine months ended September 30, 2000, the Company granted 1,283,000 options, each to purchase one share of the Company's common stock to employees, directors and certain consultants at exercise prices ranging from $0.625 to $7.7813 per share. Approximately 886,834 of these options were forfeited during the nine months ended September 30, 2000.

Common stock issued in relation to the exercise of warrants and options during the nine months ended September 30, 2000 totaled 174,000 shares.

On May 15, 2000, the Company entered into an agreement with a consultant to provide investor relations, public relations, and fulfillment services related to financing in exchange for warrants. A total of 200,000 warrants were issued at an exercise price of $3.00 per share and an additional 200,000 warrants were issued at an exercise price of $4.00 per share under the terms of this agreement. Vesting of the warrants commenced as follows: 25% on agreement date (May 15, 2000), 25% on June 30, 2000, and 50% on September 30, 2000. Consulting charges related to this agreement total $90,000 representing the fair market value of the services performed through September 30, 2000. The agreement terminates on January 15, 2001 when the services are completed. The vested warrants expire on May 15, 2005.

NOTE 6 - LETTER OF INTENT

On September 29, 2000, the Company entered into a letter of intent with Pacific WebWorks, Inc. (Pweb). The letter outlines, among other things, Pweb's intent to acquire Logio, Inc. for an estimated ratio of one Pweb common share for every 6.6 shares of Logio, Inc., which is estimated to total 2,700,000 Pweb shares. Logio, Inc. and Pweb underwent a 30-day due diligence period to evaluate and conclude the acquisition.

NOTE 7 - CONTINGENCY

The Company is currently in dispute with one of its vendors for services that were not performed adequately, not received or not requested. The vendor is currently reviewing approximately $130,000 of billings that the Company claims are erroneous. The Company intends to rigorously defend itself against any portion of the over-billings that may be re-submitted by the vendor.

                           Logio, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   September 30, 2000 and 1999
                           (Unaudited)

NOTE 8 -  SUBSEQUENT EVENTS

Conversion of note payable to equity
------------------------------------
In October 2000, the Company was advanced $169,300 from a related party to fund the Company through the possible acquisition discussed in Note 6. The Company converted this note into 1,150,000 shares of its common stock. The conversion price did not represent the fair market value of the common shares on the date of conversion. As such, the Company incurred $83,700 in financing charges.

Issuance of stock for exercise of options
-----------------------------------------
In October 2000, the Company issued 5,000 shares of its common stock to an employee who exercised stock options.

Agreement and plan of reorganization
------------------------------------

On October 31, 2000, the Company entered into an Agreement and Plan of Reorganization (Plan) with Pweb. The Plan includes the transfer of 18,425,830 shares of the Company's common stock in exchange for 2,800,000 shares of Pweb's common stock subject to the provisions of the Plan. Pweb has also committed to file a registration statement with the Securities Exchange Commission to cover the 2,800,000 shares issued pursuant to the Plan. Upon approval of the Plan by the Company's stockholders, the Company will be a wholly owned subsidiary of Pweb.

                      REPORT OF INDEPENDENT
                   CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
WordCruncher Internet Technologies, Inc.


We have audited the accompanying consolidated balance sheet of WordCruncher Internet Technologies, Inc. (a development stage company), as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements, audited by other auditors, for the period from November 5, 1996 (inception) to December 31, 1998 reflect total revenues and net loss of $107,162 and $818,127, respectively, of the related totals. Our opinion insofar as it relates to the cumulative amounts since inception included for such prior period, is based solely on the report of other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the 1999 financial statements referred to above present fairly, in all material respects, the consolidated financial position of WordCruncher Internet Technologies, Inc. (a development stage company), as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year then ended and cumulative amounts since inception in conformity with generally accepted accounting principles.

The Company is in the development stage as of December 31, 1999. Recovery of the Company's assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development plan and its transition, ultimately, to attaining profitable operations, is dependent upon obtaining adequate financing to fulfil its development activities and achieving a level of sales adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company has incurred consolidated cumulative net losses attributable to common stockholders of $12,217,868 since inception of operations. This factor, among others, as discussed in Note B to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern.
Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Grant Thornton LLP


Salt Lake City, Utah
March 6, 2000

                   CROUCH, BIERWOLF & CHISHOLM
                   Certified Public Accountants
                   50 West Broadway, Suite 1130
                    Salt Lake City, Utah 84101
                      Office: (801) 363-1175





                   INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of WordCruncher Internet Technologies, Inc.


We have audited the accompanying consolidated balance sheets of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the results of its consolidated operations and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Crouch, Bierwolf & Chisholm


Salt Lake City, Utah
January 21, 1999

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

                   CONSOLIDATED BALANCE SHEETS

                           December 31,

                              ASSETS

                                                        1999          1998
                                                   ------------- -------------
CURRENT ASSETS
  Cash and cash equivalents                        $  1,055,371  $    425,702
  Short-term investments (Note C)                     1,462,147             -
  Prepaid expenses                                      311,199             -
  Interest receivable                                     1,983             -
  Current maturities of notes receivable (Note F)         1,955             -
  Accounts receivable                                       736             -
                                                   ------------- -------------
    Total current assets                              2,833,391       425,702
                                                   ------------- -------------
PROPERTY AND EQUIPMENT, at cost (Note E)              1,930,335        81,419

NOTES RECEIVABLE, less current maturities (Note F)            -       100,200

OTHER ASSETS (Note D)                                     6,011        16,296
                                                   ------------- -------------

                                                   $  4,769,737  $    623,617
                                                   ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term obligations
   (Note G)                                        $          -  $    120,000
  Current maturities of capital lease obligations
   (Note H)                                             299,983        16,006
  Notes payable                                         659,682             -
  Accounts payable                                      306,349        10,421
  Accrued expenses                                       86,319        24,492
                                                   ------------- -------------
    Total current liabilities                         1,352,333       170,919

CAPITAL LEASE OBLIGATIONS, less current maturities
  (Note H)                                              253,350        11,614

COMMITMENTS (Notes H and I)                                   -             -

STOCKHOLDERS' EQUITY (Notes B, C, I, J, K, M and N)
  6% preferred stock, par value $0.01; liquidation
    preference $1,000; authorized 50,000 shares;
    issued and outstanding 6,300 shares in 1999
    and none in 1998                                         63             -
  Common stock, par value $0.001; authorized
    60,000,000 shares; issued and outstanding
    11,891,002 shares in 1999 and 11,877,002 shares
    in 1998                                              11,891        11,877
  Additional paid-in capital                         15,362,028     1,247,334
  Accumulated other comprehensive income                  7,940             -
  Deficit accumulated during the development stage  (12,217,868)     (818,127)
                                                   ------------- -------------

    Total stockholders' equity                        3,164,054       441,084
                                                   ------------- -------------

                                                   $  4,769,737  $    623,617
                                                   ============= =============

 The accompanying notes are an integral part of these statements.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

              CONSOLIDATED STATEMENTS OF OPERATIONS


                        Cumulative
                        amounts
                        since                  Year ended December 31,
                        inception         1999           1998        1997
                        ------------- ------------- ------------- ------------
Revenues                $    130,517  $     23,355  $     82,678  $    24,484
Cost of sales                 31,741        15,071        15,864          806
                        ------------- ------------- ------------- ------------
  Gross profit                98,776         8,284        66,814       23,678

Selling expenses             993,536       953,708        34,554        5,274
Research and
  development              1,591,390     1,198,546       266,563      126,281
General and
  administrative           1,764,678     1,340,486       217,318      206,874
Depreciation and
  amortization               195,994       179,169        10,406        6,419
Compensation expense
  for common stock and
  options (Note K)         1,452,610     1,452,610             -            -
                        ------------- ------------- ------------- ------------
  Total operating
    expenses               5,998,208     5,124,519       528,841      344,848
                        ------------- ------------- ------------- ------------

Loss from operations      (5,899,432)   (5,116,235)     (462,027)    (321,170)

Other income (expense)
  Interest income and
    other                    206,663       196,310         7,276        3,077
  Interest expense           (55,238)       (9,955)      (28,158)     (17,125)
                        ------------- ------------- ------------- ------------

                             151,425       186,355       (20,882)     (14,048)
                        ------------- ------------- ------------- ------------

     NET LOSS           $ (5,748,007) $ (4,929,880) $   (482,909) $  (335,218)
                        ============= ============= ============= ============

Deduction for dividends
 and accretion (Note J) $ (6,469,861) $ (6,469,861) $          -  $         -
                        ============= ============= ============= ============
Net loss attributable
 to common stockholders $(12,217,868) $(11,399,741) $   (482,909) $  (335,218)
                        ============= ============= ============= ============
Net loss per common
 share - basic and
 diluted (Note M)      $      (2.09) $      (0.96) $      (0.08) $     (0.61)
                       ============= ============= ============= ============
Weighted-average number
 of shares outstanding
 basic and diluted        5,850,408    11,879,919     6,100,679      545,535
                       ============= ============= ============= ============


 The accompanying notes are an integral part of these statements.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
           Years ended December 31, 1999, 1998, 1997, and period from November 5, 1996 (inception) to December 31, 1996

                                                                                                        Deficit
                                        Preferred Stock   Common Stock                    Accumulated   accumulated
                                Price   ---------------   ------------------  Additional  other         during the
                                per     Number of         Number of           paid-in     comprehensive development
                          Date  share   Shares    Amount  Shares      Amount  capital     income        stage
                         ------ ------- --------- ------- ----------- ------- ----------- ------------- ------------
Balances
 at November 5, 1996         -  $    -         -  $    -           -  $    -  $        -  $          -  $         -

Net loss                     -       -         -       -           -       -           -             -            -
                                        --------- ------- ----------- ------- ----------- ------------- ------------
Balances
 at December 31, 1996        -       -         -       -           -       -           -             -            -

Issuance of stock for
 cash to organizers      Jan 97  0.001         -       -     622,500     623          52             -            -

Issuance of stock
 for cash                Feb 97  0.001         -       -      67,500      67           8             -            -

Issuance of stock for
 license agreement
 (Note I)                Feb 97      -         -       -     110,742     111        (111)            -            -

Issuance of stock to
 employees for services  Sep 97  0.333         -       -     252,450     252      83,898             -            -

Issuance of stock for
 services performed      Aug 97  1.092         -       -      37,875      38      41,337             -            -

Net loss for the year         -      -         -       -           -       -           -             -     (335,218)
                                        --------- ------- ----------- ------- ----------- ------------- ------------
Balances
 at December 31, 1997         -      -         -       -   1,091,067   1,091     125,184             -     (335,218)

Issuance of stock
 for cash                Jul 98   4.17         -       -     120,000     120     499,880             -            -

Reverse acquisition
 and reorganization
 adjustment              Jul 98      -         -       -   9,885,435   9,886      (8,550)            -            -



                                   (Continued)
                                      F-38

                    WordCruncher Internet Technologies, Inc.
                          (a development stage company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   Years ended December 31, 1999, 1998, 1997,
        and period from November 5, 1996 (inception) to December 31, 1996

                                                                                                        Deficit
                                        Preferred Stock   Common Stock                    Accumulated   accumulated
                                Price   ---------------   ------------------  Additional  other         during the
                                per     Number of         Number of           paid-in     comprehensive development
                          Date  share   Shares    Amount  Shares      Amount  capital     income        stage
                         ------ ------- --------- ------- ----------- ------- ----------- ------------- ------------
Issuance of stock
 for cash                Jul 98   0.725        -       -     690,000     690     499,310             -            -

Issuance of stock for
 debt conversion         Jul 98    0.96        -       -      13,500      13      12,987             -            -

Issuance of stock for
 services                Oct 98    1.90        -       -      39,000      39      70,161             -            -

Issuance of stock for
 software technology     Oct 98    1.80        -       -      13,000      13      23,387             -            -

Issuance of stock for
 insurance coverage      Nov 98    1.00        -       -      25,000      25      24,975             -            -

Net loss for the year        -        -        -       -           -       -           -             -     (482,909)
                                        --------- ------- ----------- ------- ----------- ------------- ------------
Balances
 at December 31, 1998        -        -        -       -  11,877,002  11,877   1,247,334             -     (818,127)

Issuance of warrants
 for consulting
 services (Note K)       Jan 99       -        -       -           -       -     258,000             -            -

Issuance of preferred
 stock for cash, net
 of offering costs
 (Note J)                Feb 9    1,000    6,100      61           -       -   5,719,839             -            -

Issuance of preferred
 stock for cash, net
 of offering costs
 (Note J)               Mar 99    1,000      200       2           -       -     187,998             -            -



                                   (Continued)

                                      F-39


                    WordCruncher Internet Technologies, Inc.
                          (a development stage company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   Years ended December 31, 1999, 1998, 1997,
        and period from November 5, 1996 (inception) to December 31, 1996


                                                                                                        Deficit
                                        Preferred Stock   Common Stock                    Accumulated   accumulated
                                Price   ---------------   ------------------  Additional  other         during the
                                per     Number of         Number of           paid-in     comprehensive development
                          Date  share   Shares    Amount  Shares      Amount  capital     income        stage
                         ------ ------- --------- ------- ----------- ------- ----------- ------------- ------------
Issuance of common
 stock to employees
 for compensation        Jun 99    0.11        -       -       2,000       2       21,998             -            -

Issuance of common
 stock for exercise
 of options              Aug 99    0.10        -       -       4,000       4          396             -            -

Issuance of common
 stock for conversion
 of debt                 Dec 99    3.25        -       -       8,000       8       25,992             -            -

Issuance of stock
 options to employees    Jan -
 for compensation        Dec 99       -        -       -           -       -    1,430,610             -            -

Accretion of intrinsic
 value of preferred      Feb -
 stock (Note J)          Dec 99       -        -       -           -       -    6,131,944             -   (6,131,944)

Dividends on preferred   Feb -
 stock (Note J)          Dec 99       -        -       -           -       -      337,917             -     (337,917)

Unrealized gain on
 marketable securities
 (Note C)                    -        -        -       -           -       -            -         7,940            -

Net loss for the year        -        -        -       -           -       -            -             -   (4,929,880)
                                        --------- ------- ----------- ------- ----------- ------------- ------------
Balances
 at December 31, 1999        -        -    6,300  $   63  11,891,002  $11,891 $15,362,028 $       7,940 $(12,217,868)
                                        ========= ======= =========== ======= =========== ============= =============




         The accompanying notes are an integral part of this statement.
                                      F-40



                   WordCruncher Internet Technologies, Inc.
                         (a development stage company)

                           STATEMENTS OF CASH FLOWS

                                                Cumulative
                                                amounts
                                                since                  Year ended December 31,
                                                inception         1999           1998        1997
                                                ------------- ------------- ------------- ------------
Increase (decrease) in cash and cash equivalents
  Cash flows from operating activities
    Net loss                                    $ (5,748,007) $ (4,929,880) $   (482,909) $  (335,218)
    Adjustments to reconcile net loss to net
     cash used in operating activities
        Depreciation and amortization                195,994       179,169        10,406        6,419
        Issuance of common stock and options
          for compensation and other expenses      1,673,335     1,452,610        95,200      125,525
        Issuance of warrants for consulting
          services                                   258,000       258,000             -            -
        Changes in assets and liabilities
          Prepaid expenses                          (311,199)     (311,199)            -            -
          Interest receivable                         (1,983)        8,035        (7,141)      (2,877)
          Accounts receivable                           (736)         (736)            -            -
          Accounts payable                           301,349       295,928         4,251        1,170
          Accrued expenses                            86,319        61,827        19,063        5,429
                                                ------------- ------------- ------------- ------------

           Total adjustments                       2,201,079     1,943,634       121,779      135,666
                                                ------------- ------------- ------------- ------------

           Net cash used in operating activities  (3,546,928)   (2,986,246)     (361,130)    (199,552)
                                                ------------- ------------- ------------- ------------
Cash flows from investing activities
  Purchases of property and equipment             (1,279,458)   (1,260,831)      (18,627)           -
  Increase in short-term investments              (1,454,207)   (1,454,207)            -            -
  Repayment of notes receivable
    from related parties                             115,745       110,745         5,000            -
  Notes receivable issued to related parties        (117,700)      (12,500)      (23,200)     (82,000)
  Increase in deposits                                (5,076)            -        (5,076)           -
                                                ------------- ------------- ------------- ------------

           Net cash used in investing activities  (2,740,696)   (2,616,793)      (41,903)     (82,000)
                                                ------------- ------------- ------------- ------------

                                  (Continued)

                                     F-41

                   WordCruncher Internet Technologies, Inc.
                         (a development stage company)

                           STATEMENTS OF CASH FLOWS

                                                Cumulative
                                                amounts
                                                since                  Year ended December 31,
                                                inception         1999           1998        1997
                                                ------------- ------------- ------------- ------------
Cash flows from financing activities
  Proceeds from issuance of common stock           1,001,150           400     1,000,000          750
  Proceeds from issuance of preferred stock        6,300,000     6,300,000             -            -
  Payment of fees associated with issuance
   of preferred stock                               (392,100)     (392,100)            -            -
  Proceeds from issuance of notes payable            685,682       685,682             -            -
  Proceeds from issuance of long-term
   obligations                                       313,000             -        13,000      300,000
  Principal payments under capital lease
   obligations                                      (256,423)     (241,274)       (6,320)      (8,829)
  Principal payments of long-term obligations       (308,314)     (120,000)     (188,314)           -
                                                ------------- ------------- ------------- ------------

       Net cash provided by investing activities   7,342,995     6,232,708       818,366      291,921
                                                ------------- ------------- ------------- ------------

       Net increase in cash and cash equivalents   1,055,371       629,669       415,333       10,369

Cash and cash equivalents at beginning of period           -       425,702        10,369            -
                                                ------------- ------------- ------------- ------------

Cash and cash equivalents at end of period      $  1,055,371  $  1,055,371  $    425,702  $    10,369
                                                ============= ============= ============= ============




Supplemental disclosures of cash flow information
-------------------------------------------------
  Cash paid during the period for:
      Interest                                  $     49,128  $      4,584  $     29,888  $    14,656
      Income taxes                                         -             -             -            -

Noncash financing activities
----------------------------
  Purchase of equipment through lease
   obligations                                  $    818,177  $    766,987  $          -  $    51,190
  Unrealized gain on available-for-sale
   securities                                          7,940         7,940             -            -
  Issuance of common stock for debt conversion        39,000        26,000        13,000            -



       The accompanying notes are an integral part of these statements.

                                     F-42

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

      1.  Organization and principles of consolidation

     WordCruncher Internet Technologies, Inc. (the Company) was incorporated on November 5, 1996 in the State of Utah under the name of Redstone Publishing, Inc. On March 10, 1997, the Company changed its name to WordCruncher Publishing Technologies, Inc. During July 1998, the Company merged with Dunamis, Inc. a public company organized in the State of California. Dunamis had approximately $1 million of cash and essentially no other assets and liabilities. Management of Dunamis resigned and management of the Company now manages the consolidated entity. The merger was recorded as a reverse acquisition, therefore WordCruncher is the accounting survivor.

     In connection with the merger, Dunamis, the legal survivor, changed its name to WordCruncher Internet Technologies, Inc. and changed its domicile to the State of Nevada. The Company's headquarters are in Draper, Utah, where the Company is engaged in the development and marketing of a business information Internet site. The Internet site is specialized for business professionals and the business-to-business marketplace. The Company has acquired a license agreement from a University wherein the Company has an exclusive, worldwide right to sell, develop and manufacture the "WordCruncher" technology.

     2.     Stock split and change in par value

     In July 1998, the Company authorized a 3 for 1 forward stock split. These financial statements have been retroactively restated to reflect the stock split. Pursuant to the reverse merger with Dunamis, the Company's par value of its common stock changed to $.001 per share. This change has also been retroactively applied.

     3.     Development stage company

     The Company is a development stage company and is concentrating substantially all of its efforts in raising capital and developing its business information Internet site for future commercial release.

     4.     Software development costs

     Software development costs incurred in the development of software related products are charged to expense as incurred. Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is established by the Company upon completion of a working model. Software development costs incurred by the Company subsequent to technological feasibility have been insignificant.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     5.     Recognition of revenue

     The Company recognizes income and expense on the accrual basis of accounting. During the development stage, the Company has received revenues for certain services provided for indexing printed materials to online format. Revenue is recorded when the services are completed. The Company also generates revenues during the development stage from the sale of its publishers' proprietary version of the search engine technology. This technology is sold separately without future performance such as upgrades or maintenance, and is not sold with support services, therefore revenue is recorded upon the sale and delivery of the product. Licensing fees are also received from the sublicensing of this technology which is included in the software of certain sublicenses. Licensing fees are recorded as revenue as software is reported as sold by the sublicensee.

     6.     Cash and cash equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

     7.     Short-term investments

     Short-term investments are comprised of various government securities, commercial paper and other securities, which mature in one year or less and are classified as available-for-sale. Available-for-sale securities are measured at fair value with net unrealized gains and losses reported in equity.

     8.     Fair value of financial instruments

     The fair value of the Company's cash equivalents, receivables, accounts payable and accrued liabilities approximate carrying value due to the short-term maturity of the instruments. The fair value of long-term obligations approximate carrying value based on their effective interest rates compared to current market rates.

     9.     Use of estimates

     In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     10.     Depreciation and amortization

     Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     10.     Depreciation and amortization - continued

     Property and equipment under capital leases are amortized over the lessor of the life of the asset or the term of the lease.

     Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

     11.     Income taxes

     In 1997, WordCruncher Publishing Technologies, Inc. elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company did not pay corporate income taxes on its taxable income during that period of time. Instead, the stockholders were liable for individual income taxes on their respective shares of the Company's net operating income in their individual income tax returns. Effective July 1, 1998, the Company filed consolidated tax returns with its parent and terminated its S-Corporation status.

     Since July 1, 1998, the Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income tax liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities.

     12.     Comprehensive income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes standards for disclosure and financial statement display for reporting total comprehensive income and its individual components. Comprehensive income, as defined, includes all changes in equity during a period from nonowner sources. The Company's comprehensive income includes net loss and unrealized gains on investments and is displayed in the statement of stockholders' equity.

     13.     Net loss per common share

     The computation of net loss per common share is based on the weighted-average number of shares outstanding during each period presented. Diluted loss per common share would include the dilutive potential effects of options, warrants, and convertible and reset features of Series A preferred stock, but were not included in the calculation of diluted EPS because their effects were antidilutive.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     14.     Certain reclassifications

     Certain nonmaterial reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.


NOTE B - GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage company, has generated only limited revenue through December 31, 1999, and has sustained losses from operations each period since inception. In addition, it has a deficit accumulated during the development stage of $12,217,868. Also, the Company has used cash in, rather than provided cash from, its operations.

     In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

     The Company has taken the following steps to revise its operating and financial requirements which it believes are sufficient to provide the Company with the ability to continue in existence:

    * During February and March 1999, Company received a total of $6,300,000 for a preferred stock offering (Note J).
    * During December 1999, the Company's pending S-1 Registration Statement became effective.
    * Through January 2000, the Company entered into agreements with prominent ad serving and reporting technology companies to utilize various technologies for its site management.
    * Also in January 2000, the Company has selected a full-service advertising agency to promote its planned business information Internet site.
    * In March of 2000, negotiations were underway to obtain up to $15,000,000 of additional financing.
    * In March 2000, the Company completed a working model of its planned business information Internet site.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997


NOTE C - SHORT-TERM INVESTMENTS

     At December 31, 1999, the cost, fair value and unrealized gain on short-term investments are as follows:


        Fair value          $      1,462,147
        Cost                       1,454,207
                            ----------------

        Unrealized gain     $          7,940
                            ================

NOTE D - OTHER ASSETS

        Other assets consist of the following:


                                       1999           1998
                                   ------------- -------------
        Deposits                   $      5,076  $      5,076
        Other                               935         1,202
        Interest receivable                   -        10,018
                                   ------------- -------------

                                   $      6,011  $     16,296
                                   ============= =============

NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment, at cost and estimated useful lives are as follows:

                                                          Estimated
                                                          useful
                                 1999          1998       lives
                               ------------ ------------- -------------
Computer equipment             $ 1,217,668  $     54,352      5
Furniture and fixtures              49,392         5,358      7
Software technology                858,868        38,400      3
                               ------------ -------------
                                 2,125,928        98,110
Less accumulated depreciation      195,593        16,691
                               ------------ -------------

  Total property and equipment $ 1,930,335  $     81,419
                               ============ =============

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE F - NOTES RECEIVABLE - RELATED PARTIES

     Notes receivable consist of the following:

                                                   1999          1998
                                                ------------- -------------
8% note receivable from a former employee,
 interest and principal due in full April 2000,
 not collateralized                             $      1,955  $          -

8% note receivable from an officer, interest
 and principal due in full January 1, 2000,
 received in full in 1999                                  -         66,700

8% note receivable from an officer, interest
 and principal due in full January 1, 2002,
 received in full in 1999                                  -         29,500

8% note receivable from a corporation owned
 by an officer, interest and principal due in
 full January 1, 2000, received in full in 1999            -          4,000
                                                ------------- -------------
                                                       1,955        100,200

Less current maturities                                1,955              -
                                                ------------- -------------

                                                $          -  $     100,200
                                                ============= =============

NOTE G - LONG-TERM OBLIGATIONS

     At December 31, 1998, the Company had prime plus 1.5 percent (9.25 percent) notes payable to officers in the amount of $120,000. Interest payments were due monthly, and principal was due in December 1999. The notes were not collateralized and were paid in full in 1999.

NOTE H - LEASES

     1.     Operating leases

     The Company leases their office facilities under an operating lease, which expires in March 2002. Future minimum lease payments are as follows:

        Year ending December 31,
        -----------------------
               2000                     $         44,933
               2001                               44,933
               2002                               11,233
               Thereafter                              -
                                        ----------------

                                        $        101,099
                                        =================

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE H - LEASES - CONTINUED

     2.     Capital lease obligations

     Included in property and equipment is $818,177 and $51,101 of computer equipment under capital leases at December 31, 1999 and 1998, respectively. The related accumulated amortization is $56,411 and $16,333 at December 31, 1999 and 1998, respectively.

     Future minimum lease payments at December 31, 1999, are as follows:

       Year ending December 31,
       -----------------------
       2000                                             $   335,930
       2001                                                 260,923
       2002                                                   3,388
       Thereafter                                                 -
                                                        ------------
          Total minimum lease payments                      600,241

       Less amount representing interest                     46,908
                                                        ------------
          Present value of net minimum lease payments       553,333

       Less current maturities                              299,983
                                                        ------------

        Noncurrent portion                              $   253,350
                                                        ============

NOTE I - COMMITMENTS

     1.     Licenses

     On February 14, 1997, the Company signed an exclusive license agreement with Brigham Young University (BYU), a Utah nonprofit corporation and educational institution, wherein the Company has the worldwide rights to market, modify, develop and manufacture the "WordCruncher" technology, which is a software program used to search data for specific items (search engine). The term of the license covers the underlying period of the patent as provided for by federal law, which is 17 years. The agreement calls for license fees and royalties of three percent of adjusted gross sales, and 50 percent of royalty payments from sublicenses. Annual minimum royalties begin for the calendar year 1999 and are due the quarter following the year end, as specified below. Minimum royalty payments will be capped at $150,000 from 2002 forward. The Company acquired the license through stock issuance, and was required to maintain BYU's equity interest of 10 percent through July 1998.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE I - COMMITMENTS - CONTINUED

      1.     Licenses - continued

      The Company is committed to minimum royalty payments as follows:

     Year ending December 31,
     -----------------------
        2000                          $      50,000
        2001                                100,000
        2002                                150,000
        2003                                150,000
        2004                                150,000
        Thereafter                        1,368,750
                                      --------------

                                      $   1,968,750
                                      ==============

     These minimum royalties are due as long as the license agreement is in effect.

     2.     Employment agreements

      The Company has six employment and severance agreements with certain officers and a manager of the Company. Salaries covered by these agreements range from $100,000 to $120,000 annually, subject to annual adjustment. Contracts with three individuals provide for annual salaries of $120,000 (plus annual increases of at least eight percent and cash bonuses determined by the board of directors or the compensation committee), and are for terms of three years expiring in August 2001. The agreements provide for severance equal to one year's salary if the individual is terminated without cause. Furthermore, if there is a change in control as defined by these three agreements, the contracts provide for compensation equal to five times the average of the sum of amounts paid to the executive for salary for the five fiscal years immediately preceding the date of the change in control. The other three contracts provide for annual salaries of $84,000 to $100,000 (plus monthly commissions equal to 50 percent of monthly base salary and/or annual incentive bonuses equal to 30-60 percent of annual base salary), and are for terms of two years expiring April through December 2001. The agreements also provide for severance equal to 90 days of the employee's base salary plus the maximum amount of incentive pay the employee would have earned in the same 90 day period. Furthermore, if there is a change in control, as defined by these agreements, the contracts provide for compensation equal to the employee's annual base salary. There is no provision for any severance payments under these employment contracts.

      3.     Consulting and development contract

      The Company has entered into a consulting and development contract in connection with the launch of its website. The Company is required to pay a fixed price of $500,000 in exchange for these services, to be paid in four installments based upon meeting certain milestones. At December 31, 1999, $275,000 remains payable under this contract.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE J - PREFERRED STOCK

     In January of 1999, the Board of Directors approved the creation of Series A Convertible Preferred Stock (Preferred Stock) and authorized 50,000 shares. The Preferred Stock has a stated value of $1,000 per share, and a cumulative dividend of 6 percent. The Company issued 6,100 and 200 shares of the Preferred Stock in February and March of 1999, respectively. The Preferred Stock is convertible into a total of 625,000 shares of the Company's common stock at a conversion rate of $10.08 per share. The conversion price is based on the average closing price of the Company's common stock during the 20 day period immediately preceding the closing of the preferred issuance.
The Preferred shares hold no voting rights and have liquidation preferences of $1,000 per share and cumulative dividends.

     The Preferred shareholders have a limited right to receive additional shares of common stock ("reset shares") if the market price of the common stock is less than the "reset price" of $12.096 per share for a ten day period of time following certain reset dates (adjustment price). The additional shares are calculated as the difference between the reset price and the adjustment price, multiplied by one third of the purchase price of Preferred stock divided by the conversion price, divided by the adjustment price. The reset dates commence 150, 240 and 360 calendar days following the issuance of the Preferred Stock. As of December 31, 1999, the holders of Preferred stock are entitled to receive 574,867 shares of common stock under this provision.

     On the dates that the Preferred Stock was issued, the intrinsic values of the beneficial conversion feature were $10,995,740 and $31,994 in February and March, respectively. The intrinsic values were derived by the difference between the conversion price and the market value of the common stock on the day of the preferred stock issuance multiplied by the number of common shares into which the Preferred Stock is convertible. The closing price of the stock was $28.25 and $11.69 at each of the respective closing dates. The proceeds received from the sale of these convertible instruments were $6,100,000 and $200,000, respectively. Because the intrinsic values of the beneficial conversion features are greater than the proceeds received, the discounts assigned to the convertible instruments are $6,100,000 and $31,944, respectively, creating a total discount of $6,131,944. The Preferred Stock became fully convertible into common stock as of November of 1999 and the discount was accreted accordingly during 1999 and is reflected on the statement of operations as a deduction for dividends and accretion.

     Offering cost related to the issuance of Preferred Stock total $392,100 and have been netted with the proceeds for reporting purposes.

     Cumulative Preferred dividends total $337,917 as of December 31, 1999.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE K - STOCK OPTIONS AND WARRANTS

     1.     Stock options

     The Company provides for issuance of stock options to certain employees, directors, officers and others. There has been no formal stock option plan adopted as of December 31, 1999. The Board of Directors has approved the granting of options as follows:

     Directors, officers and key employees have been granted options to acquire 1,079,000 shares of common stock. The options were granted at various dates at prices ranging from $0.10 to $5.54 per share, which amounts represent prices below market price of the Company's shares on the dates granted as determined by the Board of Directors. The options vest periodically through November 2002 and expire through June 2003.

     Fair market value of options granted

     The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". Therefore, the Company accounts for stock based compensation under Accounting Principles Board Opinion No. 25, under which compensation cost has been recognized using the intrinsic value method. Under this method, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. Had compensation cost been determined based upon the fair value of the options at the grant date consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share would have been changed to the following pro forma amounts:

                                                      1999
                                                  --------------
     Net loss attributable to    As reported      $ (11,399,741)
      common stockholders        Pro forma          (11,453,549)

     Net loss per common share   As reported               (.96)
      basic and diluted          Pro forma                 (.96)

    The fair value of these options was estimated at the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions: expected volatility of 120 percent; risk-free interest rate of 6.5 percent; and expected life of 3.50 years. The weighted-average fair value of options granted was $4.75.

    Option pricing models require the input of highly sensitive assumptions, including the expected stock price volatility. Also, the Company's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE K - STOCK OPTIONS AND WARRANTS - CONTINUED

    Information with respect to the Company's stock options is as follows:

                                                                 Weighted-
                                                                 average
                                        Stock       Exercise     exercise
                                        options     price        price
                                        ----------- ------------ ------------
   Outstanding at January 1, 1997                -  $        -   $         -
    Granted                                      -           -             -
    Exercised                                    -           -             -
    Canceled/expired                             -           -             -
                                        ----------- ------------ ------------
   Outstanding at December 31, 1997              -           -             -
    Granted                                      -           -             -
    Exercised                                    -           -             -
    Canceled/expired                             -           -             -
                                        ----------- ------------ ------------
   Outstanding at December 31, 1998              -           -             -
    Granted                              1,079,000   0.10 - 5.54         1.79
    Exercised                               (4,000)         0.10         0.10
    Canceled/expired                             -           -            -
                                        ----------- ------------ ------------
   Outstanding at December 31, 1999      1,075,000  $0.10 - 5.54 $       1.80
                                        =========== ============ ============
   Exercisable at December 31, 1999        116,833  $       0.10 $       0.10
                                        =========== ============ ============

     Additional information regarding stock options outstanding and exercisable at December 31, 1999 is summarized as follows:


             Options Outstanding                  Options Exercisable
--------------------------------------------  -------------------------------
                                 Weighted
                                 average      Weighted              Weighted
                                 remaining    average               average
Range of            Number       contractual  exercise  Number      exercise
exercise prices     outstanding  life (years) price     exercisable price
------------------- -----------  ------------ --------- ----------- ---------
$ 0.10                  440,000        13.3   $  0.10       116,833 $  0.10
$ 2.72 - $ 2.77         550,000        21.0      2.73             -       -
$ 3.00 - $ 3.47          35,000         1.3      3.17             -       -
$ 5.54                   50,000         1.9      5.54             -       -
                    -----------                         -----------

                      1,075,000        37.5   $  1.80       116,833 $  0.10
                    ===========                         ===========

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE K - STOCK OPTIONS AND WARRANTS - CONTINUED

      2.     Warrants

     Series A, B and C warrants

     In connection with the sale of Series A Convertible Preferred Stock (Note
J), purchasers, were issued Series A and B warrants to purchase the Company's common stock. Series C warrants were also issued to a third party for a finder's fee.

     Series A warrants allow holders to purchase up to an aggregate of 71,069 shares of common stock at a weighted-average price of $34.53 per share.

     Series B warrants allow holders to purchase up to an aggregate of 47,380 shares of common stock at a weighted-average of $41.44 per share.

     Series C warrants allow holders to purchase up to 189,000 shares of common stock at a weighted-average price of $29.01 per share.

     All 307,449 Series A, B and C warrants expire in February 2004.


     Other warrants issued for services

     In January of 1999, and in conjunction with the sale of Series A Convertible Preferred Stock (Note J), the Company issued warrants to purchase 200,000 shares of the Company's common stock to its investor relations consultant. The warrants were issued with an exercise price of $5.00 per share and are fully vested at December 31, 1999. The fair value of $1.29 was estimated as the value of the services performed. Consulting expenses relating to these warrants totaled $258,000 during 1999.

     Information with respect to the Company's warrants is as follows:

                                                           Weighted-
                                               Number      average
                                               of shares   exercise price
                                               ----------- --------------
Outstanding at January 1, 1997                          -  $           -
  Granted                                               -              -
  Exercised                                             -              -
  Forfeited                                             -              -
                                               ----------- --------------
Outstanding at December 31, 1997                        -              -
  Granted                                               -              -
  Exercised                                             -              -
  Forfeited                                             -              -
                                               ----------- --------------
Outstanding at December 31, 1998                        -              -
  Granted                                         507,449  $       21.48
  Exercised                                             -              -
  Forfeited                                             -              -
                                               ----------- --------------
Outstanding at December 31, 1999                  507,449  $       21.48
                                               =========== ==============
Warrants exercisable at December 31, 1999         507,449  $       21.48
                                               =========== ==============

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE L - INCOME TAXES

     The income tax expense (benefit) reconciled to the tax computed at the federal statutory rate of 34 percent is as follows:

                                                        1999          1998
                                                    ------------- ------------
Income tax benefit at statutory rate                $ (1,676,159) $  (164,189)
Income tax attributed to the S-Corporation                     -        8,560
State income tax benefit, net of federal tax benefit    (115,157)     (15,936)
Nondeductible option compensation                        493,887            -
Deductible stock option compensation                      (6,068)           -
Change in valuation allowance                          1,301,627      169,896
Other, net                                                 1,870        1,669
                                                    ------------- ------------
          Income tax expense                        $          -  $         -
                                                    ============= ============

Deferred income tax assets and liabilities are as follows:

                                                        1999          1998
                                                    ------------- ------------
Deferred tax assets
  Deferred expenses                                 $    146,465  $         -
  Net operating losses                                 1,442,150      169,896
                                                    ------------- ------------
                                                       1,588,615      169,896
Less valuation allowance                              (1,471,524)    (169,896)
                                                    ------------- ------------
                                                         117,091            -
                                                    ------------- ------------
Deferred tax liabilities
  Deferred income                                       (117,091)           -
                                                    ------------- ------------
        Net deferred tax assets (liability)         $          -  $         -
                                                    ============= ============


      The Company has sustained net operating losses in each of the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit for any of the period presented. The increase in the valuation allowance was $1,301,628 and $169,896 for the years ended December 31, 1999 and 1998, respectively.

      As of December 31, 1999, the Company had net operating loss carryforwards for tax reporting purposes of approximately $3,866,354 expiring in various years through 2019.

      Through June 30, 1998, the Company elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Effective July 1, 1998, the Company revoked its S election, and will therefore be a taxable entity under the provisions of Subchapter S of the Internal Revenue Code.

             WordCruncher Internet Technologies, Inc.
                  (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 December 31, 1999, 1998 and 1997

NOTE M - NET LOSS PER COMMON SHARE

                         Cumulative
                         amounts
                         since                  Year ended December 31,
                         inception         1999           1998        1997
                         ------------- ------------- ------------- -----------
Common shares outstanding
 during the entire period           -     11,877,002     1,091,067          -

Weighted-average common
 shares issued during the
 period                     5,850,408          2,917     5,009,612    545,535
                         ------------- ------------- ------------- -----------
Weighted-average common
 shares used in basic EPS   5,850,408     11,879,919     6,100,679    545,535

Dilutive effects of
 potential common shares            -              -             -          -
                         ------------- ------------- ------------- -----------
Weighted-average number
 of common shares and
 dilutive potential
 common stock used in
 diluted EPS                5,850,408     11,879,919     6,100,679    545,535
                         ============= ============= ============= ===========

     For the years ended December 31, 1999, 1998 and 1997, and for cumulative amounts since inception, all of the convertible securities, reset provisions, options and warrants discussed in Notes J and K were not included in the computation of diluted EPS because to do so would have been antidilutive.


NOTE N - SUBSEQUENT EVENTS

      1.      Company name change

      In January 2000, the Company began conducting business under the name "Logio".

      2.      Preferred stock conversion

      Through March 2000, 6,300 shares of the Company's preferred stock were converted into 625,000 common shares and 728,046 "reset shares" of the Company's common stock were issued to preferred shareholders (Note J). Also, through March 2000, cumulative dividends were paid to preferred shareholders in the form of 61,650 shares of the Company's common stock.

      3.      Options granted
       Through March 2000, options for 5,000 shares of the Company's common stock were granted to an employee.

       4.     Options and warrants exercised

       Through March 2000, warrants were exercised for 158,000 shares of the Company's common stock and options were exercised for 4,000 shares of the Company's common stock.

                       INDEX TO APPENDICES

Appendix A: Nevada Revised Statutes Dissenters Rights............App - 2
Appendix B: Logio stockholder's demand form......................App - 9

                              App -1

                         RIGHTS OF DISSENTING OWNERS


     NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.50, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

      NRS 92A.305 "Beneficial stockholder" defined. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

      NRS 92A.310 "Corporate action" defined. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.315 "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

     NRS 92A.320 "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

      NRS 92A.325 "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.330 "Stockholder of record" defined. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.335 "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

      NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995,
2087)

      NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

      NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in

                              App -2
connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation. 1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled. 2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

      NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

   1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

      (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

      (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

      (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

    2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087)

      NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

   1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

                              App -3

      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                   (I) The surviving or acquiring entity; or

                   (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph
(b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

      NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

      2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial
stockholder asserts dissenter's rights; and        (b) He does so with respect
to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

      NRS 92A.410  Notification of stockholders regarding right of dissent.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and sent them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

      NRS 92A.420  Prerequisites to demand for payment for shares.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

                              App- 4

      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) Must not vote his shares in favor of the proposed action.

      2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)

      NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
      1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

      NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

      1.  A stockholder to whom a dissenter's notice is sent must:

      (a) Demand payment;

      (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

      (c) Deposit his certificates, if any, in accordance with the terms of the notice.

      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's
notice, is not entitled to payment for his shares under this chapter.   (Added
to NRS by 1995, 2090; A 1997, 730)

                              App -5

      NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

      NRS 92A.460  Payment for shares: General requirements.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

      (a) Of the county where the corporation's registered office is located;
or

      (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

      (b) A statement of the subject corporation's estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

      (e) A copy of NRS 92A.300 to 92A.500, inclusive.  (Added to NRS by 1995,
2090)

      NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

      NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

                              App-6

      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

      NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

      NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

                              App-7

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:


      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)

                              App-8

                        DEMAND FOR PAYMENT

     The date the Logio, Inc. ("Logio") Board of Directors approved and adopted the terms of the share exchange with Pacific WebWorks, Inc. ("Pacific WebWorks"), whereby Logio shall be a wholly owned subsidiary of Pacific WebWorks, having occurred on October 31, 2000, the undersigned Stockholder, having been the beneficial owner of _____________ of the common shares of Logio, hereby demands payment for such stock pursuant to said Stockholder's dissent rights. Said Stockholder hereby certifies that said Stockholder did, in fact acquire beneficial ownership of said stock before such date.

Dated: ________________________

                                        ___________________________
                                        Stockholder Signature


                                        __________________________
                                        Stockholder (print name)


                                        __________________________
                                        Address, City, State and Zip


                                        (__)_______________________
                                        Telephone


                              App -8

No person is authorized to give any
information or to make any representation
not contained in this Prospectus/Proxy
Statement, and if given or made, such
information or representation should not          Pacific WebWorks, Inc.
be relied upon as having been authorized.
This Prospectus/Proxy Statement does not
constitute an offer to exchange or sell,         Offer to exchange each
or a solicitation of an offer to exchange            outstanding share
or sell, or a solicitation of an offer to       of Logio, Inc. common stock
exchange or purchase, the securities offered           for shares of
hereby, or the solicitation of a proxy, in        Pacific WebWorks, Inc.
any jurisdiction to or from any person to
whom it is unlawful to make such offer of            ________________
solicitation in such jurisdiction.  Neither
the delivery of this Prospectus/Proxy
Statement nor any distribution of the
securities to which this Prospectus/Proxy               PROSPECTUS
Statement relates shall, under any
circumstances, create an implication that            PROXY STATEMENT
there has been no change in the affairs of
Pacific WebWorks and Logio since the date            _________________
hereof.
              ____________                           December __, 2000

           TABLE OF CONTENTS

                                       Page
    Information About the Transaction
    ---------------------------------
Summary...................................4
Summary Term Sheet....................... 5
Risk Factors .............................8
Terms of the Acquisition ................10
Interests of Experts and Counsel.........14
Disclosure of Commission's Position on
  Indemnification for Securities Act
  Liability..............................14
Pro Forma Financial Information .........14


    Information About Pacific WebWorks
    ----------------------------------
Business.................................18
Properties...............................24
Legal Proceedings .......................24
Market for Common Equity and Related
   Stockholder Matters ..................24
Selected Financial Data .................25
Management's Discussion and Analysis.... 26
Changes in and Disagreements With
   Accountants...........................30

    Information About Logio
    -----------------------
Business.................................31
Properties ..............................36
Legal Proceedings .......................36
Selected Financial Data..................36
Management's Discussion and Analysis.....37
Changes in and Disagreements With
 Accountants ............................43

    Voting and Management Information
    ---------------------------------
Information Regarding the Meeting........45
Questions and Answers Regarding
  the Meeting............................45
Logio Voting Securities and
   Principal Holders.....................46
Dissenters Rights........................48
Management...............................48
Principal Holders of Pacific
 WebWorks Shares.........................51
Certain Relationships and Related
  Transactions...........................52

    Financial Statements
    --------------------
Index to Financial Statements............53

    Appendices
    -----------
Appendix A: Nevada Revised Statutes
  Dissenters' Rights .................App-2
Appendix B: Logio Stockholder's
  Demand Form.........................App-9

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither our Articles of Incorporation nor our bylaws provide for the indemnification of a present or former director or officer. However, we have purchased director and officer liability insurance with limits of $1 million per loss and $1 million per policy year per insured. Pursuant to Nevada Revised Statutes Sections 78.750 and 78.751 we must indemnify a director, officer, employee, or agent of the corporation who is successful on the merits or otherwise in defense of any action or suit. This indemnification shall include expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at the request of the corporation as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because this individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

ITEM 21: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

No.    Exhibit                                                      Location
2.1    Agreement and Plan of Merger between Asphalt Associates,       (1)
       Inc. and Utah WebWorks, Inc., dated January 11, 1999
2.2    Agreement and Plan of Reorganization between Pacific
       WebWorks and IntelliPay, dated April 4, 2000                   (2)
2.3    Agreement and Plan of Reorganization between Pacific
       WebWorks and Logio, dated October 31, 2000                     (6)
3.1    Articles of Incorporation of Asphalt Associates, Inc.          (1)
3.2    Articles of Merger for Asphalt Associates, Inc.,
       dated January 6, 1999                                          (1)
3.4    Amended and Restated Bylaws of Pacific WebWorks, Inc.          (1)
5.1    Opinion of Cindy Shy, P.C.                              To be filed by
                                                                   amendment
10.1   Master Service Agreement between Electric Lightware,
       Inc., and Utah WebWorks, Inc., dated February 2, 1998.         (1)
10.2   Internet Access Agreement, Addendum to Master Service
       Agreement between Electric Lightwave, Inc., and Utah
       WebWorks, Inc., dated February 2, 1998                         (1)
10.3   Form of Employment Agreement with management                   (1)
10.4   Lease Agreement between Utah WebWorks, Inc., and
       Westgate Business Center dated January 11, 1999                (1)
10.5   Strategic Reseller Agreement with U.S. Merchant Systems        (1)
10.6   Amended Form of Reseller Agreement                             (1)
10.7   Promissory Note issued to Capital Communications, Inc.         (1)
10.8   Purchase Agreement between Pacific WebWorks and U.S.
       Merchant Systems, Inc., dated February 22, 1999                (3)
10.9   Registration Rights Agreement between Pacific WebWorks
       and Midwest First National, Inc. and Condiv Investments,
       Inc. and Columbia Financial Group, dated February 22, 2000     (5)
10.10  Consultant Agreement between Pacific WebWorks and
       Columbia Financial, dated January 10, 2000.                    (4)
21.1   Subsidiaries of Pacific WebWorks                             Attached
23.1   Consent of Crouch, Bierwolf & Chisholm                       Attached
23.2   Consent of Crouch Bierwolf & Chisholm                        Attached
23.3   Consent of Grant Thornton LLP                                Attached
23.4   Consent of Cindy Shy, P.C.                            See exhibit 5.1
24.1   Power of Attorney                                  See signature page
27.1   Financial Data Schedule                                     Attached

(1) Incorporated by reference to Pacific WebWork's Form 10, as amended, file No. 0-26731, filed July 16, 1999.
(2) Incorporated by reference to Pacific WebWork's Form 8-K, filed April 19,
    2000
(3) Incorporated by reference to Pacific WebWork's Form 10-K, filed March 10,
    2000
(4) Incorporated by reference to Pacific WebWork's Form 10-Q, as amended, filed May 15, 2000
(5) Incorporated by reference to Pacific WebWorks's Form S-1 Registration Statement, effective June 12, 2000.
(6) Incorporated by reference to Pacific WebWork's Form 8-K, filed November 14, 2000.

ITEM 22: UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. Pursuant to Rule 415, to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which will include:

  a. Any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
  c. To include any additional or changed material information on the plan of distribution disclosed in the registration statement.

2. For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

5. That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Salt Lake City, state of Utah.

PACIFIC WEBWORKS, INC.
a Nevada Corporation


    /s/ Christian R. Larsen                                11/28/00
By: _____________________________________Date: ______________________________
      Christian R. Larsen
      President, Chief Executive Officer, Director

                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian R. Larsen and Allan E. Oepping, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.


     /s/ Christian R. Larsen                         11/28/00
By:____________________________________  Date:_______________________________
      Christian R. Larsen
      President, Chief Executive Officer,
      Director


By: /s/ /s/ Allan E. Oepping                         11/28/00
   ____________________________________  Date:______________________________
       Allan E. Oepping, Director


       /s/ Erik K Schmitter                          11/28/00
By:____________________________________  Date:______________________________
       Erik K. Schmitter, Director


     /s/ Benjamin A. Black                           11/28/00
By: ___________________________________  Date:______________________________
      Benjamin A. Black, Director


     /s/ Tom Hill                                    11/28/00
By: __________________________________   Date: _____________________________
      Tom Hill, Director


     /s/ Lamar P. Taylor                             11/28/00
By:____________________________________  Date:_______________________________
     Lamar P. Taylor, Director